UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AMERICAN EAGLE OUTFITTERS, INC.

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AEO INC. P R O X Y R E P O R T 2 0 2 0
Our purpose is to show the world that there’s REAL power in the optimism of youth.

We are AMERICAN EAGLE Our purpose is to enable self-expression & individuality. Our brand is a platform for creativity. This is what makes us unique. #AExME is our collaboration with our customers and you. It’s a place to share your style, your creativity, and your story. We want the people who wear our clothes to make them their own. #AExME
Aerie The Aerie mission is to empower all women to love their real selves. We make products that feel REAL good. We celebrate body positivity — all bodies should be happy and free of retouching. We stand for inclusivity and real representation. Every woman should see herself in Aerie. We are a community that celebrates one another. Because we show up stronger, together.
Let the real you shine.™

April 22, 2020

Dear Fellow Stockholders,

As I write this letter, we are experiencing an unprecedented global health pandemic that has materially impacted our people, our businesses, and our communities. Due to health concerns related to COVID-19, we have temporarily closed our corporate offices and 1,000+ store locations in North America. We have consulted with medical professionals, and implemented new sanitization, cleaning, and health protocols for our distribution centers so that they can safely remain operational. Perhaps most importantly, we are working tirelessly to ensure that when we are able to return to our store and office locations, we will do so by putting PEOPLE first, with the health of our associates and customers as our top priority. I have been inspired by how the AEO community has come together during this difficult time in our history to diligently and passionately protect the welfare of our associates and our customers, while also effectively managing business continuity to ensure we will have a bright future.

While we could have never predicted the extreme circumstances we now find ourselves facing, the strategic initiatives that have guided us in recent years will allow us to emerge as a stronger company once this pandemic is behind us. We entered 2020 with a strong cash position and two of the most recognized and beloved brands in specialty retail, American Eagle and Aerie. Our investments in merchandise innovation, omni-channel capabilities, supply chain, and inventory rationalization are allowing us to be agile in a time of disruption, when the ability to quickly reduce or move inventory between locations is of paramount importance. Our culture of caring and optimism is allowing us to pull together, provide support to others, and find new ways to move forward in a time of uncertainty.

Looking back specifically at the past year, some Fiscal 2019 highlights include:

•

Strong Merchandise Drives Sales Growth and Customer Gains: Our compelling merchandise strategies, including apparel choices in Aerie and new sizes and fabrications in AE jeans, allowed us to deliver sales improvements in each quarter of the year, reaching a record of $4.3 billion in revenue, an increase of 7% over the prior year. In fact, we marked 20 consecutive quarters of comparable sales growth. We gained market share in both American Eagle and Aerie, and we experienced positive traffic to our stores, outperforming mall averages. While our bottom line results fell short of our expectations, our current priorities revolve around product improvements, reductions in choice counts, and inventory optimization to ensure we drive profits as well as sales going forward.

•

Aerie Continues Record Breaking Momentum and Becomes a Market Leader for Intimates and Feel-Good Apparel: Our emerging Aerie brand continued to demonstrate incredible momentum in Fiscal 2019, marking its place as one of the fastest growing and most exciting brands in specialty retail. Comparable sales increased 20% and the brand has delivered 21 straight quarters of double-digit growth. Aerie also controlled promotions, resulting in improved flow-through of its solid top-line results. We see tremendous runway ahead for this brand, as it continues to capture the love of customers through comfortable quality merchandise, positive messaging, and empowering marketing.

•

AE Jeans Outperform, While AE X Me Becomes a Platform for Individuality and Optimism: Another powerful growth vehicle for our company is our AE jeans business. In Fiscal 2019, we marked our 26th consecutive quarter of record sales for AE jeans. The category was strong across genders in each quarter of the year, demonstrating remarkable consistency. American Eagle brand dresses, skirts, fleece, sweatshirts, and accessories also grew in Fiscal 2019 relative to last year. Even with softness in certain men’s and women’s tops categories, these strengths enabled American Eagle to deliver growth in comparable sales and record annual revenue in Fiscal 2019. The AE X ME marketing campaign has continued to resonate with our customers, allowing them to collaborate with us to showcase their individuality and youthful optimism, which we believe is more important than ever given the current environment.

2020 Proxy Statement	|	1

•

Inventory Rationalization Becomes a Priority as our Supply Chain Innovation Work Continues: Through rigorous hindsight immediately following the 2019 holiday season, we identified opportunities to narrow our product choices while improving our inventory processes and supply chain speed. We prioritized an inventory rationalization strategy that will enable us to have the right merchandise in the right locations, when and where the customer wants it, all at a lower cost to the company. This bolsters our belief that we will not only navigate this current period of uncertainty, but also see improved performance when conditions normalize.

•

Focus on Omni-Channel Retail: AEO’s focus on omni-channel retail continued to deliver returns in Fiscal 2019, with positive sales, traffic, and transaction growth across channels. Digital revenue increased at a double-digit rate, led by mobile and app sales. Customer growth was also strong across brands, as our retention and re-engagement rates improved through the year. Investments we made in Fiscal 2019 to our digital channels and supply chain infrastructure are paying off today, as this channel continues to operate and build momentum despite a difficult macro environment.

•

Strong Company Culture is a Differentiator: At AEO we care about each other, and we take care of our AEO family. This past year, we launched well-being programs for our associates, including providing resources focused on the importance of mental and physical health, financial planning, and family and work life balance. We presented training on technology that enabled associates to work from home if they chose to do so. We also launched new communication tools so that we could contact our associates more frequently and through a myriad of ways, including video messaging and a new rewards and recognition app. These efforts are clearly benefitting us today, as our teams face the necessity of integrating their professional and personal lives in ways we never envisioned. Through the AEO Foundation, we created a mechanism for associates to give back to their colleagues in need, through monetary donations or by dedicating time or needed supplies. We are now able to mobilize our helping arm of the AEO Foundation to give back to associates impacted by COVID-19 and provide personal protective equipment to our associates and communities in need.

•

We Care About our World: In addition to delivering strong business performance, at AEO we take our responsibility as a corporate citizen very seriously. Building a better world is consistent with our values and corporate culture. In Fiscal 2019, we made significant progress in the Environmental, Social and Governance (ESG) arena. We have been an industry leader in our sustainability efforts and during the year unveiled key environmental goals, which included carbon neutrality in our owned and operated facilities by 2030 and a 60% reduction in carbon emissions by 2040. We furthered inclusion and diversity initiatives, and committed to supporting causes that empower young people and make a REAL difference in our communities. In Fiscal 2019, AEO, our brands and our customers had a record year in charitable giving, donating over $6 million dollars to philanthropic causes. Now, since the pandemic began, we have been true to who we are and have continued to give back, including in-kind donations of product, meals and gift cards to shelters and health care providers, donations of protective equipment and supplies to first responders in our local communities, and direct financial support to charities to help those impacted by the pandemic.

In summary, our purpose is to show the world there is REAL power in the optimism of youth. This strong north star, along with our core values—PEOPLE, PASSION, INNOVATION, INTEGRITY, and TEAMWORK—have served as the solid and steady foundations for all of our actions as we manage through the challenges of the COVID-19 pandemic. I am grateful for the resilience, creativity and talent of our teams. Because of our work in 2019 and prior years, and the amazing agility that our teams have shown in 2020, I have every confidence that when the crisis ends and our stores re-open, AEO Inc. will be ready to serve our associates, customers, and communities stronger than ever, with purpose and optimism toward the future.

Jay L. Schottenstein

Executive Chairman of the Board and Chief Executive Officer

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Notice of Annual Meeting of

Stockholders of American Eagle

Outfitters, Inc.

Meeting Time and Date:

11:00 a.m., Eastern Daylight Savings Time on Thursday, June 4, 2020

Virtual Meeting Location:

Due to concerns relating to the coronavirus outbreak (COVID-19), and to support the health and well-being of our stockholders, American Eagle Outfitters, Inc. will have a virtual-only meeting of stockholders in 2020 (the “2020 Annual Meeting”), conducted exclusively via live audiocast at http://www.viewproxy.com/ae/2020/VM. There will not be a physical location for the 2020 Annual Meeting, and you will not be able to attend the meeting in person. See below for important information.

To Our Stockholders:	Vote Your Shares Right Away

American Eagle Outfitters, Inc. will hold our 2020 Annual Meeting on Thursday, June 4, 2020. Stockholders will be asked to vote upon the following proposals:

1.   The election of Sujatha Chandrasekaran and Jay L. Schottenstein as Class I directors to serve until the 2023 Annual Meeting of Stockholders;

2.   The ratification of the selection of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for Fiscal 2020;

3.   The approval of the Company’s 2020 Stock Award and Incentive Plan;

4.   A non-binding advisory vote by stockholders of the Fiscal 2019 compensation of our named executive officers; and

5.   Such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors is soliciting proxies to be used at the 2020 Annual Meeting. Stockholders are being notified of the Proxy Statement and the form of proxy beginning April 22, 2020.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 4, 2020:

On April 22, 2020, we will first release a Notice of Internet Availability of Proxy Materials containing instructions on how to gain access, free of charge, to our Proxy Statement and Annual Report for the fiscal year ended February 1, 2020 (the “Annual Report”) and how to vote online.

To be admitted to the 2020 Annual Meeting at http://www.viewproxy.com/ae/2020/VM you must enter the control number on your proxy card, voting instruction form or Notice of Internet Availability you previously received. Whether or not you plan to attend the virtual 2020 Annual Meeting, we encourage you to vote and submit your proxy in advance of the meeting by one of the methods described to the right on this page. You also may vote online and examine our stockholder list during the 2020 Annual Meeting by following the instructions provided on the meeting website during the 2020 Annual Meeting. To vote at the meeting, visit http://www.viewproxy.com/ae/2020/VM. For more information, please see page 73.

By order of the Board of Directors,

Jennifer B. Stoecklein

Corporate Secretary

April 22, 2020

HOW TO VOTE

Your vote is important. You are eligible to vote if you were a stockholder of record at the close of business on April 8, 2020.

Please read the Proxy Statement and vote right away using any of the following methods.

STOCKHOLDERS OF RECORD

	Vote by Internet	www.AALvote.com/AEO

	Vote by Telephone	1 (866) 804-9616

	Vote by Mail	Mail your signed proxy card

BENEFICIAL STOCKHOLDERS

If you are a beneficial owner, you will receive instructions from your bank, broker or other nominee that you must follow in order for your shares to be voted. Many of these institutions offer telephone and online voting.

2020 Proxy Statement	|	3

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2020 Proxy Statement	|	5

PROXY SUMMARY

This summary highlights information contained in this Proxy Statement. It does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting. Please see “Information about this Proxy Statement and the Annual Meeting” beginning on page 73 for important information about proxy materials, voting, the virtual annual meeting, Company documents, and communications.

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of American Eagle Outfitters, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on June 4, 2020, at 11:00 a.m., Eastern Daylight Savings time, and at any adjournment or postponement thereof. It is first being mailed or released to the stockholders on April 22, 2020. (“We,” “our,” “AEO,” “us” and the “Company” refer to American Eagle Outfitters, Inc.) References throughout this Proxy Statement to “Fiscal 2019” refer to our fiscal year ended February 1, 2020.

We will hold a virtual Annual Meeting of Stockholders. Stockholders may participate online by logging onto http://www.viewproxy.com/ae/2020/VM. There will not be a physical meeting location, and you will not be able to attend the meeting in person. Please see page 73 for important information.

2020 Annual Meeting of Stockholders

June 4, 2020 11:00 a.m., Eastern Daylight Savings Time	Virtual Meeting Location http://www.viewproxy.com/ae/2020/VM

Voting Matters

Your vote is very important to us and our business. Please cast your vote immediately on all of the proposals to ensure that your shares are represented.

	Board Recommendation	For More Information	Votes Required for Approval	Impact of Abstentions	Impact of Broker Non-Votes
PROPOSAL 1 — Election of Class I Directors	FOR	See page 16	Majority of the votes cast	None	None
The two Class I Director nominees possess the necessary qualifications and range of experience and expertise to provide effective oversight and advice to management

PROPOSAL 2 — Ratify the appointment of EY as independent registered public accounting firm for Fiscal 2020	FOR	See page 32	Majority of the shares of common stock present at the meeting, in person or by proxy, and entitled to vote	None	Not applicable, as brokers have discretion to vote on Proposal 2
The Board’s Audit Committee has approved the appointment of E&Y as the Company’s independent auditor for Fiscal 2020. As a matter of good corporate governance, stockholders are being asked to ratify the Audit Committee’s selection of EY

PROPOSAL 3 — Approval of the 2020 Stock Award and Incentive Plan	FOR	See page 34	Majority of the votes cast	Treated as a vote AGAINST	None
The 2020 Stock Award and Incentive Plan will increase the number of authorized shares available for granting of awards and includes other changes to reflect best practices and current applicable law

PROPOSAL 4 —Advisory Approval of Named Executive Officer Compensation for Fiscal 2019	FOR	See page 45	Majority of the shares of common stock present at the meeting, in person or by proxy, and entitled to vote	None	None
The Company’s executive compensation programs are designed to create a direct link between stockholders interests and those of management, with incentives specifically tailored to the achievement of financial, operational, and stock performance goals

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PROXY STATEMENT SUMMARY

Forward-Looking Statements and Website Information

This Proxy Statement contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), including in our CEO’s letter to our stockholders and our Compensation Discussion and Analysis, which represent our expectations or beliefs concerning future events, including the impact of COVID-19 on customer sentiment and our business profitability, store openings, inventory and supply chain improvements, merchandise innovation and product focused marketing, customer engagement, brand growth, new technologies, and improved customer experiences. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. These forward-looking statements rely on assumptions and involve risks and uncertainties, many of which are beyond our control, including, but not limited to, factors detailed herein and under Part I, “Item 1A. Risk Factors” and in other sections of our most recent Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission (“SEC”).

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on our forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and, except as required by law, we undertake no duty to update or revise any forward-looking statement.

This document includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

Business Highlights from Fiscal 2019

Fiscal 2019 represented our fifth consecutive year of positive comparable sales and we achieved a record $4.3 billion in annual revenue. American Eagle and Aerie captured market share, led by traffic and transaction growth across channels, highlighting the strength of each brand. While we are proud to report strong sales growth in our business, we did not achieve our profitability goals. Some product and fashion misses within the AE Brand resulted in an increase in markdowns to ensure we ended Fiscal 2019 with clean inventories, starting fresh for Fiscal 2020. The result of these actions was net income per diluted share of $1.12, compared to $1.47 last year. On an adjusted basis, net income per diluted share of $1.48 this year was flat to $1.48 last year(1).

Key operating highlights included:

•

Continued Sales and Brand Momentum. In Fiscal 2019, AEO posted record revenues of $4.3 billion, rising 7% over the previous year. Consolidated comparable sales rose 3% for Fiscal 2019, driven by positive traffic and transactions across brands and channels, which compared to an 8% increase last year. American Eagle comparable sales were up slightly to last year and Aerie posted comparable sales growth of 20%. This growth in total revenue across both brands is a testament to American Eagle and Aerie’s brand strength among our target customers.

Revenue	Comparable Sales(1) Growth

*	Compounded annual growth rate
(1)	See Appendix B of this Proxy Statement for additional detail on comparable sales, adjusted results and other important information regarding the use of non-GAAP or adjusted measures.

2020 Proxy Statement	|	7

PROXY STATEMENT SUMMARY

•

Challenges in Profit Flow-Through. While Aerie margins improved in Fiscal 2019, demand for certain American Eagle tops did not meet expectations and resulted in higher-than-planned markdowns to clear through inventory, particularly during the holiday period. As a consequence, adjusted operating income(1) of $314 million in Fiscal 2019 declined relative to the prior year.

Adjusted Operating Income(1)

*        Compounded annual growth rate

•

Strong Balance Sheet and Commitment to Cash Returns. We ended Fiscal 2019 with $417 million in cash and short-term investments and no debt, despite investing $210 million in capital expenditures and returning a combined $205 million to stockholders through cash dividends and share repurchases. Operating and Free Cash Flow(1) remained strong during the year, delivering $415 million and $204 million, respectively.

Operating and Free Cash Flow(1)

•

Shareholder Returns Versus Peers. Our Fiscal 2019 total shareholder return (“TSR”) was approximately -29%, slightly below our peer group median. Our three-year TSR of 9% and five-year TSR of 21% were each significantly above the peer group median.

TSR

(1)	See Appendix B of this Proxy Statement for additional detail on comparable sales, adjusted results and other important information regarding the use of non-GAAP or adjusted measures.

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PROXY STATEMENT SUMMARY

Corporate Governance Highlights

We are committed to values of effective corporate governance and the highest ethical standards, which we believe promote the long-term interests of our Company and maximize stockholder value, while strengthening Board and management accountability. We continuously review governance practices and consider adoption of best practice principles. Key areas of our governance framework include the following. This framework is described in more detail in our Corporate Governance Guidelines and Code of Ethics, which can be found in the Corporate Governance section of investors.ae.com.

•

Highly Talented, Skilled Board of Directors. Our Board embodies a broad and diverse set of experiences, qualifications, attributes, and skills that are vital to the success of our Company. Our directors’ skills, qualifications, and viewpoints strengthen the Board’s ability to carry out its oversight role on behalf of our stockholders. See the table on page 24 for a summary of the range of skills and experiences that each director brings to the Board, and which we find to be relevant to our business.

•	All Directors Are Independent, Except Our CEO. The Board is composed of eight directors with only one non-independent director, our CEO.

•	Independent Committees. All Board committees are composed of independent directors.

•

Robust Lead Independent Director Role. Our current Lead Independent Director, Mr. Spiegel, has substantial duties specifically documented in our Corporate Governance Guidelines, including presiding over meetings of our independent directors, providing input on materials sent to the Board, and approving Board meeting schedules to ensure there is sufficient time for Board discussion and deliberation.

•

Protections Against Director Overboarding. The Board appreciates that serving on a public board of directors is a significant responsibility and time commitment. To this end, the Board has approved a policy in our Corporate Governance Guidelines to review and limit the number of public company boards on which our directors may serve. Directors who are full-time employees of other companies generally may not serve on more than two public company boards (including our Board) at one time, and directors who are retired from full-time employment generally may not serve on more than four public company boards (including our Board) at one time unless otherwise determined by the Nominating, Governance and Corporate Social Responsibility Committee (the “Nominating Committee”). Our CEO may not serve on more than one other public company board unless otherwise determined by the Nominating Committee.

•	Diversity. Three of our eight directors, representing nearly 40% of our Board, are diverse in terms of gender and/or ethnicity.

•

Board Refreshment and Tenure Policy. Our Corporate Governance Guidelines include a mechanism for the Board to refresh its members over time. We maintain a director retirement policy under which no director may be appointed or nominated to a new term if he or she would be age 78 or older at the time of election, unless otherwise determined by the Board.

•

Robust Director Evaluation Process. We conduct self-assessments of the Board and its Committees annually. The Board believes it is important to assess both its overall performance and the performance of its Committees, and to solicit and act upon feedback received, where appropriate. As part of the Board’s self-assessment process, directors consider various topics related to Board composition, structure, effectiveness, and responsibilities, as well as the overall mix of director skills, experience and backgrounds.

•	Annual Review of Committee Charters and Corporate Governance Guidelines. We continuously review governance practices and consider adoption of best practice principles.

•

Human Capital Management Oversight by Board and Committees. Our Board plays an important role in the oversight of talent and culture at AEO and devotes time each quarter to receiving updates from management on culture, including both internal and external benchmarking of employee engagement, turnover, retention, and recruiting metrics as well as progress on inclusion and diversity, talent development, leadership, and succession planning initiatives.

•

Meaningful Stock Ownership Requirements. We maintain stock ownership guidelines that are applicable to our directors and executives. Our non-employee directors must, within five years of joining the Board, hold Company stock worth at least five times their annual cash retainer. In the case of our CEO, the stock ownership guideline is six times his base salary and, in the case of our other named executive officers, the guideline is three times their respective base salaries.

•

Director Elections by Majority Vote with Resignation Policy. In an uncontested election, our directors are elected by a majority of votes cast and, if a director does not receive a majority of votes cast, he or she must promptly tender his or her resignation to the Board (with the Board determining whether to accept or reject such resignation).

•

Prohibition on Hedging or Pledging Company Stock. We maintain “no hedging” and “no pledging” policies that generally prohibit directors and employees from engaging in hedging or pledging transactions with respect to our stock.

2020 Proxy Statement	|	9

PROXY STATEMENT SUMMARY

•

Ongoing Stockholder Engagement. We welcome feedback and value regular dialogue with our stockholders. In Fiscal 2019, the Company continued to have extensive stockholder engagement. On a regular basis, we invite stockholders to visit with senior management. We expect to continue such discussions prior to the 2020 Annual Meeting and, as a matter of policy and practice, foster, and encourage engagement with our stockholders on an ongoing basis.

•

Summary of Director Skills. Our directors bring to our Board a wide variety of skills, qualifications and viewpoints that strengthen the Board’s ability to carry out its oversight role on behalf of our stockholders. See the table on page 24 for a summary of the range of skills and experiences that each director brings to the Board, and which we find to be relevant to our business.

Snapshot of Director Experience and Diversity

Name	Age	Director Since	Occupation	Independent	Current Committee Memberships
Sujatha Chandrasekaran	52	2018	Senior Executive Vice President, Chief Digital and Information Officer, CommonSpirit Health	Yes	• AC • CC • NC
Deborah A. Henretta	58	2019	Retired Group President, P&G Global Beauty	Yes	• AC • CC • NC
Thomas R. Ketteler	77	2011	Retired Chief Operating Officer of Schottenstein Stores Corp. (“SSC”)	Yes	• AC • CC • NC
Cary D. McMillan	62	2007	Chief Executive Officer of True Partners Consulting, LLC	Yes	• AC • CC† • NC
Janice E. Page	71	2004	Retired Group Vice President of Sears Roebuck & Company	Yes	• AC • NC† • CC
David M. Sable	66	2013	Non-Executive Chairman, WPP plc	Yes	• AC • CC • NC
Jay L. Schottenstein	65	1992	Chief Executive Officer	No	—
Noel J. Spiegel*	72	2011	Retired partner at Deloitte & Touche, LLP	Yes	• AC† • CC • NC

AC Audit Committee

CC Compensation Committee

NC Nominating, Governance and Corporate Social Responsibility Committee

† Committee Chair

* Lead Independent Director

Gender Distribution	Tenure of Independent Directors	Age Distribution of Independent Directors

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PROXY STATEMENT SUMMARY

Corporate Citizenship Highlights from Fiscal 2019

AEO is committed to good corporate citizenship, and we aim to forge a path that balances principles and profit. An integral component of our Company culture is driving positive change without compromising who we are: a REAL brand that our customers and associates can understand and are proud to support. Our purpose is to show the world there is REAL power in the optimism of youth. Throughout Fiscal 2019, we continued a strong emphasis on sustainability, philanthropy, and associate engagement, consistent with AEO’s REAL culture.

Human Capital Management	Charitable Giving	Sustainability
Adopt programs and policies that aim to improve the well-being and livelihoods of our most valued resource – our people	Strengthen our local communities through financial support, community engagement, and volunteer service	Set environmental goals, monitor our performance, and measure our progress toward improving our environmental footprint

Human Capital Management

The vitality of AEO resides in people. Our people come first. We believe that a truly diverse workplace is the result of an inclusive culture. It’s about more than simply bringing together people who are different, it’s about celebrating what makes us REAL. We value and respect different backgrounds, unique talents and eclectic tastes; they	AEO celebrates the diversity of one through the inclusion of many. Come in, be you.

strengthen our ability to succeed. We care about our associates: we empower them, we reward them, and we help them develop both professionally and personally. We aim to give back generously to the communities where we work and play. From hiring the best talent, to inclusion and diversity initiatives, and through career development, compensation, and wellness, we are committed to creating programs and resources that enhance our workplace environment, our associate experience, and retain and engage our most valuable resource: our people. As of the date of this proxy statement, as we and the world struggle with the COVID-19 pandemic, our values and commitments remain critical to us, and we are endeavoring to identify and execute on ways to express and manifest these values during and after the crisis.

Our initiatives during Fiscal 2019 included:

•

Associate Development. Our global talent management strategy enables us to help associates reach their full potential. In Fiscal 2019, we continued our efforts to connect our associates with resources that support their individual development and enable them to create an inclusive environment for all. We launched a leadership development series based on needs identified in executive succession planning and promoted online and live workshops on a wide range of functional topics. Our focus on development has supported a consistent internal promotion rate over the last three years, and a decline in voluntary turnover at the corporate level.

•

Compensation. Ensuring that our talented team is rewarded for performance is a key priority. We invest significant time and resources in establishing compensation programs that are both competitive and equitable. During Fiscal 2019, we evaluated our positions for market competitiveness and made adjustments when necessary with the goal of ensuring the retention of top talent and continuation of equitable pay practices. We focused on ensuring a competitive store management compensation structure and made investments in this critical area of the business.

•

Commitment to Equal Employment Opportunity and Inclusion. At AEO, we believe that a truly diverse workplace is the result of an inclusive culture. Creating an environment where everyone feels respected and empowered is more than just a statement; we live this as part of our values. Our Inclusion and Diversity efforts fall into three primary pillars: hiring, culture, and development, each of which has a task force comprised of associates across the organization. We believe that all associates play a very important role in helping AEO be a place where people can thrive and contribute in meaningful ways.

➢

In Fiscal 2019, we created the Inclusion and Diversity Alliance comprised of associates at all levels that are passionate about AEO and helping AEO achieve its Inclusion and Diversity mission. We curated a playlist of Inclusion and Diversity training for our associates, managers, and teams, and we supported individual and team development by offering various tools and coaching experiences which are designed to help our associates raise their self-awareness, appreciate the differences of others, and improve collaboration overall.

➢

AEO has also built strong partnerships with several organizations that promote inclusion and whose support aligns with our values. During Fiscal 2019, AEO partnered with the Anti-Defamation League to provide interactive training programs in our corporate offices.

2020 Proxy Statement	|	11

PROXY STATEMENT SUMMARY

•

Employee Well-Being Programs. Our well-being programs focus on physical, emotional, social, and financial health. We partner with vendors to provide the following: health coaching for chronic condition and disease management, pre-diabetes management programs; gym discounts; onsite health coaches at the U.S.-based distribution centers; fertility management and parenting programs; incentive-based programs for smoking cessation, nutrition, stress management, physical activities, and caregiver support; complimentary expert second opinions, medical decision support, and claims advocacy; medical and behavioral telehealth benefits; and employee assistance programs that include emotional/mental health programs supporting work-life balance. We also provide wealth planning and financial well-being programs for our associates, as well as support groups and programs for new parents. In Fiscal 2019, we focused on rolling out programs and guidelines to support REAL balance, i.e. integrating work life and home life, which are now being utilized as we work remotely while are offices are closed for safety reasons during the pandemic.

Our Board plays an important role in the oversight of talent and culture at AEO and devotes time each quarter to receiving updates from Management on culture, including talent development, retention, and recruiting initiatives, inclusion and diversity, leadership and succession planning, and employee feedback.

A note on the impact of COVID-19

On April 2, 2020, we announced that we had made the difficult decision to impose temporary furloughs of store, field, and corporate associates beginning April 5, 2020, largely reflecting the continued uncertainty around the duration of store closures due to societal health concerns related to COVID-19. In light of this decision and its impact on our associates, we also announced the following actions:

➢	Providing furloughed associates with benefits and funding of 100% of the health premiums for eligible employees impacted by these measures, through at least April 2020.

➢	The funding and establishment of a relief fund through the AEO Foundation for associates who may be experiencing economic distress caused by a COVID-19 diagnosis.

➢	The establishment of an online associate resource center, which will allow easy access to contacts, benefits information as well as state unemployment resources.

Charitable Giving

We are committed to showing the world that there is REAL power in the optimism of youth by supporting causes that empower youth and rolling up our sleeves to make a REAL difference in our communities.

In 1999, we established the American Eagle Outfitters Foundation (“AEO Foundation”) to maximize the impact of our efforts and to formalize our commitment to giving back. AEO Foundation board members and officers consist of associates across the organization who bring a wealth of knowledge and experience on charitable giving. Cary McMillan, a member of the AEO Board of Directors also joined the AEO Foundation Board in Fiscal 2019. Management provides updates quarterly to the Nominating Committee on various philanthropic topics and activities involving AEO and the AEO Foundation including national charity partnerships, customer engagement activations, major community initiatives, and associate activities.

In Fiscal 2019, AEO, the AEO Foundation, and our customers had a record year in charitable giving by donating more than $6.2 million to causes that are important to us. Aerie continued to promote body acceptance as well as health and wellness among its customers through partnerships with the National Eating Disorders Association, Bright Pink, and a new collaboration with Special Olympics’ Global Week of Inclusion. American Eagle empowered its customers to support causes they care about including the environment, equality, and homeless youth. AE supported Earth Day by launching a denim recycling program and by partnering with One Tree Planted to plant 155,000 trees. For Pride, AE supported LGBTQ youth by making the largest donation in It Gets Better’s history to help amplify stories of hope and encouragement around the globe. During the holiday season, AE and Aerie partnered with Delivering Good to support homeless and underprivileged youth. Our contribution of $1.5 million will enable Delivering Good to provide $20 million in goods to young people in need. We know that we have a responsibility to lead by example, which is why we believe we must do our part to create positive change in the world.

AEO will continue donating to its customers and communities to support them through the current global health crisis, including monetary donations as well as in-kind donations of personal protective equipment, meals, and gift cards to medical workers and others affected by COVID-19.

12	|

PROXY STATEMENT SUMMARY

Sustainability

Doing the right thing, continually innovating and caring about the global community is foundational to AEO’s culture. During Fiscal 2019, AEO pledged to accelerate sustainability improvements across our company. Sustainability goals were finalized and announced in September 2019 with recognition that AEO is taking an industry-leading position on climate change. Our goals include a comprehensive plan to be carbon neutral by 2030 with a commitment to water reduction, energy reduction, and the use of more sustainable raw materials as follows:

Reduce Water

•  Reduce water use per jean by 30% by 2023

•  Recycle 50% of our total water used in denim laundries by 2023

•  Apply AEO Wastewater Management Standard to 100% of water-intensive factories, mills, and laundries by 2023

Save Energy

•  Achieve carbon neutrality in all of AEO’s owned and operated facilities (offices, stores, distribution centers) and employee business travel by 2030

•  Reduce carbon emissions 40% by 2030 and 60% by 2040 in AEO’s manufacturing from a 2018 base year

Improve Materials

•  “More sustainable” raw materials by 2023

–  All cotton used in products will be 100% more sustainably sourced (We define “more sustainable” cotton as organic, recycled, or a part of the Better Cotton Initiative program)

–  Use 50% more sustainable polyester

–  Ensure that 100% of viscose is from non-endangered forests and increase sourcing of sustainably produced viscose fibers

Reduce & Reuse

•  Divert from landfills by collecting post-consumer apparel with a goal to increase volume every year

•  Recycle 100% of pre-consumer apparel waste by 2020

•  Identify opportunities for waste reduction in plastic packaging

•  Reduce labeling and convert all labels to sustainably sourced materials by 2021

We are also committed to responsibly sourcing and creating the products that our customers love to wear. Our Vendor Code of Conduct is based on international labor standards and implemented in all of our manufacturing facilities. We believe that our compliance program focus should be about engagement and capacity building, and not just strictly following the law. We are members of the Accord on Fire and Building Safety in Bangladesh and have worked with our suppliers and factories there to improve safety conditions, and have taken that experience to focus deeply on safety in other countries. We have conducted worker surveys in many of our strategic factories in order to hear from workers directly and understand their needs and concerns and ensure that their voices can also be heard by factory management. Finally, we have invested, with our factories, in the HERproject, a program that focuses on training women on health, financial planning, and gender equality.

In December 2019, the Nominating Committee refreshed its charter to clarify the Committee’s oversight role with respect to the Company’s ESG initiatives and changed its name to the Nominating, Governance and Corporate Social Responsibility Committee.

Sustainability Oversight Structure

Oversight responsibility embedded in the Nominating, Governance and Corporate Social Responsibility Committee charter. The Nominating Committee reports to the full Board of Directors on our ongoing ESG -related activities.

An internal Environmental Sustainability Committee meets quarterly to provide leadership and accountability for the Company’s goals. Executive Co-Sponsors include American Eagle and Aerie Brand Presidents and the EVP – General Counsel.

Sustainability Working Groups meet bi-monthly and are centered around each goal to share ideas and implementation details.

For additional information on AEO’s corporate giving, sustainability efforts and social responsibility initiatives, please visit www.aeo-inc.com/social-responsibility/.

2020 Proxy Statement	|	13

PROXY STATEMENT SUMMARY

Compensation Highlights from Fiscal 2019

We believe that our executive compensation program appropriately aligns the interest of our leaders with our stockholders and contributes to our strong performance. Specific executive compensation highlights include:

•

Pay for Performance Focus. 86% of our CEO’s compensation is at risk and subject to performance conditions and changes in shareholder value and “at-risk” in the form of annual and long-term incentive compensation, as demonstrated in the chart below.

(1)	RSUs are defined as time-based restricted stock units
(2)	NSOs are defined as nonstatutory stock options
(3)	PSUs are defined as performance-based restricted stock units

•

Alignment of CEO Pay Relative to Peers. When examining our CEO’s total direct compensation as disclosed in the Summary Compensation Table (“SCT”) relative to our peer group over a three-year period, Mr. Schottenstein’s compensation, shown on the vertical axis, ranks in the 47th percentile, while AEO’s relative TSR performance over the same period was in the 71st percentile.

AEO vs. PEER Group Pay Alignment

3-Year CEO Total Direct Compensation & TSR*

*	Compensation is measured using 2017-2019 AEO SCT compensation and publicly-available peer SCT compensation (2016-2018).

•

Independent Compensation Consultant. The Compensation Committee retained an independent compensation consulting firm, Frederic W. Cook & Co., Inc. (“FW Cook”), to advise on matters related to the CEO’s and other executives’ compensation. FW Cook does not provide any other services to the Company (other than its services for the Compensation Committee).

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PROXY STATEMENT SUMMARY

•	No Payment of Dividends on Unearned/Unvested Awards. We do not pay dividends or dividend equivalents on unearned and/or unvested equity incentive awards.

•

Executive Compensation Clawback Policy. We maintain a clawback policy that generally provides the Compensation Committee with the discretion to seek recovery of performance-based cash and equity compensation paid to an executive officer in connection with an event of misconduct related to: (a) acts in competition with the Company; (b) disclosure of confidential or proprietary information; (c) failure to cooperate with the Company in regard to a legal suit; or (d) restatement of financial statements.

•

No Guaranteed Employment or Compensation. We do not maintain employment contracts of defined length with our CEO or other named executives, nor do we provide multi-year guarantees for base salary increases, bonuses, or long-term incentives.

•

Double-Trigger Change in Control Benefits and Vesting. In the event of a change in control, our executives, other than Mr. Schottenstein, will only receive benefits if there is a qualifying termination of employment (i.e., double-trigger). Our CEO does not have a change in control agreement with the Company. All of our executives’ equity incentive awards are double-trigger.

•	No Change in Control Tax Gross-Ups. We do not provide tax gross-ups on change in control benefits.

•	Stock Ownership Guidelines. We have stock ownership guidelines for both the Board of Directors and Management to ensure a commonality of interest with stockholders.

•	Anti-hedging and anti-pledging policy. Policies are in place that prohibit both employees and Board members from engaging in these practices.

•	Limited perquisites. We provide only limited perquisites.

Historical Say on Pay Votes

We are proud of our consistently high Say on Pay vote outcomes of over 96% since Fiscal 2015. Our Compensation Committee believes the results of last year’s Say on Pay vote affirmed our stockholders’ support of our Company’s executive compensation program. This informed our decision to maintain a consistent overall approach in setting ongoing executive compensation for Fiscal 2019.

2020 Proxy Statement	|	15

PROPOSAL ONE: ELECTION OF DIRECTORS

General

The Board is divided into three classes. Each class of directors is elected for a three-year term. On the recommendation of the Nominating Committee, the Board has fixed the size of the board at eight directors and nominated two candidates, each of whom are currently directors of the Company, to be elected as Class I directors at the 2020 Annual Meeting. If re-elected, the Class I directors will serve for three-year terms ending at the 2023 annual meeting, or when their successors are duly elected and qualified. The terms of the remaining Class II and Class III directors are scheduled to expire at the annual meetings to be held in 2021 and 2022, respectively.

Biographical information regarding each nominee and each incumbent director is set forth below as of April 1, 2020, together with a brief description of each individual’s business experience, skills, and qualifications.

The Board of Directors recommends that the stockholders vote “FOR”

the following nominees for Class I Director:

Jay L. Schottenstein
Age: 65 Director since: March 1992 Executive Committees: • None Current Public Company Directorships: • Designer Brands Inc.

BACKGROUND

Mr. Schottenstein has served as our Chief Executive Officer since December 2015. Prior thereto, he served as our Interim Chief Executive Officer from January 2014 to December 2015. He has served as Chairman of the Board since March 1992. He previously served the Company as Chief Executive Officer from March 1992 until December 2002 and as a Vice President and Director of the Company’s predecessors since 1980. He has also served as Chairman of the Board and Chief Executive Officer of SSC since March 1992 and as President of SSC since 2001. Prior thereto, Mr. Schottenstein served as Vice Chairman of SSC from 1986 to 1992. He has been a Director of SSC since 1982. Mr. Schottenstein also has served since March 2005 as Executive Chairman of the Board of Designer Brands Inc. (f/k/a DSW Inc.) (NYSE:DBI) and formerly served as that company’s Chief Executive Officer from March 2005 to April 2009. He has also served as a member of the Board of Directors for Alberstons Companies Inc. since 2006. He has served as an officer and director of various other entities owned or controlled by members of his family since 1976. He is a graduate of Indiana University.

SKILLS AND QUALIFICATIONS

Mr. Schottenstein has deep knowledge and extensive experience with respect to the Company’s operations and the retail industry in general. His knowledge and background in various leadership positions across operations, apparel retail, real estate, brand building and team management provides valuable leadership, vision and in-depth retail expertise to the Board.

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PROPOSAL ONE: ELECTION OF DIRECTORS

Sujatha Chandrasekaran
Age: 52 Director since: March 2018 Independent Committees: • Audit • Compensation • Nominating Current Public Company Directorships: • Barry Callebaut (listed on the SIX Swiss Exchange)

BACKGROUND

Ms. Chandrasekaran has over 25 years of business operations, technology and digital experience in retail and consumer goods in a global context, across customer engagement, marketing, store operations, supply chain and back office. She leads tech and digital transformation at CommonSpirit Health, one of the largest Healthcare systems in the United States. She most recently held the role of head of digital and information technologies at Kimberly-Clark Corporation. She led the company wide digital transformation efforts across business and technology at Kimberly-Clark. Prior to that Ms. Chandrasekaran served as SVP, Chief Technology and Data Officer at Walmart Inc. Ms. Chandrasekaran has also led digital, business transformation and eCommerce at The Timberland Company, PepsiCo and Nestlé SA in C-level global roles.

Ms. Chandrasekaran holds a Bachelor of Engineering degree from University of Madras, India, a Master of Business Systems from Monash University, Melbourne Australia, and an Executive Development Education Certificate from London Business School.

SKILLS AND QUALIFICATIONS

With her expertise in enabling profitable growth in global entities, business operations, transformation, digital and technology, Ms. Chandrasekaran brings vast information and digital technology expertise and a wealth of leadership experience in the global retail, eCommerce and consumer industries to the Board. Ms. Chandrasekaran is an industry thought leader in digital business transformation, digital business models and talent transformation. She possesses deep technical expertise in multiple technologies.

Ms. Chandrasekaran was named a 2019 Director to Watch by Directors & Boards magazine. She was also named a Governance Fellow by the National Association of Corporate Directors (“NACD”) in 2018. NACD Fellowship is the highest standard of credentialing for corporate directors based on a comprehensive and continuous program of study that empowers them with the latest boardroom insights, intelligence, and practices. The fellowship was earned as a result of various board of director workshops and a cybersecurity oversight CERT certification.

PREVIOUS DIRECTORSHIPS
Ms. Chandrasekaran previously served as a director at Symphony Retail AI with a focus on Data, Analytics, AI for Retail & Consumer Goods.

2020 Proxy Statement	|	17

PROPOSAL ONE: ELECTION OF DIRECTORS

The following Class II Directors have terms that expire

as of the 2021 Annual Meeting:

Janice E. Page
Age: 71 Director since: June 2004 Independent Committees: • Audit • Compensation • Nominating (Chair) Current Public Company Directorships: • None

BACKGROUND

Ms. Page spent 27 years in apparel retailing, holding numerous merchandising, marketing and operating positions with Sears Roebuck & Company (“Sears”), including Group Vice President from 1992 to 1997. While at Sears, Ms. Page launched the direct-to-consumer business and oversaw sporting goods, men’s, women’s and children’s apparel, footwear and accessories, and beauty and fragrances, among other responsibilities. She also serves on the advisory board for the Daveler Entrepreneurship Scholarship of the University of South Florida. She holds a B.A. from Pennsylvania State University.

SKILLS AND QUALIFICATIONS

Ms. Page has extensive knowledge of the apparel retail industry and brings to the Board in-depth experience across diverse consumer product categories as well as retail operations. Her service and tenure on public company boards allows her to provide the Board with a variety of perspectives on corporate governance issues.

PREVIOUS DIRECTORSHIPS

Ms. Page previously served as a director of R.G. Barry Corporation (2000-2014), Hampshire Group, Limited (2009-2011) and Kellwood Company (2000-2008). Ms. Page also served as Trustee of Glimcher Realty Trust, a real estate investment trust which owns, manages, acquires and develops malls and community shopping centers (2001-2004). She also serves on the advisory board for the Daveler Entrepreneurship Scholarship of the University of South Florida.

David M. Sable
Age: 66 Director since: June 2013 Independent Committees: • Audit • Compensation • Nominating Current Public Company Directorships: • None

BACKGROUND

Mr. Sable is an author, entrepreneur and social activist. He currently serves as a Senior Advisor to WPP plc, a multinational communications, advertising, public relations, technology, and commerce holding company (“WPP”), mentoring and consulting across the company. Previously he was Chairman of VMLY&R. He propelled Y&R to a top-five global creative firm at Cannes, developed new resources and practices, expanded the global footprint of subsidiary company VML, and ultimately helped unify Y&R and VML into VMLY&R.

Prior to his time at Y&R, Mr. Sable served at Wunderman, Inc., a leading customer relationship manager and digital unit of WPP Group, as Vice Chairman and Chief Operating Officer, from August 2000 to February 2011. Mr. Sable was a Founding Partner and served as Executive Vice President and Chief Marketing Officer of Genesis Direct, Inc., a pioneer digital omni-channel retailer, from June 1996 to September 2000. Mr. Sable serves on the U.S. Fund for United Nations Children’s Fund (UNICEF’s) National Board, is a past Chair of the Ad Council’s Board of Directors, is an executive board member of the United Negro College Fund (UNCF), and sits on the International Board of the Special Olympics. A frequent keynote speaker and author, Mr. Sable is a designated LinkedIn Influencer, where he ranks among the most widely read business leaders in the world.

SKILLS AND QUALIFICATIONS

With more than 30 years of experience in digital leadership and marketing communications, Mr. Sable brings to the Board his strategic insight and ability to connect talent across marketing disciplines and geographies.

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PROPOSAL ONE: ELECTION OF DIRECTORS

Noel J. Spiegel
Age: 72 Director since: June 2011 Independent (Lead Independent Director)

BACKGROUND

Mr. Spiegel was a partner at Deloitte & Touche, LLP (“Deloitte”), where he practiced from September 1969 until his retirement in May 2010. In his over 40-year career at Deloitte, he served in numerous management positions, including as Deputy Managing Partner, member of the Executive Committee, Managing Partner of Deloitte’s Transaction Assurance practice, Global Offerings and IFRS practice and Technology, Media and Telecommunications practice (Northeast Region), and as Partner-in-Charge of Audit Operations in Deloitte’s New York Office. Mr. Spiegel holds a B.S. from Long Island University and attended the Advanced Management Program at Harvard Business School.

Committees: • Audit (Chair) • Compensation • Nominating	SKILLS AND QUALIFICATIONS Mr. Spiegel provides expertise in public company accounting, disclosure and financial system management to the Board and, more specifically, to the Audit Committee.
Current Public Company Directorships: • Radian Group Inc. • vTv Therapeutics Inc.	PREVIOUS DIRECTORSHIPS Mr. Spiegel previously served as a director at Vringo, Inc. (2013-2016).

2020 Proxy Statement	|	19

PROPOSAL ONE: ELECTION OF DIRECTORS

The following Class III Directors have terms that expire

as of the 2022 Annual Meeting:

Deborah A. Henretta
Age: 58 Director since: February 2019 Independent Committees: • Audit • Compensation • Nominating Current Public Company Directorships: • Corning, Inc. • Meritage Homes Corporation • NiSource, Inc.

BACKGROUND

Ms. Henretta has over 30 years of business leadership experience across both developed and developing markets, as well as expertise in brand building, marketing, philanthropic program development and government relations. She joined Procter & Gamble (“P&G”) in 1985. In 2005, she was appointed President of P&G’s business in Association of Southeast Asian Nations, Australia and India. She was appointed group president, P&G Asia in 2007, group president of P&G Global Beauty Sector in June 2013, and group president of P&G E-Business in February 2015. She retired from P&G in June 2015.

Ms. Henretta was a member of Singapore’s Economic Development Board (“EDB”) from 2007 to 2013. She contributed to the growth strategies for Singapore, and was selected to serve on the EDB’s Economic Strategies Committee between 2009 and 2011. In 2008, she received a U.S. State Department appointment to the Asia-Pacific Economic Cooperation’s Business Advisory Council. In 2011, she was appointed chair of this 21-economy council, becoming the first woman to hold the position. In that role, she advised top government officials, including former President Barack Obama and former Secretary of State Hillary Clinton.

Ms. Henretta currently is a partner at G100 Companies, a position she has held since 2015, where she assisted in establishing a Board Excellence program that provides director education on board oversight and governance responsibilities, including the areas of digital transformation and cyber security, as well as a partnership program for New Director Training. She holds a master’s degree in advertising research from Syracuse University and a B.A. in communications from St. Bonaventure.

SKILLS AND QUALIFICATIONS

Ms. Henretta has significant experience in business leadership and global and international operations. She is skilled in brand building, marketing and emerging market management. She also brings significant knowledge of digital transformation and cyber security to the Board.

PREVIOUS DIRECTORSHIPS
Ms. Henretta previously served as a director of Staples, Inc. (2016-2017).

Thomas R. Ketteler
Age: 77 Director since: February 2011 Independent Committees: • Audit • Compensation • Nominating Current Public Company Directorships: • None

BACKGROUND

Prior to his retirement from SSC, a private company, in 2005, Mr. Ketteler served as Chief Operating Officer of SSC (since 1995), as Executive Vice President of Finance and Treasurer (from 1981), and as a Director (since 1985). Prior to SSC, he was a partner in the firm of Alexander Grant and Company, Certified Public Accountants. Mr. Ketteler served as a consultant to the Board from 2003 until June 2010. He holds a B.A. in Accounting from Thomas More College and is a Certified Public Accountant (“CPA”).

SKILLS AND QUALIFICATIONS

Mr. Ketteler provides expertise, including through his background as a CPA and experience holding several executive-level positions, in financial and accounting issues and his historical experience with the Company is invaluable to the Board.

PREVIOUS DIRECTORSHIPS
Mr. Ketteler previously served on the Board of Encompass Group, Inc. (2007-2011).

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PROPOSAL ONE: ELECTION OF DIRECTORS

Cary D. McMillan
Age: 62 Director since: June 2007 Independent Committees: • Audit • Compensation (Chair) • Nominating Current Public Company Directorships: • Hyatt Corporation

BACKGROUND

Mr. McMillan has served as Chief Executive Officer of True Partners Consulting, LLC, a professional services firm providing tax and other financial services, since December 2005. From October 2001 to April 2004, he was the Chief Executive Officer of Sara Lee Branded Apparel. Mr. McMillan served as Executive Vice President of Sara Lee Corporation (“Sara Lee”), a branded consumer packaged goods company, from January 2000 to April 2004. From November 1999 to December 2001, he served as Chief Financial and Administrative Officer of Sara Lee. Prior thereto, Mr. McMillan served as an audit partner with Arthur Andersen LLP. Mr. McMillan holds a B.S. from the University of Illinois and is a CPA.

SKILLS AND QUALIFICATIONS

Mr. McMillan brings to the Board demonstrated leadership abilities as a Chief Executive Officer and a deep understanding of business, both domestically and internationally. His experience as a former audit partner and CPA also provides him with extensive knowledge of financial and accounting issues. Furthermore, Mr. McMillan’s current and prior service on other public boards provides the Board with a diversified knowledge of best corporate governance and compensation practices. Mr. McMillan also serves on the AEO Foundation Board and brings a wealth of philanthropic experience to the position.

PREVIOUS DIRECTORSHIPS
Mr. McMillan previously served as a director of McDonald’s Corporation (2003-2015), Hewitt Associates, Inc. (2002-2010), and Sara Lee Corporation (2000-2004).

Each of the nominees has consented to be named as a nominee. If any nominee should become unavailable to serve, the Board may decrease the number of directors pursuant to our Amended and Restated Bylaws (the “Bylaws”) or may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. The Board has no reason to believe that any nominee will be unavailable or, if elected, unable to serve.

2020 Proxy Statement	|	21

CORPORATE GOVERNANCE

The following section discusses the Company’s corporate governance, including the role of the Board and its Committees. Additional information regarding corporate governance, including our Corporate Governance Guidelines, the charters of our Audit, Compensation, and Nominating Committees and our Code of Ethics, which applies to all of our directors, officers (including the Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer) and employees, may be found on our Investors website at investors.ae.com. Any amendments or waivers to our Code of Ethics will also be available on our website. A copy of the corporate governance materials is available in print to any stockholder upon request.

The Role of the Board

The Board is responsible for overseeing management, which is, in turn, responsible for the operations of the Company. The Board’s primary areas of focus are strategy, risk management, corporate governance and compliance, as well as evaluating management and guiding changes as circumstances warrant. In many of these areas, significant responsibilities are delegated to the Board’s Committees, which are responsible for reporting to the Board on their activities and actions. Please refer to “Board Committees” for additional information on our Committees.

Board Oversight of Risk Management

The Board as a whole has the responsibility for risk oversight and management, with a focus on the most significant risks facing the Company, including strategic, competitive, economic, operational, financial, legal, regulatory, compliance, and reputational risks. In addition, Board Committees oversee and review risk areas that are particularly relevant to their respective areas of responsibility and oversight. The risk oversight responsibility of the Board and its Committees is supported by our management reporting processes, which are designed to provide visibility to the Board to those Company personnel responsible for risk assessment, including our management-led Enterprise Risk Management Committee, and information about management’s identification, assessment, and mitigation strategies for critical risks. The Company’s Enterprise Risk Management Committee is chaired by the Chief Financial Officer and composed of all members of our executive leadership team, as well as other key financial control representatives. The Board receives a quarterly Enterprise Risk Management risk report from the Chief Financial Officer during routine board meetings.

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CORPORATE GOVERNANCE

The Board

•  Assesses major risks facing the Company and reviews options for risk mitigation with the assistance of management and the Board Committees

•  Monitors risks that have been delegated to a particular Committee through regular reports provided by the respective Board Committees

Audit Committee	Compensation Committee	Nominating Committee

•  Assesses major financial risk exposures and steps taken by management to address the same

•  Responsible for the review and assessment of information technology and cybersecurity risk exposures and the steps taken to monitor and control those exposures

•  Reviews risks identified during the internal and external auditors’ risk assessment procedures

•  Oversees risk management related to employee compensation plans and arrangements

•  Assesses whether the Company’s compensation plans and practices may incentivize excessive risk-taking and the relationship between risk management policies and compensation

•  The Compensation Committee has determined that the risks arising from the Company’s plans and policies are not reasonably likely to have a material adverse effect on the Company

•  Manages risks associated with corporate governance policies and practices

•  Reviews any risks and exposures relating to director and executive succession planning

•  Oversees risk management related to the Company’s governance, and social responsibility and sustainability programs

Director Selection and Nominations

The Nominating Committee periodically reviews the appropriate size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. In evaluating and determining whether to recommend a candidate to the Board, the Nominating Committee reviews the appropriate skills and characteristics required of Board members in the context of the background of existing members and in light of the perceived needs for the future growth of our business. This includes a review of issues of diversity in background and experience in different substantive areas such as retail operations, marketing, technology, distribution, mergers and acquisitions, and finance. The Board seeks the best director candidates based on the skills and characteristics required without regard to race, color, national origin, religion, disability, marital status, age, sexual orientation, gender, gender identity and expression, or any other basis protected by federal, state, or local law. In 2019, the Nominating Committee formalized its diversity focus by approving new Corporate Governance Guidelines mandating that any search that the Nominating Committee engages for a new director must include women and minority candidates in the pool from which the Nominating Committee selects director candidates; the Nominating Committee will review the efficacy of this focus on a going-forward basis. Board diversity is valued and provides many benefits, including creativity, variety in approaches to problem solving, and the ability to work effectively in our various markets. We also value a Board that reflects the diverse makeup of our associate and customer base.

2020 Proxy Statement	|	23

CORPORATE GOVERNANCE

Director Skills and Qualifications

The Nominating Committee believes that the current members of the Board collectively have the level and balance of skills, experience, diversity, and character to execute the Board’s responsibilities. The table below is a summary of the range of skills and experiences that each director brings to the Board, each of which we find to be relevant to our business. Because it is a summary, it does not include all of the skills, experiences, and qualifications that each director offers, and the fact that a particular experience, skill, or qualification is not listed does not mean that a director does not possess it. All of our directors exhibit high integrity, an appreciation for diversity of background and thought, innovative thinking, a proven record of success, and deep knowledge of corporate governance requirements and best practices.

Attributes, Experience and Skills	Jay L. Schottenstein	Sujatha Chandrasekaran	Deborah A. Henretta	Thomas R. Ketteler	Cary D. McMillan	Janice E. Page	David M. Sable	Noel J. Spiegel
Leadership Experience	✓	✓	✓	✓	✓	✓	✓	✓
Retail Industry Experience	✓	✓	✓	✓	✓	✓	✓	✓
Financial Literacy	✓	✓	✓	✓	✓	✓	✓	✓
Audit Committee Financial Expertise				✓	✓			✓
Risk Management Experience	✓	✓	✓	✓	✓	✓	✓	✓
International Experience	✓	✓	✓		✓	✓	✓	✓
Marketing and Consumer Insight	✓	✓	✓			✓	✓
Technology and Digital Expertise	✓	✓	✓				✓	✓
Real Estate Experience	✓			✓		✓
Crisis Management Experience	✓					✓	✓	✓
Mergers and Acquisitions Experience	✓	✓	✓	✓	✓	✓	✓	✓
Corporate Social Responsibility Experience	✓		✓		✓	✓	✓
Other Public Company Board Service	✓	✓	✓	✓	✓	✓		✓

Director Tenure

The Nominating Committee and the Board believe it is important for the Board to be “refreshed” by adding new directors from time to time, balanced against the importance of having directors who have a deep, historical experience, and institutional knowledge of the Company, its strategies and market opportunities and challenges. The Nominating Committee and the Board also believe that our long-serving directors bring critical skills and a historical perspective to the Board, which are highly relevant in a cyclical business such as retail. In addition, the Nominating Committee and the Board believe that longer-serving directors have a deep knowledge and understanding of our business, balanced against the fresh information and perspectives brought by our newer directors. We maintain a director retirement policy under which no director may be appointed or nominated to a new term if he or she would be age 78 or older at the time of election, unless otherwise determined by the Board.

Director Nominations

Candidates may come to the attention of the Nominating Committee from a variety of sources, including current Board members, stockholders and management. All candidates are reviewed in the same manner, regardless of the source of the recommendation. The Nominating Committee has retained the services of a search firm in the past to assist in identifying and evaluating qualified director candidates. The Nominating Committee will consider the recommendations of stockholders regarding potential director candidates. See “Submission of Nominations and Proposals for the 2021 Annual Meeting” for information regarding the submission of director nominee recommendations.

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CORPORATE GOVERNANCE

Director Independence

Our Board is 88% independent and such independent oversight bolsters our success. Our Board has determined that each of the following non-employee directors qualifies as “independent” in accordance with the listing requirements of the NYSE and applicable SEC rules:

Sujatha Chandrasekaran
Deborah A. Henretta
Thomas R. Ketteler
Cary D. McMillan
Janice E. Page
David M. Sable
Noel J. Spiegel

In particular, the Board affirmatively determined that none of these directors had relationships that would cause them not to be independent under the specific criteria of Section 303A.02 of the NYSE Listed Company Manual. The Board also determined that each member of the Audit Committee meets the heightened independence standards required for audit committee members under the NYSE listing standards and applicable SEC rules, and considered the additional factors under the NYSE listing standards relating to members of the Compensation Committee before determining that each member of the Compensation Committee is independent.

In making these determinations, the Board took into account all factors and circumstances that it considered relevant, including the following:

•	Whether the director is currently, or at any time during the last three years was, an employee of the Company or any of its subsidiaries;

•	Whether any immediate family member of the director is currently, or at any time during the last three years was, an executive officer of the Company or any of its subsidiaries;

•

Whether the director is an employee or any immediate family member of the director is an executive officer of a company that has made payments to, or received payments from, the Company or any of its subsidiaries for property or services in an amount that is in excess of the greater of $1 million, or 2% of such other company’s consolidated fiscal gross revenues in the current year or any of the past three fiscal years;

•

Whether the director is an executive officer of a charitable organization that received contributions from the Company or any of its subsidiaries in the past three years in an amount that exceeds the greater of $1 million, or 2% of the charitable organization’s consolidated gross revenues;

•

Whether the director or any of the director’s immediate family members is, or has been in the past three years, employed by a company that has or had, during the same period, an executive officer of the Company on its compensation committee;

•

Whether the director or any of the director’s immediate family members is, or has been in the past three years, a partner or employee of the Company’s independent registered public accounting firm; and

•

Whether the director or any of the director’s immediate family members accepted any payment from the Company or any of its subsidiaries in excess of $120,000 during the current fiscal year or any of the past three fiscal years, other than compensation for Board or Board committee service and pension or other forms of deferred compensation for prior service.

Mr. Schottenstein is not independent because he is an executive officer of the Company. See “Related Party Transactions” for information regarding our policy on related party transactions and transactions with affiliates of Mr.  Schottenstein, who is our sole employee director.

Board Leadership Structure

The current leadership structure of our Board consists of a combined Executive Chairman and Chief Executive Officer position that is held by Mr. Schottenstein and a Lead Independent Director appointed annually by the independent directors. The Board

2020 Proxy Statement	|	25

CORPORATE GOVERNANCE

has determined that combining the positions of Executive Chairman and Chief Executive Officer is most appropriate for the Company at this time. Having Mr. Schottenstein in this combined position provides unified leadership and direction to the Company and strengthens his ability to develop and implement strategic initiatives. His duties include presiding over meetings of the Board, setting meeting agendas and schedules of the Board in collaboration with the Lead Independent Director, and providing strategic insight and guidance to the Board. Our Board believes that the current Board composition, along with an emphasis on Board independence, provides effective independent oversight of management. Mr. Spiegel served as our Lead Independent Director for Fiscal 2019.

Our Corporate Governance Guidelines establish robust and well-defined duties for our Lead Independent Director. Our Board’s support of the current leadership structure is premised on these duties being transparently disclosed, comprehensive in nature, and actively exercised. The Lead Independent Director is responsible for:

•	Presiding over the meetings of independent directors;

•	Serving as a liaison between the Chair and independent directors;

•	Having input on information sent to the Board;

•	Collaborating with the Chair on meeting agendas for the Board; and

•	Approving meeting schedules to ensure that there is sufficient time for discussion of all agenda items.

The Lead Independent Director also has the authority to call meetings of the independent directors, and, if requested by major stockholders, is available, when appropriate, for consultation and direct communication with our stockholders. We believe that this leadership structure provides our Board with the greatest depth of leadership and experience, while also providing independent oversight of the Company.

Board Practices

Meetings of Independent Directors

The Board’s policy is to have the independent directors meet separately in executive session in connection with each regularly scheduled Board meeting (at least four times annually). During each meeting of the independent directors, the Lead Independent Director will preside and lead the discussion.

Self-Assessments

We annually evaluate the performance of the Board and its Committees. The Board believes it is important to assess both its overall performance and the performance of its Committees, and to solicit and act upon feedback received, where appropriate. As part of the Board’s self-assessment process, directors consider various topics related to Board composition, structure, effectiveness, and responsibilities, as well as the overall mix of director skills, experience, and backgrounds.

Director Education/Orientation

Our Board believes that director education is vital to the ability of directors to fulfill their roles, and supports Board members in their continuous learning. The Board encourages directors to participate annually in external continuing director education programs, and we reimburse directors for their expenses associated with this participation. Our directors also attend professional development forums and industry-leading conferences convened by the NACD, external accounting firms, and retail/brand organizations focused on topics that are relevant to their duties as a director. Continuing director education is also provided during Board meetings and other Board discussions as part of the formal meetings, and as stand-alone information sessions outside of meetings. Each year, we hold a two-day educational program covering topics such as business developments and strategy, developments in corporate governance, evolving retail trends, and fiduciary duties. During Fiscal 2019, our Board participated in roundtable discussions with our advisors on topics including governance matters, executive compensation, regulatory developments, and workplace culture and anti-harassment. The Board also participated in learning opportunities with management on numerous subjects, including those related to our stockholder engagement activities, regulatory developments, technology, crisis management, and cybersecurity matters.

All new directors also participate in our director orientation program during their first six months on our Board. The Board believes that it is important for each newly elected director to have an understanding of our Company, the specialty retail industry, and his or her duties as a director. We provide this initial information through a combination of reference materials, formal meetings with

26	|

CORPORATE GOVERNANCE

business leaders and tours of our facilities/store locations. The orientation program is designed to familiarize new directors with the Company’s businesses, strategies and challenges. We believe this on-boarding approach over the first six months of Board service, coupled with participation in regular Board and committee meetings, provides new directors with a strong foundation in our Company’s businesses, connects directors with members of management with whom they will interact and oversee, and accelerates their effectiveness to engage fully in Board deliberations.

Board Committees

The Board has a standing Audit Committee, a standing Compensation Committee and a standing Nominating Committee. These Committees are governed by written charters, which were approved by the Board and are available on our Investors website at investors.ae.com.

The following sets forth Committee memberships as of the date of this Proxy Statement.

Director	Audit Committee	Compensation Committee	Nominating Committee

Jay L. Schottenstein, Executive Chairman of the Board and Chief Executive Officer	—	—	—

Sujatha Chandrasekaran

Deborah A. Henretta

Thomas R. Ketteler

Cary D. McMillan

Janice E. Page

David M. Sable

Noel J. Spiegel, Lead Independent Director

= Member	= Committee Chair	= Audit Committee Financial Expert

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CORPORATE GOVERNANCE

Board Committee Responsibilities
	Responsibilities	Committee Members	Meetings in Fiscal 2019

AUDIT COMMITTEE

The primary function of the Audit Committee is to assist the Board with oversight of:

•  the integrity of the financial statements;

•  the qualifications, performance and independence of the independent registered public accounting firm;

•  the performance of the internal audit function; and

•  our compliance with regulatory and legal requirements, including the financial reporting and disclosure process.

The Audit Committee also reviews, approves, and monitors the terms of any new related party transactions, as required, in accordance with the policy developed and approved by the Audit Committee.

The Board has determined that each member of the Audit Committee meets all applicable independence and financial literacy requirements under the NYSE listing standards.

		Sujatha Chandrasekaran Deborah A. Henretta Thomas R. Ketteler * Cary D. McMillan * Janice E. Page David M. Sable Noel J. Spiegel (Chair)* * Audit Committee financial experts	9

COMPENSATION COMMITTEE

The primary function of the Compensation Committee is to aid the Board in meeting its responsibilities with regard to oversight and determination of executive compensation. Among other matters, the Compensation Committee:

•  reviews, recommends, and approves salaries and other compensation of executive officers; and

•  administers our stock award and incentive plans (including reviewing, recommending, and approving stock award grants to executive officers).

The Compensation Committee has the authority to retain a compensation consultant after taking into consideration all factors relevant to the adviser’s independence from management, including those specified in Section 303A.05(c) of the NYSE Listed Company Manual.

The Compensation Committee has the authority to delegate its authority to subcommittees, including subcommittees consisting solely of one or more persons, other Board members, and/or officers. Additionally, the Compensation Committee may delegate to the CEO the authority to review and grant equity awards to employees who are not executive officers.

All members of the Compensation Committee are independent under applicable NYSE listing standards.

		Sujatha Chandrasekaran Deborah A. Henretta Thomas R. Ketteler Cary D. McMillan (Chair) Janice E. Page David M. Sable Noel J. Spiegel	9

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CORPORATE GOVERNANCE

Board Committee Responsibilities
	Responsibilities	Committee Members	Meetings in Fiscal 2019

NOMINATING COMMITTEE

The function of the Nominating Committee is to aid the Board in meeting its responsibilities with regard to:

•  the organization and operation of the Board;

•  selection of nominees for election to the Board;

•  the evaluation of Board procedures and performance; and

•  social corporate responsibility, sustainability, and other corporate governance matters.

The Nominating Committee developed and reviews annually our Corporate Governance Guidelines, which were adopted by the Board and are available under the ”Corporate Governance” section of our website at investors.ae.com.

All members of the Nominating Committee are independent under NYSE listing standards.

		Sujatha Chandrasekaran Deborah A. Henretta Thomas R. Ketteler Cary D. McMillan Janice E. Page (Chair) David M. Sable Noel J. Spiegel	5

Stockholder Outreach

We welcome feedback and value regular dialogue with our stockholders. In Fiscal 2019, the Company continued to have extensive engagement with our stockholders. On a regular basis, we invite stockholders to visit with senior management. We also participate in numerous investor conferences and events, during which we meet with current and prospective stockholders. These meetings are generally focused on Company performance and our long-term strategic initiatives, aimed at driving growth and stockholder returns. The content of these discussions were reported to the Board, and management and the Board discussed comments and business insights provided by these stockholders. We expect to continue such discussions prior to the 2020 Annual Meeting and, as a matter of policy and practice, foster and encourage engagement with our stockholders on an ongoing basis.

Communications with the Board

The Board provides a process for stockholders and all interested parties to send communications to the independent members of the Board, as described on our Investors website at investors.ae.com.

Stockholders wishing to communicate with the Board may send an email to boardofdirectors@ae.com or write to: American Eagle Outfitters, Inc. at our principal executive offices located at 77 Hot Metal Street, Pittsburgh, PA 15203, c/o the Corporate Secretary. Communications intended for a specific director or directors (such as the Lead Independent Director or independent directors) should be addressed to his, her or their attention c/o the Corporate Secretary at this address. Communications received from stockholders are provided directly to Board members following receipt of the communications (other than spam, junk mail, mass mailings, solicitations, resumes, job inquiries, or other matters unrelated to the Company).

Director Attendance

During Fiscal 2019, the Board met six times and each member of the Board attended no fewer than 75% of the total number of meetings of the Board and of the Board Committee(s) on which such director served for the period of such service. It is our expectation, but not a requirement, that all current directors attend the Annual Meeting of Stockholders. All members of the Board attended our 2019 Annual Meeting.

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CORPORATE GOVERNANCE

Related Party Transactions

We have a Related Party Transaction Policy (the “Policy”) to allow us to identify, document, and properly disclose related party transactions. The Policy applies to our directors and executive officers, as well as all associates who have authority to enter into commitments on behalf of the Company. Under the Policy, a related party transaction is any transaction to which we or any of our subsidiaries is a participant and in which a related party has a direct or indirect material interest. Examples of transactions include the purchase or sale of goods, the provision of services, the rental of property, or the licensing of intellectual property rights. Additionally, the following constitute related party transactions: (1) transactions where a related party or a member of such related party’s immediate family is a supplier of goods or services, owns or is employed by a business that supplies us; (2) the employment of a member of such related party’s immediate family by us; or (3) an applicable related party’s service on the board of directors of a business that supplies goods or services to us. Certain related party transactions must be approved in advance by the Audit Committee if they involve a significant stockholder, director, or executive officer. All other related party transactions must be disclosed in writing to, and approved in advance by, our General Counsel and our Chief Financial Officer. Each quarter, each individual covered by the Policy is required to certify that any related party transaction has been fully and accurately disclosed in our filings with the SEC.

In the ordinary course of business, we have entered into agreements with affiliates of Jay L. Schottenstein, our Executive Chairman of the Board and Chief Executive Officer. We believe that each of these agreements is on terms at least as favorable to us as could be obtained in an arm’s length transaction with an unaffiliated third party. The material terms of these transactions are described below. In each case, the transaction was approved in advance by the Audit Committee in accordance with our Policy.

Leases

During Fiscal 2016, we entered into a store lease for an AE flagship store in Las Vegas with SG Island Plaza LLC (“SG Island Plaza”), an entity in which an affiliate of Mr. Schottenstein has a 25% interest. Pursuant to that lease, we incurred rent and other expenses of approximately $2.8 million during Fiscal 2019. In addition to these charges, we also may incur an annual payment equal to a percentage of the applicable store’s gross sales in excess of specified thresholds. The Company did not incur any such percentage rent payments related to this lease in Fiscal 2019. The lease expires in September 2027.

In April 2018, we entered into a store lease for an Aerie store in Las Vegas with SG Island Plaza. Pursuant to that lease, we incurred rent and other expenses of approximately $1.7 million during Fiscal 2019. In addition to these charges, we also may incur an annual payment equal to a percentage of the applicable store’s gross sales in excess of specified thresholds. The Company did not incur any such percentage rent payments related to this lease in Fiscal 2019. The lease expires in January 2029.

Agreement for Media Services

The Company has an agreement with Retail Entertainment Design, LLC (“R.E.D.”) for in-store music program services. A majority of R.E.D. is owned by Jubilee-RED LLC, which is indirectly owned by trusts for which Mr. Schottenstein serves as trustee. Mr. Schottenstein does not receive any remuneration for serving as trustee of the trusts. Payments by the Company to R.E.D. during Fiscal 2019 under the agreements totaled approximately $0.8 million.

TACKMA Inventory Purchase

During Fiscal 2019, the Company entered into transactions with TACKMA LLC for the purchase of American Eagle inventory totaling $0.9 million. TACKMA is indirectly owned by a trust benefitting Jeffrey Schottenstein, Mr. Schottenstein’s son.

Green Growth Brands Merchandise Agreement

The Company entered into transactions with Green Growth Brands LLC (“GGB”) in Fiscal 2019 for the purchase of American Eagle and Aerie health and beauty product inventory totaling $3.7 million. An affiliate of Mr. Schottenstein owns approximately 20% of GGB.

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CORPORATE GOVERNANCE

Director Compensation

Directors who are employees of the Company do not receive additional compensation for serving as directors. The table below sets forth the compensation for directors who were not employees of the Company during Fiscal 2019. In addition, we pay attorneys’ fees related to the preparation and filing of director stock ownership forms with the SEC. We also reimburse travel expenses to attend Board and Committee meetings and director continuing education expenses. The Compensation Committee is charged with reviewing and making recommendations to the Board regarding director compensation. In making its recommendations, the Compensation Committee considers the overall size of the Board, the significant time committed by each of our directors to the performance of their duties, as well as peer data and input from the Compensation Committee’s independent compensation consultant. In the past, the Compensation Committee has engaged FW Cook to conduct comprehensive reviews and competitive assessments of the Company’s non-employee director compensation program. The Board did not make any changes to its director compensation program during Fiscal 2019.

Fiscal 2019 Director Compensation(1)

	Fees Earned or Paid in Cash(2)	Stock Awards(3)	Total

Sujatha Chandrasekaran	$113,333	$150,000	$263,333

Deborah A. Henretta	$110,027	$144,167	$254,194

Thomas R. Ketteler	$130,000	$150,000	$280,000

Cary D. McMillan	$155,000	$150,000	$305,000

Janice E. Page	$150,000	$150,000	$300,000

David M. Sable	$110,833	$150,000	$260,833

Noel J. Spiegel	$225,000	$150,000	$375,000

(1)	Fiscal 2019 refers to the 52-week period ended February 1, 2020.

(2)

Amounts represent fees earned or paid during Fiscal 2019. The table below sets forth the annual director cash fees, which are payable in installments on the first business day of each calendar quarter.

Annual Retainer	$65,000

Additional Annual Retainer for Committee Service (per Committee)	$20,000

Additional Annual Retainer for Committee Chairs

Audit Committee	$40,000

Compensation Committee	$20,000

Nominating and Corporate Governance Committee	$15,000

Additional Annual Retainer for Lead Independent Director	$50,000

The Board has a per meeting fee of $2,500 for any Board and/or Committee meetings attended by a non-employee director in excess of the planned number of meetings for the fiscal year. The additional meeting fees are payable quarterly following the end of the previous quarter.

(3)

Amounts include stock awards granted in Fiscal 2019 valued on the date of grant. Non-employee directors receive an automatic, fully-vested stock grant of a number of shares equal in value to $37,500 based on the closing sale price per share of our stock on the first day of each calendar quarter under our 2017 Stock Award and Incentive Plan, as Amended and Restated, effective March 14, 2018 (the “2017 Plan”). Directors may defer receipt of up to 100% of the shares payable under the quarterly stock grant in the form of share units. Messrs. Ketteler, McMillan, Sable, and Spiegel and Ms. Henretta elected to defer their quarterly share retainers during calendar years 2019 and 2020.

See “Ownership of Our Shares” for information about stock ownership guidelines applicable to our Board.

Compensation of Executive Chairman of the Board

Jay L. Schottenstein, our Chief Executive Officer, also serves as our Executive Chairman of the Board and does not receive additional compensation for this role. Mr. Schottenstein’s Fiscal 2019 compensation is set forth under the section titled “Compensation Tables and Related Information.”

2020 Proxy Statement	|	31

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the fiscal year ending January 30, 2021. Although stockholder ratification is not required by our bylaws or otherwise, the Board believes it is advisable to provide stockholders an opportunity to ratify this selection and is submitting the selection of EY to our stockholders for ratification as a matter of good corporate practice. In the event the stockholders do not ratify the appointment of EY, the Audit Committee will reconsider its appointment. In addition, even if the stockholders ratify the appointment of EY, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that a change is in the best interest of the Company.

Representatives of EY are expected to be present at the 2020 Annual Meeting to respond to appropriate questions and to make a statement if such representatives so desire.

The Board recommends that the stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2021.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our financial reporting process on behalf of the Board. Management has the primary responsibility for the consolidated financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements included in the Annual Report as of and for the year ended February 1, 2020 with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

The Audit Committee reviewed and discussed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles, its judgments as to the quality, not just acceptability, of our accounting principles and such other matters as are required to be discussed relating to the conduct of the audit under the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301 (Communications with Audit Committees). In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB and has discussed with the independent registered public accounting firm its independence from management and the Company, including the matters in the written disclosures required by Rule 3526 of the PCAOB, Communication with Audit Committees Concerning Independence, and considered the compatibility of nonaudit services with the firm’s independence.

The Audit Committee discussed with our internal auditors and our independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee also carried out the additional responsibilities and duties as outlined in its charter.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Annual Report on Form 10-K as of and for the year ended February 1, 2020 for filing with the Securities and Exchange Commission.

This report is not soliciting material, is not deemed to be filed with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

This report has been furnished by the Audit Committee of the Board of Directors.

Noel J. Spiegel (Chair)

Sujatha Chandrasekaran

Deborah A. Henretta

Thomas R. Ketteler

Cary D. McMillan

Janice E. Page

David M. Sable

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INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

During Fiscal 2019, EY served as our independent registered public accounting firm and, in that capacity, rendered an unqualified opinion on our consolidated financial statements as of and for the year ended February 1, 2020.

The following table sets forth the aggregate fees billed to us by our independent registered public accounting firm in each of the last two fiscal years:

Description of Fees	Fiscal 2019	Fiscal 2018
Audit Fees	$1,881,500	$1,698,800
Audit-Related Fees	26,250	26,250
Tax Fees	467,434	381,487
All Other Fees	4,000	2,000
Total Fees	$2,379,184	$2,108,537

“Audit Fees” include fees billed for professional services rendered in connection with (1) the audit of our consolidated financial statements, including the audit of our internal control over financial reporting, and the review of our interim consolidated financial statements included in quarterly reports; (2) statutory audits of foreign subsidiaries; and (3) services that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, consents, assistance with the review of registration statements filed with the SEC and consultation regarding financial accounting and/or reporting standards. “Audit-Related Fees” include fees billed for audits of the Company’s employee benefit plan. “Tax Fees” primarily include fees billed related to federal, state, and local tax compliance and consulting. “All Other Fees” include fees billed for accounting research software.

The Audit Committee has adopted a policy that requires pre-approval of all audit services and permitted non-audit services to be performed by the independent registered public accounting firm, subject to the de minimis exceptions for non-audit services as described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate the authority to grant pre-approvals of audit and permitted non-audit services to subcommittees consisting of one or more members when it deems appropriate, provided that decisions of such subcommittee shall be presented to the full Audit Committee at its next scheduled meeting. All audit and non-audit services provided to the Company by EY during Fiscal 2019 were pre-approved by the Audit Committee in accordance with such policy.

2020 Proxy Statement	|	33

PROPOSAL THREE: APPROVAL OF THE 2020 STOCK AWARD AND INCENTIVE PLAN

Background and Summary of 2020 Plan

At the 2020 Annual Meeting, stockholders will be asked to approve the adoption of the American Eagle Outfitters, Inc. 2020 Stock Award and Incentive Plan (the “2020 Plan”) to serve as the successor to the 2017 Stock Award and Incentive Plan, as amended (the “2017 Plan”). The Board believes that equity awards are a critical part of our compensation program and that the 2017 Plan and its predecessor, the 2014 Stock Award and Incentive Plan (together, the “Prior Plans”), have been effective in attracting and retaining employees, non-employee directors, and consultants of outstanding ability. Our compensation philosophy emphasizes equity-based awards because they align the interests of our executive officers, directors, and key employees with those of our stockholders, encourage long-term retention, and incentivize long-term value creation. To enable the Company to continue offering meaningful equity-based incentives to key employees, non-employee directors, and consultants, the Board believes that it is both necessary and appropriate to increase the number of shares available for these purposes.

As a result, on April 13, 2020, our Board, on the recommendation of the Compensation Committee, unanimously approved and adopted the 2020 Plan, subject to stockholder approval. If approved by stockholders at the 2020 Annual Meeting, the 2020 Plan will be effective upon such approval (the “Effective Date”). If approved by stockholders, the 2020 Plan will replace the 2017 Plan, and no further awards will be made under the 2017 Plan after the Effective Date. However, each outstanding award under the Prior Plans, as applicable, will remain outstanding under the applicable plan and will continue to be governed under its terms and any applicable award agreement. If the 2020 Plan is not approved by the Company’s stockholders, the 2017 Plan will remain in effect as it existed immediately prior to the 2020 Annual Meeting, and awards may continue to be made thereunder until the 2017 Plan terminates or is superseded.

The Board believes that the 2020 Plan will promote the interests of stockholders and is consistent with principles of good corporate governance, including:

✓

Reserve Shares for Future Equity Awards. The 2020 Plan will reserve a sufficient number of shares to enable us to grant equity awards, which is a critical component of our compensation program that is designed to attract, motivate, and retain employees, including our executive officers, non-employee directors, and consultants, whom we expect will contribute to our financial success.

✓	Independent Committee. The 2020 Plan will be administered by our Compensation Committee, which is composed entirely of independent directors who meet NYSE standards for independence.

✓

No Discounted Options or SARs. All options and stock appreciation rights (“SARs”) awarded under the 2020 Plan must have an exercise or base price that is not less than the fair market value of a share of common stock on the date of grant.

✓

Limits on Non-Employee Director Awards. The 2020 Plan contains a limit on the aggregate value of equity awards that may be made, together with any cash fees that may be paid, to non-employee directors in a year.

✓	Minimum Vesting. Under the 2020 Plan, awards generally may not vest in less than one year from the date of grant, subject to certain exceptions discussed below.

✓

No Repricing. The 2020 Plan prohibits any repricing of options and SARs or cash buyouts of underwater options and SARs, unless approved by stockholders or in connection with a corporate transaction involving the Company.

✓

No Liberal Share Recycling of Options or SARs. Shares underlying options and SARS issued under the 2020 Plan will not be recycled into the share pool under the 2020 Plan if they are withheld in payment of the exercise price of the award or to satisfy tax withholding obligations in respect of the such awards.

✓

Restrictions on Dividends and Dividend Equivalents. The 2020 Plan prohibits participants from receiving current dividends or dividend equivalents that are paid before the underlying award vests and is paid.

✓	Performance Awards. Under the 2020 Plan, the Compensation Committee may grant performance-based awards to ensure alignment between the interests of award recipients with those of our stockholders.

✓	Clawback Policy. Awards under the 2020 Plan will be subject to clawback under any Company clawback policy or as required by law.

✓	No Tax Gross-Ups. The 2020 Plan does not provide for tax gross-ups with respect to awards.

34	|

PROPOSAL THREE: APPROVAL OF THE 2020 STOCK AWARD AND INCENTIVE PLAN

Determination of Shares To Be Available for Issuance

Increase in Share Pool

The aggregate number of shares of the Company’s common stock that may be issued under the 2020 Plan is (i) 10,200,000 shares, plus (ii) any shares that remain available for issuance under the 2017 Plan as of the Effective Date, plus (iii) any Returning Shares (as defined below), subject to proportionate adjustment in the event of stock splits and similar events. Such shares may be used for all forms of awards under the 2020 Plan and also may be used to settle awards outstanding under the 2017 Plan, to the extent shares are not available under the 2017 Plan.

When deciding on the number of shares to be available for awards under the 2020 Plan, the Board considered a number of factors, including the number of shares available under the 2017 Plan, the number of shares needed for future awards, a dilution analysis, and the current and future accounting expenses associated with our equity award practices.

Based on our current equity award practices, the Board estimates that the authorized shares under the 2020 Plan may be sufficient to provide us with an opportunity to grant equity awards for approximately three to five years, in amounts determined appropriate by the Compensation Committee, which will administer the 2020 Plan (as discussed below). This is only an estimate, and circumstances could cause the share reserve to be used more quickly or more slowly. These circumstances include, but are not limited to, the future price of shares of our common stock, the mix of cash, options and full value awards provided as long-term incentive compensation, grant amounts provided by our competitors, payout of performance-based awards in excess of target in the event of superior performance, hiring activity, and promotions during the next few years.

Overhang as of February 1, 2020

The following table sets forth certain information as of February 1, 2020, unless otherwise noted, with respect to the Company’s equity compensation plans:

Stock Options/SARs Outstanding	2,583,662
Weighted-Average Exercise Price of Outstanding Stock Options/SARs	$18.18
Weighted-Average Remaining Term of Outstanding Stock Options/SARS	4.9 years
Total Stock-Settled Full-Value Awards Outstanding	4,334,089
Remaining shares available for grant under the 2017 Plan*	3,685,676
Additional shares being requested under the 2020 Plan	10,200,000
Basic common shares outstanding as of the record date (April 8, 2020)	165,500,429

*

For reference purposes, the remaining shares available for grant under the 2017 Plan is denoted as of February 1, 2020. The number of shares to be rolled-over into the 2020 Plan will be equal to the actual number of shares which remain available for grant under the 2017 Plan as of the Effective Date. Upon stockholder approval of the 2020 Plan, no further awards will be made under the 2017 Plan or any Prior Plans.

Dilution Analysis

Our Board recognizes the impact of dilution on our stockholders and has evaluated this share request carefully in the context of the need to motivate, retain, and ensure that our leadership team and key employees are focused on our strategic priorities. The total fully-diluted overhang as of February 1, 2020, would be 11.1%. In this context, fully-diluted overhang is calculated as the sum of grants outstanding and shares available for future awards (numerator) divided by the sum of the numerator and basic common shares outstanding, with all data effective as of February 1, 2020. The Board believes that this number of shares of common stock represents a reasonable amount of potential equity dilution, which will allow us to continue awarding the equity awards that are vital to our equity compensation program.

2020 Proxy Statement	|	35

PROPOSAL THREE: APPROVAL OF THE 2020 STOCK AWARD AND INCENTIVE PLAN

Burn Rate

The table below sets forth the following information regarding the awards granted under the 2017 Plan: (i) the burn rate for each of the last three calendar years and (ii) the average burn rate over the last three calendar years. The burn rate for a year has been calculated as follows:

All Stock Options Granted in the Applicable Year	÷	Weighted Average Number of Shares of Common Stock Outstanding for the Applicable Year
+
All Full Value Awards Granted in the Applicable Year (time-based awards valued when granted and performance-based awards valued when earned/vested)

Burn Rate
Award Type	2019	2018	2017	3-Yr. Avg.

A) Stock Options Granted	807,000	715,000	1,055,000

B) Restricted Stock Granted	1,261,000	971,000	1,497,000

C) Performance Shares Earned	245,000	930,000	957,000

D) Total Full-Value Shares (Performance Shares Earned)	1,506,000	1,901,000	2,454,000

E) Total Grants (Performance Shares Earned)	2,313,000	2,616,000	3,509,000

F) Wgt. Avg. Shares Outstanding	169,711,000	176,476,000	177,938,000

Burn Rate % (performance shares earned) (E ÷ F)	1.36%	1.48%	1.97%	1.61%

The Board believes that our compensation program, and particularly the granting of equity awards, allows us to align the interests of eligible participants who are selected to receive awards with those of our stockholders. The 2020 Plan is designed to enable us to formulate and implement a compensation program that will attract, motivate and retain executive officers and other key employees, non-employee directors, and consultants who we expect will contribute to our financial success. The Board believes that awards granted pursuant to the 2020 Plan are a vital component of our compensation program and, accordingly, that it is important that an appropriate number of shares of stock be authorized for issuance under the 2020 Plan.

Description of the Amended Plan

A copy of the 2020 Plan is attached to this Proxy Statement as Appendix A. The following description of certain features of the 2020 Plan is qualified in its entirety by reference to the full text of the 2020 Plan.

Purpose

The purpose of the 2020 Plan is to aid the Company in attracting, retaining, motivating, and rewarding eligible employees, non-employee directors, and consultants. The 2020 Plan aims to provide for equitable and competitive compensation opportunities, recognize individual contributions, reward achievement of Company goals, and promote the creation of long-term value for stockholders.

Plan Administration

The 2020 Plan will be administered by the Compensation Committee (for purposes of this Proposal No. 3, the “Committee”) or such other committee of the Board as may be designated by the Board to administer the 2020 Plan. Each member of such Committee must be a “non-employee director” as defined in Rule 16b-3 under the Exchange Act, and an independent director under the NYSE listing standards. The full Board may perform any function of the Committee except to the extent limited by NYSE rules, in which case the term Committee refers to the Board.

The Committee has the authority under the 2020 Plan to (i) select eligible persons to become participants; (ii) grant awards; (iii) determine the type and number of awards, the dates on which awards may be exercised and on which the risk of forfeiture or

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PROPOSAL THREE: APPROVAL OF THE 2020 STOCK AWARD AND INCENTIVE PLAN

deferral or restricted period relating to awards will lapse or terminate, the acceleration of any such dates, the expiration date of any award, whether, to what extent, and under what circumstances an award may be settled, or the exercise price of an award may be paid, in cash, shares of common stock, other awards, or other property, and other terms and conditions of, and all other matters relating to, awards; (iv) prescribe award agreements and rules and regulations for the administration of the 2020 Plan and, in each case, applicable amendments; (v) construe and interpret the 2020 Plan and award agreements and correct defects, supply omissions or reconcile inconsistencies; and (vi) make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the 2020 Plan. Decisions of the Committee with respect to the administration and interpretation of the 2020 Plan will be final, conclusive, and binding.

Authorized Shares

The aggregate number of shares of the Company’s common stock that may be issued under the 2020 Plan is (i) 10,200,000 shares, plus (ii) any shares that are available for issuance under the 2017 Plan as of the Effective Date, plus (iii) any Returning Shares (as defined below), subject to proportionate adjustment in the event of stock splits and similar events.

Shares of common stock to be issued under the 2020 Plan may be authorized but unissued shares of our common stock or previously-issued shares acquired by the Company. As of March 30, 2020, the closing price of a share of our common stock was $8.15.

Share Counting Provisions

Each share underlying stock-settled awards will count as one share against the aggregate number of shares available for issuance under the 2020 Plan. For purposes of share counting, the number of shares to which an award relates will be counted against the aggregate share reserve at the grant date of the award, unless such number of shares cannot be determined at that time, in which case the number of shares actually distributed pursuant to the award shall be counted against the share reserve at the time of distribution. Awards related to or retroactively added to, or granted in tandem with, substituted for or converted into, other awards will be counted or not counted against the share reserve in accordance with procedures adopted by the Committee or its designee so as to ensure appropriate counting, but to avoid double counting.

Shares subject to awards, or outstanding awards under a Prior Plan, that terminate or expire unexercised, or are canceled, forfeited or lapse for any reason, and shares underlying awards that are ultimately settled in cash or property other than shares (collectively, “Returning Shares”), will again become available for future grants of awards under the 2020 Plan. Under the 2020 Plan, the following shares will not be used to replenish the plan share reserve: (i) shares delivered by the participant or withheld from an award to pay the exercise price of an award, (ii) shares delivered or withheld for the purpose of satisfying a tax withholding obligation relating to an option or SAR, (iii) shares not issued or delivered as a result of the net settlement of an outstanding option or SAR, and (iv) shares repurchased on the open market with the proceeds of option exercises. No awards may be granted under the 2020 Plan after the Company’s annual meeting of stockholders in 2030.

Eligibility

The Committee selects participants from among the employees, non-employee directors, and consultants of the Company and its affiliates. As of March 30, 2020, approximately 400 employees and seven non-employee directors would be eligible to participate in the 2020 Plan. Based upon Company practice, we do not currently expect to grant equity awards to consultants under the 2020 Plan. As of March 30, 2020, 369 employees, seven non-employee directors, and two consultants held awards granted under the Prior Plans. Because our executive officers and non-employee directors are eligible to receive awards under the 2020 Plan, they may be deemed to have a personal interest in the approval of this Proposal 3.

Limitations on Awards to Non-Employee Directors

Notwithstanding any other provision of the Plan to the contrary, the maximum number of shares subject to awards granted during a single fiscal year to any non-employee director, taken together with any cash fees paid to such non-employee director during the fiscal year in respect of such director’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board), cannot exceed $750,000 in total value (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes). The Committee may make exceptions to this limit for a non-executive chair of the Board or, in extraordinary circumstances, for other individual non-employee directors, as the Committee may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.

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PROPOSAL THREE: APPROVAL OF THE 2020 STOCK AWARD AND INCENTIVE PLAN

Types of Awards

The 2020 Plan provides for grants of options, SARs, restricted stock, restricted stock units, and other awards convertible into or otherwise based on shares of our stock. Any award may be granted as a performance-based award. Dividend equivalents may also be provided in connection with an award under the 2020 Plan, other than with respect to options or SARs. Such dividend equivalents will be subject to the same vesting terms as applied to the original award to which it relates.

•

Stock options provide the holder with the option to purchase shares of Company common stock and may be designated under the Code as nonstatutory stock options (which may be granted to all participants) or incentive stock options (which may be granted to officers and employees, but not to non-employee directors). The exercise price of an option cannot be less than the fair market value of a share of common stock on the grant date, and the term of an option cannot exceed 10 years from the date of grant.

•

SARs give the holder the right to receive the difference (payable in cash or stock, as specified in the award agreement) between the fair market value per share of Company common stock on the date of exercise over the base price of the award. The base price of a SAR cannot be less than the fair market value of a share of common stock on the grant date, and the term of a SAR cannot exceed 10 years from the date of grant.

•	Restricted stock is subject to restrictions on transferability and subject to forfeiture on terms set by the Committee.

•

Restricted stock units represent the right to receive shares of common stock (or an equivalent value in cash or other property, as specified in the award agreement) at a designated time in the future (i.e., following the end of a specified restricted period).

•

Performance-based awards represent restricted stock, restricted stock units, or other awards that provide the holder with right to receive cash, shares of common stock or other property, or any combination thereof, based on the achievement, or the level of achievement, of one or more performance goals during a specified performance period, as established by the Committee.

•

Awards in lieu of obligations. The Committee may grant stock as a bonus, or grant awards in lieu of other obligations of the Company to pay cash or deliver other property under the 2020 Plan or other plans or compensatory arrangements, subject to terms as established by the Committee.

•

Dividend equivalents entitle the participant to payments (or an equivalent value payable in stock or other property) equal to any dividends paid on the shares underlying an award other than a stock option or SAR. No dividends or dividends equivalents may be paid before the underlying award vests.

•

Other stock-based awards may be granted under the 2020 Plan, which are denominated or payable in, valued in whole or in part by reference to, or otherwise based on shares of our common stock. Cash awards also may be granted under the 2020 Plan.

Minimum Vesting Requirement

The Committee has the authority to determine the vesting schedule applicable to each award. Awards granted under the 2020 Plan will include vesting schedules under which no portion of the award will vest earlier than one year from the date of grant, other than (i) substitute awards granted in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction; (ii) shares delivered in lieu of fully vested cash obligations; (iii) awards to non-employee directors that vest on earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders that is at least 50 weeks after the immediately preceding year’s annual meeting; and (iv) any additional awards, up to a maximum of 5% of the available share reserve authorized for issuance under the 2020 Plan (subject to adjustment). The Compensation Committee has discretion to provide for accelerated exercisability or vesting of any award, including in cases of termination of service, death, disability or a change in control, in the terms of the award agreement or otherwise.

No Repricing

Except in connection with an equitable adjustment or a change in control, without the prior approval of the Company’s stockholders, no option or SAR may be amended to reduce the exercise price or base price, as applicable, below the exercise or base price as of the date the option or SAR was granted. In addition, and except in connection with an equitable adjustment or a change in control, without the prior approval of the Company’s stockholders, no option or SAR may be cancelled or surrendered in exchange for another award or cash when the exercise or base price, as applicable, exceeds the fair market value of one share of stock, and no option or SAR may be granted in exchange for, or in connection with, the cancellation or surrender of an option or SAR having a higher exercise or base price.

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PROPOSAL THREE: APPROVAL OF THE 2020 STOCK AWARD AND INCENTIVE PLAN

Termination of Service

The Committee determines the effect of termination of employment or service on an award. Unless otherwise provided by the Committee, except in connection with a change in control, upon a termination of employment all unvested options and SARs will terminate and all other unvested awards will be forfeited.

Performance Criteria

The performance criteria used by the Committee in establishing goals for performance-based awards may consist of one or more criteria as determined by the Committee, including, without limitation:

•

Earnings or profitability measures (which include (i) net income; (ii) operating income; (iii) income (loss) per common share from continuing operations, either basic or fully diluted; (iv) net income (loss) per common share, either basic or fully diluted; (v) earnings before interest, taxes, depreciation, and amortization; (vi) earnings before interest and taxes; (vii) any pre-established derivative of revenue (gross, operating, or net); (viii) pre-tax operating income; (ix) inventory turnover or inventory shrinkage; (x) sales growth and volumes; (xi) percentage increase in total net revenue or comparable sales; and (xii) economic profit or value created);

•

Expense and efficiency measures (which include (i) gross margins, cost of goods sold, mark-ups or mark-downs; (ii) operating margins; (iii) selling, general and administrative (SG&A) expense; and (iv) other pre-established operating expenses);

•	Return measures (which include (i) total stockholder return; (ii) stock price; (iii) return on assets; (iv) return on investment; (v) return on capital; and (vi) return on equity);

•	Cash flow measures (which include (i) cash flow; (ii) free cash flow; (iii) cash flow return on investment; and (iv) net cash provided by operations);

•	Achievement of balance sheet, income statement, or cash-flow statement objectives;

•

Strategic or operational business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic expansion or new concept development goals; cost targets; customer satisfaction; employee satisfaction; human resources goals, including staffing, training and development and succession planning; supervision of litigation and information technology; and goals relating to acquisitions or divestitures of affiliates; and

•	Other financial, operational, strategic or individual performance criteria.

Performance criteria may be established on a Company-wide basis or with respect to one or more business units, divisions, or affiliates and may be expressed in absolute terms, or relative to (i) current internal targets or budgets, (ii) past performance of the Company (including the performance of one or more business units, divisions, or affiliates), (iii) performance of one or more peer companies, (iv) performance of a broad market index or an index covering a peer group of companies, or (v) other internal or external measures of the selected performance criteria, including on an individual basis, as appropriate.

Performance criteria that are financial metrics may be determined in accordance with GAAP or financial metrics that are based on, or able to be derived from GAAP, and may be adjusted when established or at any time thereafter to include or exclude any items otherwise includable or excludable under GAAP. Without limiting the generality of the immediately preceding sentence, the determination of performance with respect to a performance criteria may include or exclude (i) items that are unusual in nature and items that are infrequently occurring; (ii) changes in applicable laws, regulations, or accounting principles; (iii) other events such as restructurings, discontinued operations, asset write-downs, significant litigation or claims, judgments or settlements, acquisitions or divestitures, reorganizations or changes in the corporate structure or capital structure of the Company, foreign exchange gains and losses, change in the fiscal year of the Company, business interruption events, unbudgeted capital expenditures, unrealized investment gains and losses, and impairments; or (iv) such other factors as the Committee may determine.

Transferability

In general, awards under the 2020 Plan may not be transferred except by will or by the laws of descent and distribution, unless (for awards other than ISOs) otherwise provided by the Committee in accordance with the terms of the 2020 Plan. For the avoidance of doubt, no awards may be transferred for value or consideration.

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PROPOSAL THREE: APPROVAL OF THE 2020 STOCK AWARD AND INCENTIVE PLAN

Forfeiture Provisions and Clawback; Hedging and Pledging Policies

The Committee may condition an award (or the right to receive underlying shares, cash or other property) upon the participant’s compliance with non-compete, non-solicit, non-disparagement, and confidentiality provisions.

Awards also are subject to forfeiture in the event that a participant engages in misconduct that causes or partially causes the need for restatement of financial statements that would have resulted in a lower award where the payment was predicated upon the achievement of certain financial results. Awards granted under the 2020 Plan are subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time or as required by law, as well as any other policy of the Company that applies to awards, such as anti-hedging or pledging policies, as they may be in effect from time to time.

Change in Control Provisions

Unless otherwise provided in the award agreement or another operative agreement, the following provisions will apply in the case of a “Change in Control” of the Company (as defined in the 2020 Plan):

With respect to awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control, if within 18 months after the effective date of the Change in Control, a participant’s employment is terminated without “Cause” (as such term is defined in the 2020 Plan), then:

•

all of the participant’s outstanding options and SARs will become fully vested and remain exercisable for a period of 90 days (or such longer period as provided in the award agreement) or until the earlier expiration of the original term of the option or SAR;

•

all time-based vesting restrictions on the participant’s outstanding awards will lapse as of the date of termination, and payment of such awards will be made within 30 days after the date of the participant’s termination; and

•

in the case of a performance-based award, the value of such award will be converted into time-based restricted stock and will vest at the end of the performance period, subject to the provisions set forth immediately above, with the value of the award measured as follows: (i) if 50% or more of the applicable performance period has been completed as of the date of the Change in Control, then the value of such award will be converted into restricted stock based on performance as of the time of the Change in Control (if reasonably determinable); or (ii) if (x) less than 50% of the performance period has been completed as of the date of the Change in Control or (y) performance is not reasonably determinable as of the date of the Change in Control, then the value of such award will be converted into restricted stock based on the award’s target level value.

Upon the occurrence of a change of control in which awards are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change of control:

•

all outstanding options and SARs will become fully vested and remain exercisable for a period of 90 days (or such longer period as provided in the award agreement) or until the earlier expiration of the original term of the option or SAR, provided that any option or SAR whose exercise price is greater than the current fair market value of the underlying shares may be canceled without payment of any consideration;

•	time-based vesting restrictions on outstanding awards will lapse, and payment of such awards will be made at the time of the Change in Control; and

•

all performance criteria and other conditions to payment of outstanding performance-based awards will be deemed to be achieved or fulfilled, measured as follows: (i) if 50% or more of the applicable performance period has been completed as of the date of the Change in Control, then the value of such award will be based on performance as of the time of the Change in Control (if reasonably determinable); or (ii) if (x) less than 50% of the performance period has been completed as of the date of the Change in Control or (y) performance is not reasonably determinable as of the date of the Change in Control, then the value of such award will be based on the award’s target level value, and payment of such awards on the applicable basis shall be made or otherwise settled at the time of the Change in Control.

Notwithstanding the foregoing, to the extent required by Code Section 409A, an award will vest on the basis described above but remain payable on the date(s) provided in the underlying award agreements.

Adjustment

In the event of a merger, reorganization, recapitalization, stock dividend, stock split or other change in corporate structure affecting our common stock, the Committee shall make adjustments in the aggregate number and kind of shares reserved for issuance under the 2020 Plan, in the maximum number of shares that may be granted in any calendar year to any participant, in the number, kind and exercise price of shares subject to outstanding awards, and such other adjustments as it may determine to be appropriate to ensure that participants are treated equitably and there is no dilution or enlargement of rights.

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PROPOSAL THREE: APPROVAL OF THE 2020 STOCK AWARD AND INCENTIVE PLAN

Amendment and Termination

The Board may amend, suspend or terminate the 2020 Plan at any time, except that no amendment, suspension or termination may be made without the approval of the Company’s stockholders if required by applicable law or stock exchange listing requirement, or if the amendment, alteration or other change materially increases the benefits accruing to participants, increases the number of shares available under the 2020 Plan or, or if the Board in its discretion determines that obtaining such stockholder approval is for any reason advisable. Without the prior approval of the Company’s stockholders, the 2020 Plan may not be amended to permit the repricing of options or SARs, directly or indirectly.

The Committee may amend or terminate outstanding awards; however, such amendments may require the consent of the participant.

Certain Material U.S. Federal Income Tax Consequences

The following is a brief summary of the principal U.S. federal income tax consequences with respect to the Company and 2020 Plan participants, and is based upon an interpretation of present U.S. federal income tax laws, regulations and decisions, all of which are subject to change. This summary is intended for general information only and does not purport to be a complete analysis of all of the potential tax effects of the 2020 Plan, or constitute tax advice to the participants. State, local, and foreign tax consequences are not discussed, and may vary from jurisdiction to jurisdiction. Tax consequences may vary with the identity of the recipients and the method of payment or settlement. The Company does not provide tax advice to participants and each participant should rely on his or her own tax advisers regarding federal income tax treatment under the 2020 Plan. To the extent that any awards under the 2020 Plan are subject to Section 409A of the Code, the following discussion assumes that such awards will be designed to conform to the requirements of Section 409A of the Code and the regulations promulgated thereunder (or an exception thereto). The 2020 Plan is not subject to the protective provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Code.

Nonstatutory Stock Options

There will be no federal income tax consequences to the optionee or to the Company upon the grant of a nonstatutory stock option under the 2020 Plan. When the optionee exercises a nonstatutory stock option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the stock received upon exercise of the stock option at the time of exercise over the exercise price, and the Company will be allowed a corresponding federal income tax deduction, subject to any applicable limitations under Code Section 162(m). Any gain (or loss) that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain (or loss), depending on how long the shares were held. The capital gain (or loss) will be short-term if the option shares are disposed of within one year after the nonstatutory stock option is exercised, and long-term if the option shares are disposed of more than 12 months as of the sale date.

Incentive Stock Options

Options issued under the 2020 Plan and designated as incentive stock options are intended to qualify as such under Section 422 of the Code. Under the provisions of Section 422 of the Code and the related regulations promulgated thereunder, there will be no federal income tax consequences to the optionee or to the Company upon the grant or exercise of an incentive stock option (note, however, that the difference between the fair market value of the option shares at the time of exercise and the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income). If the optionee holds the option shares for the required holding period of at least two years after the date of grant and one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and the Company will not be entitled to a federal income tax deduction. If the optionee disposes of the option shares in a sale, exchange or other disqualifying disposition before the required holding period ends, in general, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price (and capital gain on the excess, if any, of the amount realized on the disqualifying disposition over the fair market value of the shares of common stock at the time of exercise), and the Company generally will be allowed a federal income tax deduction equal to such amount, subject to any applicable limitations under Code Section 162(m). Any gain that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the optionee held the shares.

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PROPOSAL THREE: APPROVAL OF THE 2020 STOCK AWARD AND INCENTIVE PLAN

Stock Appreciation Rights

SARs are treated very similarly to non-statutory stock options for federal tax purposes. A participant receiving a SAR under the 2020 Plan will not recognize income, and the Company will not be allowed a federal income tax deduction, at the time the award is granted. When the participant exercises the SAR, however, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of stock (or cash) received upon exercise of the SAR at the time of exercise over the exercise price, and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). If the SAR is paid in stock, then any gain (or loss) that the participant realizes when he or she later sells or disposes of the SAR shares will be short-term or long-term capital gain (or loss), depending on how long the shares were held. The capital gain (or loss) will be short-term if the SAR shares are disposed of within one year after the SAR is exercised, and long-term if the SAR shares were held for more than 12 months after exercise.

Restricted Stock

Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, a participant will not recognize income, and the Company will not be allowed a federal income tax deduction, at the time a restricted stock award is granted, provided that the restricted stock is nontransferable and has not vested (i.e., is no longer subject to a substantial risk of forfeiture). When the restrictions lapse, the participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the vested stock as of that date (less any amount, if any, he or she paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

If the participant files an election with the Internal Revenue Service under Code Section 83(b), with adequate notice to the Company, within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant, as if the stock was unrestricted, equal to the fair market value of the stock as of that date (less any amount paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be entitled to any deduction, refund or loss for tax purposes with respect to the tax previously paid pursuant to the Code Section 83(b) election.

If an election under Code Section 83(b) has not been made, any dividends received with respect to the restricted stock award prior to the lapse of the restrictions will be treated as additional compensation that is taxable as ordinary income to the participant. The Company will be entitled to a deduction in the same amount and at the same time that the participant recognizes ordinary income. Upon the sale of the vested common stock, the participant will realize short-term or long-term capital gain or loss depending on the holding period. The holding period generally begins when the restriction period expires. If the recipient timely made an election under Code Section 83(b), the holding period commences on the date of the grant.

Restricted Stock Units

A participant will not recognize income, and the Company will not be allowed a federal income tax deduction, at the time of grant of a restricted stock unit. Rather, upon receipt of cash, stock or other property in settlement of a restricted stock unit award, the participant will recognize ordinary income equal to the fair market value of the stock or other property as of that date (less any amount he or she paid for the stock or other property), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). If the recipient receives shares of stock upon settlement then, upon disposition of such shares, appreciation or depreciation after the settlement date is treated as either short-term or long-term capital gain, depending on how long the shares have been held.

Performance-Based Awards.

A participant will not recognize income, and the Company will not be allowed a federal income tax deduction, at the time a performance-based award is granted (for example, when the performance goals are established). Upon receipt of cash, stock or other property in settlement of a performance-based award, the participant will recognize ordinary income equal to the cash, stock or other property received, and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Other Equity-Based Awards and Other Cash Awards

A participant will recognize ordinary income upon receipt of cash pursuant to a cash award and the Company will generally be entitled to a deduction equal to the amount of ordinary income realized by the participant, subject to any applicable limitations

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PROPOSAL THREE: APPROVAL OF THE 2020 STOCK AWARD AND INCENTIVE PLAN

under Code Section 162(m). The federal income tax consequences of other equity-based awards will depend on how the awards are structured. Generally, the Company will be entitled to a deduction with respect to other equity-based awards only to the extent that the recipient realized compensation income in connection with such awards.

Code Section 409A

Section 409A of the Code (“Section 409A”) applies to compensation that individuals earn in one year but that is not paid until a future year. This is referred to as nonqualified deferred compensation. Section 409A, however, does not apply to qualified plans (such as a Section 401(k) plan) and certain welfare benefits. If deferred compensation covered by Section 409A meets the requirements of Section 409A, then Section 409A has no effect on the individual’s taxes. The compensation is taxed in the same manner as it would be taxed if it were not covered by Section 409A. If a deferred compensation arrangement does not meet the requirements of Section 409A, the compensation is subject to accelerated taxation in the year in which such compensation is no longer subject to a substantial risk of forfeiture and certain additional taxes, interest, and penalties, including a 20% additional income tax. Section 409A has no effect on FICA (Social Security and Medicare) tax.

The 2020 Plan permits the grant of various types of incentive awards, which may or may not be exempt from Section 409A. Restricted stock awards, and stock options and SARs that comply with the terms of the 2020 Plan, are designed to be exempt from the application of Section 409A. Restricted stock units and cash incentive awards granted under the 2020 Plan, whether time-based or performance-based, would be subject to Section 409A unless they are designed to satisfy the short-term deferral exemption from such law. If not exempt, such awards must be specially designed to meet the requirements of Section 409A in order to avoid early taxation, certain additional taxes and/or interest charges. Awards under the 2020 Plan are intended to comply with the requirements of Section 409A or an exception thereto. Notwithstanding, Section 409A may impose upon a participant certain taxes or interest charges for which the participant is responsible. Section 409A does not impose any penalties on the Company and does limit the Company’s deduction with respect to compensation paid to a participant, though the Company does have an obligation to withhold, remit, and report income and related taxes in compliance with the requirements of Section 409A.

Company Deduction

The Company generally may deduct any compensation or ordinary income recognized by the recipient of an award under the 2020 Plan when recognized, subject to the limits of Code Section 162(m). Prior to 2018, Code Section 162(m) imposed a $1 million limit on the amount that a public company may deduct for compensation paid to a company’s chief executive officer or any of the company’s three other most highly compensated executive officers (other than the chief financial officer) who are employed as of the end of the year. This limitation did not apply to compensation that met Code requirements for “qualified performance-based compensation.”

The performance-based compensation exemption, the last day of the year determination date, and the exemption of the chief financial officer from Code Section 162(m)’s deduction limit have all been repealed under the Tax Cuts and Jobs Act of 2017 (“Tax Reform”), effective for taxable years beginning after December 31, 2017, such that awards paid under the 2020 Plan to our covered current and former executive officers may not be deductible for such taxable years due to the application of the $1 million deduction limitation. However, under Tax Reform transition relief, compensation provided under a written binding contract in effect on November 2, 2017 that is not materially modified after that date continues to be subject to the performance-based compensation exception.

As in prior years, while deductibility of executive compensation for federal income tax purposes is among the factors the Committee considers when structuring our executive compensation, it is not the sole or primary factor considered. Our Board and the Committee retain the flexibility to authorize compensation that may not be deductible if they believe it is in our best interests.

Consequences of Change of Control

If a change of control of the Company causes awards under the 2020 Plan to accelerate vesting or is deemed to result in the attainment of performance goals, the participants could, in some cases, be considered to have received “excess parachute payments,” which could subject participants to a 20% excise tax on the excess parachute payments and result in a disallowance of the Company’s deductions under Section 280G of the Code.

Tax Withholding

The Company and its affiliates have the right to deduct or withhold, or require a participant to remit to the Company and its affiliates, an amount sufficient to satisfy federal, state, and local taxes (including employment taxes) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the 2020 Plan.

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PROPOSAL THREE: APPROVAL OF THE 2020 STOCK AWARD AND INCENTIVE PLAN

New Plan Benefits

No awards have been granted under the 2020 Plan. All future awards under the 2020 Plan will be made at the discretion of the Committee and Board, as applicable. Therefore, the benefits and amounts that will be received or allocated under the 2020 Plan in the future are not determinable at this time.

The Board recommends that the stockholders vote “FOR” the

approval of the 2020 Stock Award and Incentive Plan.

Equity Compensation Plan Table

The following table sets forth additional information as of the end of Fiscal 2019 about shares of our common stock that may be issued upon the exercise of options and other rights under our existing equity compensation plans and arrangements. The information includes the number of shares covered by, and the weighted average exercise price of, outstanding options and other rights and the number of shares remaining available for future grants excluding the shares to be issued upon exercise of outstanding options, warrants, and other rights.

	Column (a)	Column (b)	Column (c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders (1)	2,583,662	$18.18	3,685,676
Equity compensation plans not approved by stockholders (2)	—	—	5,126,690
Total	2,583,662	$18.18	8,812,366

(1)	Equity compensation plans approved by stockholders include the 2017 and the 2014 Plans.

(2)

Equity compensation plan not approved by stockholders includes the Employee Stock Purchase Plan which was instituted prior to the NYSE listing requirement for stockholder approval of such plans and related to the open market purchase of Company stock by our employees through payroll deductions with a Company match of 15% on contributions up to $100 per payroll period as elected by such participating employees and pursuant to the terms of such plan.

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PROPOSAL FOUR: ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Exchange Act, we are providing stockholders with an advisory vote on the overall compensation of our named executive officers. In accordance with the results of the stockholder vote at the 2017 Annual Meeting, advisory votes on the overall compensation of our named executive officers are held every year, and there will be another vote on the frequency of the say on pay vote at the 2023 Annual Meeting.

As discussed in the “Compensation Discussion and Analysis” section below, our executive compensation program is based on four core principles: performance, competitiveness, affordability, and transparency. We believe that our program design implements these principles and provides the framework for alignment between executive compensation opportunities and long-term strategic growth. Based on the advisory vote at the 2019 Annual Meeting on our executive compensation program, which was approved by approximately 98% of the votes cast, we are confident that our stockholders agree.

We have an ongoing commitment to ensuring that our executive compensation plans are aligned with our principles and evolve as the industry and business changes. We continue to engage with our stockholders to gain an understanding of their key perspectives on all aspects of the business and the broader industry, including compensation programs. We continue to evaluate and enhance plan design to align with leading practices in executive compensation.

We urge our stockholders to read the following “Compensation Discussion and Analysis” section for information on our executive compensation program.

In summary, we believe that our executive compensation program has provided and continues to provide appropriate incentives and remains responsive to our stockholders’ views. Accordingly, the following resolution will be submitted for a stockholder vote at the 2020 Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, as set forth in the Proxy Statement for the 2020 Annual Meeting.”

As an advisory vote, your vote will not be binding on the Company or the Board. However, our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the compensation paid to our named executive officers (“NEOs”), we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board recommends that the stockholders vote “FOR” the

approval of the compensation of our named executive officers as set forth in this

Proxy Statement for the Annual Meeting.

2020 Proxy Statement	|	45

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our compensation philosophy, objectives, policies, and practices with respect to our NEOs for Fiscal 2019. The following officers comprise our Fiscal 2019 NEOs:

• Jay L. Schottenstein, our Chief Executive Officer (the “CEO”);
• Robert L. Madore, our Executive Vice President, Chief Financial Officer (the “CFO”);
• Charles F. Kessler, our Global Brand President, American Eagle (the “Global Brand President, AE”);
• Jennifer M. Foyle, our Global Brand President, Aerie (the “Global Brand President, Aerie”); and
• Michael R. Rempell, our Executive Vice President, Chief Operations Officer (the “COO”).

This CD&A is organized as follows:

EXECUTIVE SUMMARY

Fiscal 2019 Business & Leadership Overview

Our high-performing management team led AEO to achieve another strong year of top-line results in Fiscal 2019. The AE brand maintained its position as the #1 denim retailer in the nation for women, launching several new product innovations and styles and Aerie posted stellar growth, boasting a 20% annual comparable sales increase for the brand on top of its 29% comparable sales increase from Fiscal 2018. Fiscal 2019 represented our fifth consecutive year of positive comparable sales, resulting in a record $4.3 billion in annual revenue. American Eagle and Aerie captured market share, led by traffic and transaction growth across channels, highlighting the strength of each brand. While we are proud to report strong sales growth in our business, we did not achieve our profitability goals. Some product and fashion misses within the American Eagle brand resulted in an increase in markdowns to ensure we ended Fiscal 2019 with clean inventories, starting fresh for Fiscal 2020. The result of these actions was net income per diluted share of $1.12, compared to $1.47 last year. On an adjusted basis, net income per diluted share of $1.48 this year was flat to $1.48 last year.(1)

Key operating highlights included:

Continued Sales Momentum in Fiscal 2019

•	In Fiscal 2019, AEO posted record revenue of $4.3 billion, rising 7% over the previous year.

•	Consolidated comparable sales rose 3% for Fiscal 2019, driven by positive traffic and transactions across brands and channels, which compared to an 8% increase last year.

•	American Eagle comparable sales were up slightly to last year and Aerie posted comparable sales growth of 20%.

•	This growth in total revenue across both brands is a testament to American Eagle and Aerie’s brand strength among our target customers.

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COMPENSATION DISCUSSION AND ANALYSIS

Revenue	Comparable Sales(1) Growth

*	Compounded annual growth rate

Challenges in Profit Flow-Through

•

While Aerie margins improved in Fiscal 2019, demand for certain American Eagle tops did not meet expectations and resulted in higher-than-planned markdowns to clear through inventory, particularly during the holiday period.

•	As a consequence, adjusted operating income of $314 million in Fiscal 2019 declined relative to the prior year.

Adjusted Operating Income(1)

*	Compounded annual growth rate

(1)	See Appendix B of this Proxy Statement for additional detail on comparable sales, adjusted results, and other important information regarding the use of non-GAAP or adjusted measures.

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COMPENSATION DISCUSSION AND ANALYSIS

Strong Balance Sheet and Commitment to Cash Returns

•

We ended Fiscal 2019 with $417 million in cash and short-term investments and no debt, despite investing $210 million in capital expenditures and returning a combined $205 million to stockholders through cash dividends and share repurchases.

•	Operating and Free Cash Flow remained strong during the year, delivering $415 million and $204 million, respectively.

Operating and Free Cash Flow(1)

Shareholder Returns Versus Peers

•	Our Fiscal 2019 total shareholder return (“TSR”) was approximately -29%, slightly below our peer group median.

•	Our three-year TSR of 9% and five-year TSR of 21% were each significantly above our peer group median.

TSR

(1)	See Appendix B of this Proxy Statement for additional detail on comparable sales, adjusted results, and other important information regarding the use of non-GAAP or adjusted measures.

Fiscal 2019 Compensation Takeaways

As in prior years, we continue to believe that our compensation practices align the interests of our executives with those of our stockholders. Although Fiscal 2019 was a year marked by positive achievements in many key areas of the business, overall performance fell short of our expectations. The executive compensation-related decisions made by the Compensation Committee with respect to Fiscal 2019 is further evidence of our commitment to a compensation program that aligns pay with performance. Specifically:

•	A significant amount of NEO compensation for Fiscal 2019 was “at risk,” which we believe appropriately incentivizes our NEOs with respect to Company performance;

•	A compensation mix heavily weighted towards long-term incentives was designed to focus our NEOs on the achievement of longer term performance goals;

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COMPENSATION DISCUSSION AND ANALYSIS

•	A zero bonus payout for our NEOs for Fiscal 2019 reflected our performance against rigorous annual incentive goals that were set early in the year;

•	A 50% payout of performance-based share units that were granted in Fiscal 2017 and vested at the end of Fiscal 2019; and

•

The Compensation Committee determined to modestly increase base salaries for our NEOs, other than our CEO, in light of the NEOs’ increased responsibilities and individual successes during the prior year. For the fourth year in a row, the Compensation Committee made a decision not to increase our CEO’s base salary.

Fiscal 2019 Compensation Program Objectives and Philosophy

The overall philosophy of our executive compensation program is to attract and retain highly skilled, performance-oriented executives who live our brand and embody its spirit of authenticity and innovation. Our goal is to incentivize our executives to achieve outstanding results for all stakeholders within the framework of a principles-based compensation program.

We focus on the following core principles in structuring an effective compensation program that meets this stated philosophy:

Performance

•  We align executive compensation with the achievement of measurable operational and financial results and increases in stockholder value.

•  Our program includes significant performance-based remuneration that creates a meaningful incentive to achieve challenging performance objectives.

•  Our program features a substantial long-term incentive component, which aligns executive interests with those of our stockholders and serves to retain executive talent through a multi-year vesting schedule.

•  Long-term incentive design that varies actual compensation above or below the targeted compensation opportunity based on the degree to which performance goals and changes in stockholder value are attained over time.

Competitiveness

•  Executive compensation is structured to be competitive relative to a group of retail peers, taking into consideration company size relative to peers and recognizing our emphasis on performance-based compensation.

•  Target total compensation for individual NEOs varies based on a variety of factors, including the executive’s skill set and experience, historic performance, expected future contributions, and the importance of each position to us.

Affordability

•  Our compensation program is designed to limit fixed compensation expense and tie realized compensation costs to the degree to which budgeted financial objectives are attained.

•  We structure our incentive plans to maximize financial efficiency by establishing programs that are intended to be tax deductible (whenever it is reasonably possible to do so while meeting our compensation objectives) and accounting efficient by striving to make performance-based payments aligned with expense.

Transparency	• We focus on simple, straightforward compensation programs that our associates and stockholders can easily understand.

Our Focus for Fiscal 2020

The COVID-19 pandemic has caused us to assess all of our go forward strategies for 2020 with the following immediate goals:

✓	Protect Our People: Prioritize the health and safety of our associates and customers as we navigate this crisis.

✓	Focus on Liquidity: Ensure AEO has the resources necessary to get through a period of reduced sales caused by mall and store closures and a decrease in consumer spending.

✓

Prepare for a New Future: Accelerate initiatives to respond to the changing face of retail using our brand experiences, supply chain innovations, and omni-channel capabilities to meet evolving customer expectations.

2020 Proxy Statement	|	49

COMPENSATION DISCUSSION AND ANALYSIS

We believe that our brands are well positioned for future growth.

Additional areas of focus for 2020 include:

✓	Continuing to fuel AE growth, capitalizing on its leading position in jeans and bottoms and growing brand love through its AEXME collaborative marketing campaigns.

✓	Taking Aerie to $1 billion in sales, celebrating female empowerment and body positivity while offering merchandise women feel good about wearing.

✓

Providing shopping experiences that our customers love, both in-stores and online, as we continue to invest in omni-channel capabilities, data analytics, and interactive communication that deepens our customers’ relationships with our brands.

✓	Keeping it REAL and staying true to our corporate purpose: to show the world that there is REAL power in the optimism of youth.

✓	Continuing to create value for all of our stakeholders, including planning, allocation and supply chain initiatives which should enable faster turns and lower markdowns.

Executive Compensation Highlights

Our compensation program design provides a framework for aligning executive compensation and our long-term Company objectives and financial performance. We continually review leading practices in corporate governance and executive compensation. As appropriate we consider changes to our program to embrace best practices, remain competitive in our industry, and reinforce the pay-for-performance alignment.

The following table highlights the Company’s practices relating to our executive compensation program.

American Eagle Outfitters’ Executive Compensation Checklist

✓ A Compensation Committee composed entirely of independent directors oversees the Company’s executive compensation policies and decisions

✓ The Compensation Committee utilizes an independent compensation consulting firm, FW Cook, which does not provide any other services to the Company

✓ We maintain robust executive stock ownership guidelines (six times base salary for our CEO, and three times base salary for our other NEOs)

✓ We pay for performance. The majority of our NEOs’ total compensation opportunities are performance-based and “at-risk”

✓    Our long-term incentive plan does not allow for the payment of dividends or dividend equivalents on unearned performance-based share unit (“PSU”) awards or unvested restricted stock unit (“RSU”) awards

✓ We do not maintain (i) employment contracts of defined length with our NEOs, or (ii) multi-year guarantees for base salary increases, bonuses, or long-term incentives

✓ We have a robust clawback policy with respect to both cash and equity incentive awards

✓ We maintain a stringent anti-hedging and anti-pledging policy, applicable to all employees and non-employee directors

✓ We provide only limited perquisites

✓ We do not provide tax gross-ups on change-in-control benefits

✓ We have double-trigger cash severance and long-term incentive vesting in the event of a change-in-control

✓    We discourage excessive risk-taking by having our Compensation Committee closely monitor the risks associated with our executive compensation program and individual executive compensation decisions to determine that they do not encourage excessive risk-taking

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COMPENSATION DISCUSSION AND ANALYSIS

OUR EXECUTIVE COMPENSATION PROGRAM

Fiscal 2019 Goal Setting Process and Compensation Considerations

Goal Setting:

We are committed to setting incentive goals that are aligned with delivering strong financial performance and returns to our stockholders, while also enabling the successful execution of our strategy. This includes building a solid foundation for long-term growth while consistently delivering near-term results. During Fiscal 2019, management was focused on:

•	fueling AE growth, capitalizing on its leading position in jeans;

•	continuing to build on the success of the Aerie brand;

•	getting smarter and more targeted in our marketing efforts by investing in data analytics, interactive communication, and enhanced website capabilities; and

•	continually strengthening our company culture by keeping real to our corporate purpose: to show the world that there is REAL power in the optimism of youth.

While we were able to achieve many of our goals, unfortunately Fiscal 2019 fell short of profit expectations. These performance results caused the management team to forfeit its bonus opportunity for the year and resulted in a 50% payout of the Fiscal 2017 PSUs that vested at the end of Fiscal 2019.

Compensation Considerations:

The Compensation Committee considered a variety of factors when making compensation decisions with respect to Fiscal 2019, including our performance relative to pre-established goals, our corporate governance practices, and our financial and operational performance relative to peers in the context of a highly competitive retail environment.

•

2019 Annual Bonus Program. In early Fiscal 2019, the Compensation Committee set annual cash incentive plan target goals, measured on Earnings Before Interest and Taxes (“EBIT”), at levels that represented a significant challenge for the Company. Our performance fell short of these goals, resulting in a 0% of target cash incentive payout.

•

2019 Long-Term Equity Awards. The Compensation Committee also set goals for our annual grant of performance-based equity awards. The goals for this grant cycle, spanning a performance period of Fiscal 2019 – Fiscal 2021 will be measured based on Earnings Before Taxes (“EBT”).

In addition to financial and operational performance, the Compensation Committee and management also considered alignment with our compensation program principles, as well as corporate governance best practices, when making compensation decisions.

Role of Our Compensation Committee:

The Board has delegated authority to the Compensation Committee to develop and approve the overall compensation program for our NEOs, including the authority to establish and award annual base salaries, annual incentive bonuses, and long-term incentive awards pursuant to our stockholder-approved incentive plan. Furthermore, the Compensation Committee reviews and approves changes to our compensation peer group, as appropriate. In making its decisions, the Compensation Committee takes into consideration a variety of factors, including suggestions made by the CEO, compensation consultants, and the Company’s external advisory firms. The Compensation Committee acts in accordance with its charter, which can be found on our Investors website at investors.ae.com.

Role of Executive Officers in Compensation Decisions:

Our CEO annually reviews the performance of each NEO and makes recommendations to the Compensation Committee with respect to each element of executive compensation for the NEOs, excluding himself. The CEO considers Company, brand, and individual performance and market positioning in his recommendations to the Compensation Committee with regard to total compensation for all NEOs. The Compensation Committee makes the final determination of individual compensation levels and awards, taking into consideration the CEO’s recommendations. CEO compensation is determined with input from the compensation consultant, FW Cook, informed by market benchmarking, and ultimately approved by the Compensation Committee.

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COMPENSATION DISCUSSION AND ANALYSIS

Role of Compensation Consultants:

The Compensation Committee has the authority under its charter to retain outside consultants or advisors for assistance. In accordance with this authority, during Fiscal 2019, the Compensation Committee continued to retain the services of FW Cook as its outside independent compensation consultant to advise on matters related to CEO and other executive compensation. The services provided by FW Cook are subject to a written agreement with the Compensation Committee. The Compensation Committee has sole authority to terminate the relationship. The Compensation Committee reviewed its relationship with FW Cook and determined that there are no conflicts of interest pursuant to applicable SEC and NYSE requirements. FW Cook does not provide any other services to the Company. The Compensation Committee may engage other consultants as needed in order to provide analyses, recommendations, or other market data. Under the direction of the Compensation Committee, FW Cook interacts with members of the senior management team to provide insights into market practices and ensure that management is aware of emerging best practices and market trends. In Fiscal 2019, representatives from FW Cook contributed to this CD&A as well as the 2020 Stock Award and Incentive Plan (Proposal No. 3), and assisted with various matters related to executive compensation. During Fiscal 2019, management also engaged Korn Ferry to advise on market practices and provide market benchmarking relative to executive compensation.

Response to 2019 Advisory Vote on Executive Compensation:

At our 2019 Annual Meeting of Stockholders, approximately 98% of shares present and voting supported, on an advisory basis, the compensation of our NEOs in Fiscal 2018. While this vote demonstrated a very high level of support for our compensation program, our executive team remained engaged with stockholders throughout Fiscal 2019 to obtain an understanding of their views on a variety of issues. As a result of this engagement and the high level of support evidenced by our stockholders’ vote at the 2019 Annual Meeting of Stockholders, the Compensation Committee determined that our compensation incentive programs are achieving their respective goals and did not take any specific action in response to the 2019 say-on-pay vote or such engagement.

Compensation Benchmarking

In determining NEO compensation, the Compensation Committee reviews and takes into account the compensation practices of comparable companies. The Compensation Committee considers three key factors in choosing the companies that comprise our peer group:

•	Talent – Companies with which we compete for executive-level talent;

•	Size – Companies with comparable revenue; and

•	Comparability – Companies within the retail industry with which we compete for customers and investors.

Other selection criteria include e-commerce omni-channel retailing and a review of those companies listed as our peers by proxy advisory firms. We evaluate our peer group on an annual basis and propose changes when appropriate. For Fiscal 2019, our peer group consisted of 20 companies. We approximate the median of the peer group based on revenue, with our market capitalization within the second quartile of the peer group’s range. Peer group data also is supplemented as needed with additional data from various retail and general industry market surveys, as adjusted to reflect our revenue scope.

Effective for Fiscal 2019 and as disclosed in last year’s Proxy statement, Levi Strauss was added to the peer group based upon an analysis performed by FW Cook.

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COMPENSATION DISCUSSION AND ANALYSIS

How We Pay Our Executives and Why: Elements of Annual Compensation

Our executive annual compensation program includes fixed components (base salary, benefits, and limited executive perquisites) and variable components (annual bonus and long-term incentive awards), with the heaviest weight generally placed on the variable, or “at-risk”, components. For Fiscal 2019, a significant majority of our NEOs’ target annual direct compensation, which includes base salary, target annual bonus, and long-term incentives, was weighted toward at-risk compensation, as shown by the charts below.

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COMPENSATION DISCUSSION AND ANALYSIS

Standard Elements of Compensation:

The compensation for our NEOs is (i) balanced to provide a mix of cash and long-term incentive awards and (ii) focused on both annual and long-term performance to ensure that executives are held accountable and rewarded for achievement of both annual and long-term financial and strategic objectives.

Element of Compensation	Form and Objective	Fiscal 2019 Information	Alignment to Strategic Plan

Base Salary

•  Delivered in cash.

•  Provides a baseline compensation level that delivers cash income to each NEO, and reflects his or her job responsibilities, experience, skill set, and contribution to the Company.

		• Our CEO did not receive a base salary increase for Fiscal 2019. • Other NEOs received salary increases that ranged between 4-5%, based upon their individual performance and market position.	• Base salaries set at competitive market levels that enable us to attract and retain qualified, high caliber executive officers to lead and implement our strategy.

Annual Incentive Bonus	• Delivered in cash. • Provides an opportunity for additional income to NEOs if pre-established annual performance goals are attained, which focuses our NEOs on key annual objectives.

•  For Fiscal 2019, the annual incentive bonus was based upon the Company achieving EBIT at pre-determined threshold, target and stretch performance levels.

•  Performance was realized below threshold levels, resulting in a 0% of target payout.

•  Annually, the Compensation Committee establishes performance metrics and goals that align with our strategic plan.

•  The selection of EBIT as the performance measure for Fiscal 2019 reflects a continued focus on profitable growth.

Annual Long-Term Incentive Awards	• Delivered in PSUs, RSUs, and stock options. • Aligns our NEOs’ financial interests closely with those of our stockholders. • Links compensation to the achievement of multi-year financial goals.

•  PSUs represent 50% of the annual target grant values and vest between threshold and stretch level only to the extent that the pre-established, three-year performance goals are met. If performance falls below the threshold, the award is forfeited in full.

•  RSUs represent 25% of the annual equity grant target value and vest ratably over three years from the grant date based on continued service.

•  Stock options represent 25% of the annual equity grant target value, vest ratably over three years from the grant date and provide compensation only to the extent that our share price appreciates.

• Aligns NEO compensation with our longer-term performance objectives and changes in stockholder value over time.

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COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2019 Compensation

The following provides additional details around our compensation components and related decisions for Fiscal 2019. Our executive compensation program places a considerable amount of compensation at risk to cultivate a pay-for-performance environment.

Base Salary

Base salaries typically represent approximately 25% (or less) of each NEO’s target total direct compensation The Compensation Committee reviews NEO’s base salaries annually after considering the following factors:

•	The scope and responsibility of the NEO’s position;

•	The achievement of strategic and operational business goals;

•	The climate in the retail industry, general economic conditions, and other factors;

•	Each NEO’s experience, knowledge, skills, and personal contributions;

•	The level of overall compensation paid by competitors for similar positions in the retail industry; and

•	The appropriate balancing of base salary against “at risk” compensation.

Base salary increases, where applicable, typically are effective in the first quarter of the new fiscal year. For Fiscal 2019, our CEO did not receive a base salary increase for the fourth year in a row. Following a review of the above factors, the Compensation Committee approved the following salary increases for the other NEOs:

Executive Officer	Increase Over Prior Year (%)	Rationale
CFO	4%	Investment, expense management, and financial planning initiatives led by teams under the supervision of Mr. Madore.
COO	4%	Improved corporate strategy process, as well as strong results in digital and supply chain initiatives led by Mr. Rempell.
Global Brand President, AE	4%	Industry leading performance of AE jeans led by Mr. Kessler.
Global Brand President, Aerie	5%	Continued stellar brand performance for Aerie led by Ms. Foyle.

Fiscal 2019 Annual Incentive Bonus

Our NEOs are eligible for annual cash incentive awards, the achievement of which is based upon the Company meeting pre-established performance goals. The Compensation Committee believes that setting these goals focuses the executive team on key annual objectives and business drivers that support a disciplined growth in revenue and profits. Early in the year, the Compensation Committee establishes each NEO’s annual incentive bonus opportunity as a percentage of his or her base salary.

Target bonus award opportunities typically constitute over 20% of each NEO’s target total direct compensation for the year. During Fiscal 2019, the target bonus award opportunities for the NEOs were set as follows:

Executive Officer	Target (as a Percentage of Base Salary)
CEO	175%
CFO	90%
COO	90%
Global Brand President, AE	130%
Global Brand President, Aerie	130%

Based upon pre-established goals and achievement of the same, actual annual incentive bonus payments each year are calculated as follows (with straight-line interpolation between points):

•	0% payout for below threshold performance;

•	25% of the targeted percentage amount at the threshold level of performance;

•	100% of the targeted percentage amount at the target level of performance; and

•	200% of the targeted percentage amount if we achieve goals that are substantially above our business plan for the fiscal year.

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COMPENSATION DISCUSSION AND ANALYSIS

For Fiscal 2019, Compensation Committee selected EBIT as the applicable performance measure because it reflects both sales growth and expense management initiatives, is controllable by the NEOs, and directly links the Company’s long-term growth with stockholder value. As is our practice, Fiscal 2019 annual incentive bonus goals were set early in the year at relatively aggressive levels. The Compensation Committee established a performance goal for the annual incentive bonus payouts requiring the Company’s achievement of a minimum EBIT of $330M for a threshold payout, $361M (6% growth from prior year) for a target payout, and $392M (representing 15% growth from prior year) for a stretch payout, with performance between percentiles interpolated. Our EBIT performance for Fiscal 2019 of $320M fell below the threshold incentive bonus goals based on both difficult macroeconomic factors and internal merchandise misses in the back half of the year. Accordingly, no payout was earned.

Executive Officer	2019 Target Annual Incentive Awards	2019 Actual Annual Incentive Award Payouts
CEO	$2,625,000	$0
CFO	$819,000	$0
Global Brand President, AE	$1,222,000	$0
Global Brand President, Aerie	$1,163,500	$0
COO	$751,500	$0

Fiscal 2019 Long-Term Incentive Awards

We utilize a combination of at-risk, time- and performance-based long-term incentive awards, which are granted on an annual basis, to focus management on long-term corporate performance and sustainable earnings growth. Long-term incentive awards generally constitute the majority of a NEO’s target total direct compensation. In Fiscal 2019, we awarded a combination of PSUs (50%), RSUs (25%), and stock options (25%) to our NEOs. We believe this mix maintains a heavy emphasis on equity tied to performance, as the NEOs’ PSU and stock option awards comprise, in the aggregate, 75% of the overall equity grant value.

The Compensation Committee determined the following Fiscal 2019 target regular cycle long-term incentive opportunities for each NEO based on his or her overall responsibilities, contributions to the business, and market position. With respect to Mr. Schottenstein, the Compensation Committee determined his long term incentive award grant value within the context of his expertise, sizeable contributions to the success of the business, overall compensation position relative to peers, and lack of a target annual cash compensation increase in 2017, 2018, and 2019.

Executive Officer	2019 Target Long-Term Incentive: PSU Awards	2019 Long-Term Incentive: RSU Awards	2019 Long-Term Incentive: Stock Option Awards	2019 Target Total Long-Term Incentive Award
CEO	$3,187,500	$1,593,750	$1,593,750	$6,275,000
CFO	$612,500	$306,250	$306,250	$1,225,000
Global Brand President, AE	$1,525,000	$762,500	$762,500	$3,050,000
Global Brand President, Aerie	$1,525,000	$762,500	$762,500	$3,050,000
COO	$1,060,000	$530,000	$530,000	$2,120,000

PSUs: PSUs represented approximately 50% of the value of each NEO’s overall annual long-term incentive award for Fiscal 2019. We determine the number of target PSUs based on the overall dollar grant value of the award divided by the closing price per share of our common stock on the grant date. Dividend equivalents on the PSUs are reinvested in additional units and paid out only to the extent the associated PSUs vest.

Annual PSU grants cliff vest, if at all, at the end of a three-year performance period. Fiscal 2019 PSUs vest upon achievement of pre-established three-year EBT growth goals. Performance goals are expressed as a percentage of EBT growth per year for threshold, target, and stretch vesting levels, with the annual growth rate for each performance level established at the outset of the three-year period. We believe that the selection of EBT growth which is similar to the EBIT metric used in our annual incentive bonus plan but measured over a multi-year period reflects the importance of sustainable growth in profits to drive long-term shareholder value.

If threshold performance is not met, the PSUs do not vest and all underlying shares are forfeited. Vesting based on the three-year goal ranges from 0% of the target amount for below threshold performance, to 25% of the target amount at threshold performance, to 100% of the target amount at target performance, and 150% of the target amount if we achieve goals that are substantially above our long-range business plan for the performance period, with performance between levels interpolated.

We will disclose the performance metrics for the Fiscal 2019 PSU awards at the end of the performance period, as the goals represent confidential information, disclosure of which would cause substantial competitive harm. The Compensation Committee deemed the Fiscal 2019 PSU award goals to be challenging but reasonably achievable.

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COMPENSATION DISCUSSION AND ANALYSIS

RSUs: RSU awards represent approximately 25% of the value of each NEO’s annual long-term incentive award. Annual RSU grants vest ratably over three years from the grant date, assuming continued employment.

We determine the number of RSUs in each grant based on the overall dollar grant value of the award divided by the closing price per share of our common stock on the grant date. Dividend equivalents on RSUs are reinvested in additional RSUs and paid only to the extent the associated RSUs vest.

Stock Options: Stock options represent approximately 25% of the value of a NEO’s annual long-term incentive award. We determine the number of stock options for each grant based on the overall dollar grant value of the award divided by the estimated fair value of our common stock, utilizing the Black Scholes option pricing model on the grant date.

Annual stock option grants vest ratably over three years from the grant date, assuming continued employment, and provide compensation to NEOs only to the extent that our share price appreciates from grant date to exercise date.

Fiscal 2017 PSU Payouts

In Fiscal 2017, the Compensation Committee granted Messrs. Schottenstein, Madore, Kessler, and Rempell and Ms. Foyle PSUs that cliff-vested at the end of a three-year performance period ending February 1, 2020. Payout of the Fiscal 2017 PSUs was subject to the achievement of Net Income Growth(1). The chart and detail set forth below represent the applicable performance goals, realized performance and resulting payout amounts for the Fiscal 2017 PSUs.

Based upon the performance achieved as shown in the above chart, Messrs. Schottenstein, Madore, Kessler, and Rempell and Ms. Foyle received the following payouts with respect to their Fiscal 2017 PSU awards, which represented 50% of target vesting:

NEO	Target 2017 PSU Award (# of Shares)	2017 PSU Payout (# of Shares)(1)
CEO	119,945	65,725
CFO	29,130	15,962
Global Brand President, AE	85,675	46,946
Global Brand President, Aerie	85,675	46,946
COO	34,270	18,779

(1)	PSU Payout (# of Shares) includes accrued dividends.

2020 Proxy Statement	|	57

COMPENSATION DISCUSSION AND ANALYSIS

COMPANY COMPENSATION POLICIES AND PRACTICES

Other Practices and Policies

Clawback Policy: Recovery and Adjustments to Award

The Compensation Committee believes that it is appropriate that our cash and long-term incentive awards be subject to financial penalties or clawbacks in the event of misconduct. Pursuant to our incentive plans, equity and cash awards are subject to additional forfeiture conditions. Forfeiture and recovery will be determined by the Compensation Committee and triggered in the event of misconduct related to: (a) acts in competition with the Company; (b) disclosure of confidential or proprietary information; (c) failure to cooperate with the Company in regard to a legal suit; or (d) restatement of financial statements. The forfeiture will be triggered upon the occurrence of any of the aforementioned events at any time during active employment and resulting in termination of employment, or during the one-year period following termination. If any of the above events occur, the unexercised portion (vested or unvested) of an option, and any other award not settled, will immediately cancel and forfeit. Additionally, the NEO will be required to repay to the Company the total amount of the award gain realized upon each exercise of an option or award settlement that occurred on or after the date that is one year prior to either (a) the forfeiture event or (b) the termination date.

Prohibition Against Hedging Transactions and Pledging

Employees (including our executive officers) and members of the Board are prohibited from engaging in transactions in financial instruments designed to hedge or offset any decrease in the market value of our stock. Our policy prohibits transactions in such instruments as prepaid variable forward contracts, equity swaps, collars or exchange funds, as well as any other hedging instrument. Employees and members of the Board are also prohibited from holding our stock in a margin account as collateral for a margin loan or otherwise pledging our stock as collateral.

Benefits and Perquisites

Executives generally are eligible for the same health and welfare plans as other full-time Company employees, including medical, dental, life and disability insurance, and retirement plans. We provide a security benefit to our CEO, as set forth in the Summary Compensation Table.

Stock Ownership Requirements

Both the Board of Directors and Management have stock ownership requirements to establish a commonality of interest between the teams and stockholders. Within five years of joining the Board, each director must hold stock of the Company worth at least five times the current annual cash base retainer amount. Eligible members of Management are required to own the equivalent value of a multiple of their salary. For Mr. Schottenstein, the multiple is six times and for the other NEO’s, three times. Additional information regarding stock ownership requirements can be found on page 72.

Change in Control and Other Agreements

Our NEOs are entitled to receive consideration upon the termination of the executive’s employment with us under specified circumstances; including a change in control (“CIC”) related termination. These arrangements provide essential protections to the NEO to assist us in attracting and retaining qualified executives in a competitive environment. At the same time, we obtain certain agreements that preserve our valuable assets by imposing non-competition and non-solicitation restrictions, confidentiality obligations, and cooperation covenants on our NEOs.

Change in Control Provisions

The Company has entered into CIC agreements (each, a “CIC Agreement”) with all of our NEOs, with the exception of Mr. Schottenstein, our CEO. The CIC Agreements are designed to motivate executives to continue to work for the best interests of the Company and our stockholders in a potential CIC situation. The CIC Agreements contain “double-trigger” provisions for severance and other benefits. In the event of a CIC, and within 18 months of such event, if a NEO’s employment is terminated by the Company other than for Cause, Disability, or as a result of the NEO’s death, or if the executive terminates his or her employment for Good Reason (each capitalized term as defined in the applicable CIC Agreement), the NEO is entitled to receive:

•	a lump-sum cash payment of all earned and determinable, but unpaid, current salary and unused paid time off;

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COMPENSATION DISCUSSION AND ANALYSIS

•	a lump-sum severance payment equal to one and one-half times the NEO’s base salary, annualized for any partial year amount, and annual incentive cash bonus amount, at target;

•	a prorated amount of the NEO’s then-current annual incentive cash bonus, at target; and

•

upon the NEO’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the reimbursement by the Company of the portion of premiums of the executive’s group health insurance, including coverage for eligible dependents, for the period that the executive is entitled to coverage under COBRA, not to exceed 12 months.

The CIC Agreements also provide that any unvested or restricted awards, including stock options, RSUs, and PSUs, will vest and become exercisable to the extent set forth in the applicable award agreement.

Severance Payments

Mr. Madore and Ms. Foyle are eligible to receive post-employment payments. For a description and quantification of these severance benefits, please refer to the “Post-Employment Compensation” section. Generally, if the executive’s employment is involuntarily terminated without “cause” by the Company and not due to death or disability, in exchange for the executive’s execution and non-revocation of a general release of claims in a form provided by the Company, the executive will be entitled to a severance payment.

Additionally, in the event of termination of employment, Messrs. Schottenstein, Kessler, and Rempell and Ms. Foyle who have executed non-competition agreements with the Company (each, a “Non-Compete Agreement”) may be eligible to receive a pro-rata portion of their PSUs following termination of employment, based on actual days worked and performance goals being met for the full performance period, but not at an amount above the “target” award level.

The NEOs also agreed to certain provisions under the Non-Compete Agreement, including the following: (i) not to use trade secrets, intellectual property, and other confidential or proprietary information of the Company for his or her own benefit, or for the benefit of any third party, including a competitor; (ii) to provide the Company with at least 30 days’ written notice of any resignation; (iii) an 18-month non-solicit provision following any termination of employment; (iv) a waiver relating to the development of intellectual property during the executive’s tenure with the Company; and (v) a non-compete provision following any termination of employment (12 months for Messrs. Schottenstein and Madore and 24 months for Messrs. Kessler and Rempell and Ms. Foyle). The breach of any of the foregoing provisions may result in the NEO forfeiting unvested equity awards.

Tax Matters

Prior to the passage of the Tax Cuts and Jobs Act (the “Tax Act”) in December 2017, Section 162(m) of the Internal Revenue Code (“Section 162(m)”) had generally disallowed a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for a company’s chief executive officer and its three other most highly compensated executive officers, other than its chief financial officer (each, a “covered officer”), excluding qualifying performance-based compensation. Under the Tax Act, the performance-based compensation exception to Section 162(m) was repealed for tax years beginning in 2018. As a result, compensation paid to our covered officers in excess of $1 million will not be deductible unless such compensation is eligible for a grandfathering rule that preserves the performance-based compensation exemption for certain arrangements and awards in place as of November 2, 2017.

The Compensation Committee believes in the importance of retaining flexibility to approve compensation arrangements that promote the objectives of our compensation program, even if such arrangements may not qualify for full or partial tax deductibility. Accordingly, the Compensation Committee reserves the right to continue to award or approve compensation that is not tax deductible or otherwise limited as to tax deductibility in order to provide competitive levels of total compensation to our executive officers in a manner designed to incentivize achievement of our strategic goals and objectives and in furtherance of our compensation principles described above.

2020 Proxy Statement	|	59

COMPENSATION COMMITTEE REPORT

The Compensation Committee has adopted and implemented core principles that form the basis for our executive compensation program: performance, competitiveness, affordability, and transparency. We believe that our executive compensation program supports our financial and strategic goals, aligns executive pay with stockholder value creation, and appropriately discourages unnecessary or excessive risk taking.

The Committee has reviewed and discussed the Compensation Discussion and Analysis with management, which describes the Committee’s decisions regarding our named executives’ compensation for Fiscal 2019 and how those decisions support and implement our principles. Based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is not soliciting material, is not deemed to be filed with the SEC and is not to be incorporated by reference in any filing of American Eagle Outfitters, Inc. under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

This report has been furnished by the Compensation Committee of the Board of Directors.

Cary D. McMillan (Chair)

Sujatha Chandrasekaran

Deborah A. Henretta

Thomas R. Ketteler

Janice E. Page

David M. Sable

Noel J. Spiegel

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COMPENSATION TABLES AND RELATED INFORMATION

General

The following table sets forth information concerning the compensation awarded to, earned by, or paid to our NEOs for the years indicated below:

1) Mr. Schottenstein, our Chief Executive Officer;
2) Mr. Madore, our Executive Vice President – Chief Financial Officer;
3) Mr. Kessler, our Global Brand President – AE;
4) Ms. Foyle, our Global Brand President – Aerie; and
5) Mr. Rempell, our Chief Operations Officer.

Summary Compensation Table
Name and Principal Position	Fiscal Year(1)	Base Salary	Bonus	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation	All Other Compensation(4)	Total
Jay L. Schottenstein Chief Executive Officer	2019	$1,500,000	—	$4,781,249	$1,593,751	—	$211,131	$8,086,131
	2018	$1,500,000	—	$4,031,248	$1,343,749	$3,150,000	$186,183	$10,211,180
	2017	$1,500,000	$1,312,500	$2,624,995	$875,005	—	$175,098	$6,487,598
Robert L. Madore Chief Financial Officer	2019	$910,000	—	$918,741	$306,251	—	$ 10,207	$2,145,199
	2018	$875,000	$166,175	$2,749,976	$250,001	$937,731	$ 10,167	$4,989,050
	2017	$850,000	$361,250	$637,502	$212,501	—	$207,132	$2,268,385
Charles F. Kessler Global Brand President, AE	2019	$940,000	—	$2,287,488	$762,502	—	$ 25,410	$4,015,400
	2018	$900,000	$244,490	$3,875,012	$624,999	$1,383,168	$ 32,470	$7,060,139
	2017	$850,400	$531,500	$1,875,003	$625,003	—	$ 9,938	$3,891,844
Jennifer M. Foyle Global Brand President, Aerie	2019	$895,000	—	$2,287,488	$762,502	—	$ 10,067	$3,955,057
	2018	$850,000	$222,824	$3,875,012	$624,999	$1,294,517	$ 10,152	$6,877,504
	2017	$775,040	$484,400	$1,875,003	$625,003	—	$ 9,938	$3,769,384
Michael R. Rempell Chief Operations Officer	2019	$835,000	—	$1,590,011	$530,000	—	$ 10,038	$2,965,049
	2018	$800,000	$152,145	$3,124,982	$374,999	$845,100	$ 10,123	$5,307,349
	2017	$735,000	$330,750	$750,004	$250,002	—	$ 9,938	$2,075,694

(1)	2019 refers to the 52-week period ended February 1, 2020.

(2)

Amounts in this column for Fiscal 2019 consist of PSU and RSU awards based on the aggregate grant date fair value determined in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”). For assumptions used in determining these values, see Note 12 of the Consolidated Financial Statements contained in our Fiscal 2019 Annual Report on Form 10-K. Amounts shown in this column for Fiscal 2019 include the following, with the values of the PSU awards shown at target:

	2019 RSU Awards (a)	2019 PSU Awards (At Target) (a)
Jay L. Schottenstein	$1,593,750	$3,187,499
Robert L. Madore	$306,244	$ 612,497
Charles F. Kessler	$762,497	$1,524,991
Jennifer M. Foyle	$762,497	$1,524,991
Michael R. Rempell	$530,002	$1,060,009

(a)

Represents Fiscal 2019 long-term incentive awards granted to the NEOs in March 2019 (with respect to PSUs) and June 2019 (with respect to RSUs). The maximum value of the PSU awards granted in March 2019 is $4,781,260 for Mr. Schottenstein, $918,746 for Mr. Madore, $2,287,487 for Mr. Kessler and Ms. Foyle, and $1,590,014 for Mr. Rempell.

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COMPENSATION TABLES AND RELATED INFORMATION

(3)

The value of the time-based stock option awards included in the Summary Compensation Table is based on the aggregate grant date fair value computed in accordance with ASC 718. Additional information regarding assumptions are available in Note 12 of the Consolidated Financial Statements contained in our Fiscal 2019 Annual Report on Form 10-K.

(4)	For Fiscal 2019:

(a)

For Mr. Schottenstein, the amount represents the aggregate incremental cost to the Company of security arrangements in addition to those provided during working days and for business travel. We provide a comprehensive security benefit to the CEO, a portion of which, based upon the disclosure rules, is deemed to be personal, although we believe there is a legitimate business reason for providing such a benefit.

(b)	For Mr. Madore, the amount consists of $10,207 in employer contributions to the 401(k) plan.

(c)

For Mr. Kessler, the amount consists of $10,053 in employer contributions to the 401(k) plan and $15,357 for personal use of the company aircraft and/or chartered jet expenses. Incremental cost of use of our aircraft is calculated pursuant to a formula that takes into account costs to us, including fuel costs, mileage, trip-related maintenance, landing/ramp fees and other miscellaneous costs.

(d)	For Ms. Foyle, the amount consists of $10,067 in employer contributions to the 401(k) plan.

(e)	For Mr. Rempell, the amount consists of $10,038 in employer contributions to the 401(k) plan.

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COMPENSATION TABLES AND RELATED INFORMATION

Grants of Plan-Based Awards – Fiscal 2019
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payout Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name		Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jay L. Schottenstein	(1)	—	$656,250	$2,625,000	$5,250,000	—	—	—	—	—	—	—
	(2)	3/26/2019	—	—	—	37,220	148,879	223,319	—	—	—	$3,187,499
	(3)	6/6/2019	—	—	—	—	—	—	90,657	—	—	$1,593,750
	(4)	3/26/2019	—	—	—	—	—	—	—	266,719	$21.41	$1,593,751
Robert L. Madore	(1)	—	$204,750	$819,000	$1,638,000	—	—	—	—	—	—	—
	(2)	3/26/2019	—	—	—	7,152	28,608	42,912	—	—	—	$612,497
	(3)	6/6/2019	—	—	—	—	—	—	17,420	—	—	$306,244
	(4)	3/26/2019	—	—	—	—	—	—	—	51,252	$21.41	$306,251
Charles F. Kessler	(1)	—	$305,500	$1,222,000	$2,444,000	—	—	—	—	—	—	—
	(2)	3/26/2019	—	—	—	17,807	71,228	106,842	—	—	—	$1,524,991
	(3)	6/6/2019	—	—	—	—	—	—	43,373	—	—	$762,497
	(4)	3/26/2019	—	—	—	—	—	—	—	127,607	$21.41	$762,502
Jennifer M. Foyle	(1)	—	$290,875	$1,163,500	$2,327,000	—	—	—	—	—	—	—
	(2)	3/26/2019	—	—	—	17,807	71,228	106,842	—	—	—	$1,524,991
	(3)	6/6/2019	—	—	—	—	—	—	43,373	—	—	$762,497
	(4)	3/26/2019	—	—	—	—	—	—	—	127,607	$21.41	$762,502
Michael R. Rempell	(1)	—	$187,875	$751,500	$1,503,000	—	—	—	—	—	—	—
	(2)	3/26/2019	—	—	—	12,378	49,510	74,265	—	—	—	$1,060,009
	(3)	6/6/2019	—	—	—	—	—	—	30,148	—	—	$530,002
	(4)	3/26/2019	—	—	—	—	—	—	—	88,697	$21.41	$530,000

(1)	Amount represents the Fiscal 2019 annual incentive cash bonus established under our 2017 Plan.

(2)	Amount represents a grant of PSUs under our 2017 Plan with vesting based on achievement of EBT performance goals.

(3)	Amount represents a grant of time-based RSUs with a three-year vesting period under our 2017 Plan.

(4)	Amount represents a grant of time-based stock options with a three-year vesting period under our 2017 Plan.

(5)	Amounts have been calculated based on aggregate grant date fair value determined in accordance with ASC 718 for the respective award types.

2020 Proxy Statement	|	63

COMPENSATION TABLES AND RELATED INFORMATION

Outstanding Equity Awards at Fiscal 2019 Year – End
		Option Awards					Stock Awards (1)
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexer- cisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jay L. Schottenstein	(4)	—	—	—	—	—	65,724	$946,430	—	—
	(5)	151,958	75,979	—	$14.59	3/8/24	—	—	—	—
	(6)	—	—	—	—	—	27,267	$392,638	—	—
	(7)	—	—	—	—	—	—	—	145,070	$2,089,002
	(8)	78,508	157,018	—	$19.60	3/14/25	—	—	—	—
	(9)	—	—	—	—	—	38,962	$561,050	—	—
	(12)	—	—	—	—	—	—	—	153,603	$2,211,882
	(13)	—	266,719	—	$21.41	3/26/26	—	—	—	—
	(14)	—	—	—	—	—	92,984	$1,338,968	—	—
Robert L. Madore	(4)	—	—	—	—	—	15,962	$229,851	—	—
	(5)	36,904	18,452	—	$14.59	3/8/24	—	—	—	—
	(6)	—	—	—	—	—	6,622	$95,358	—	—
	(7)	—	—	—	—	—	—	—	26,990	$388,649
	(8)	14,606	29,213	—	$19.60	3/14/25	—	—	—	—
	(9)	—	—	—	—	—	7,250	$104,395	—	—
	(10)	—	—	—	—	—	—	—	38,000	$547,203
	(11)	—	—	—	—	—	40,177	$578,545	—	—
	(12)	—	—	—	—	—	—	—	29,516	$425,026
	(13)	—	51,252	—	$21.41	3/26/26	—	—	—	—
	(14)	—	—	—	—	—	17,867	$257,287	—	—
Charles F. Kessler	(2)	140,427	—	—	$15.72	5/23/23	—	—	—	—
	(4)	—	—	—	—	—	46,946	$676,021	—	—
	(5)	54,271	54,271	—	$14.59	3/8/24	—	—	—	—
	(6)	—	—	—	—	—	19,476	$280,458	—	—
	(7)	—	—	—	—	—	—	—	67,475	$971,639
	(8)	36,515	73,032	—	$19.60	3/14/25	—	—	—	—
	(9)	—	—	—	—	—	18,123	$260,966	—	—
	(10)	—	—	—	—	—	—	—	38,000	$547,203
	(11)	—	—	—	—	—	40,177	$578,545	—	—
	(12)	—	—	—	—	—	—	—	73,488	$1,058,228
	(13)	—	127,607	—	$21.41	3/26/26	—	—	—	—
	(14)	—	—	—	—	—	44,486	$640,602	—	—
Jennifer M. Foyle	(2)	140,427	—	—	$15.72	5/23/23	—	—	—	—
	(4)	—	—	—	—	—	46,946	$676,021	—	—
	(5)	—	54,271	—	$14.59	3/8/24	—	—	—	—
	(6)	—	—	—	—	—	19,476	$280,458	—	—
	(7)	—	—	—	—	—	—	—	67,475	$971,639
	(8)	—	73,032	—	$19.60	3/14/25	—	—	—	—
	(9)	—	—	—	—	—	18,123	$260,966	—	—
	(10)	—	—	—	—	—	—	—	38,000	$547,203
	(11)	—	—	—	—	—	40,177	$578,545	—	—
	(12)	—	—	—	—	—	—	—	73,488	$1,058,228
	(13)	—	127,607	—	$21.41	3/26/26	—	—	—	—
	(14)	—	—	—	—	—	44,486	$640,602	—	—
Michael R. Rempell	(3)	138,675	—	—	$15.89	6/2/23	—	—	—	—
	(4)	—	—	—	—	—	18,778	$270,408	—	—
	(5)	43,416	21,709	—	$14.59	3/8/24	—	—	—	—
	(6)	—	—	—	—	—	7,791	$112,195	—	—
	(7)	—	—	—	—	—	—	—	40,484	$582,974
	(8)	21,909	43,819	—	$19.60	3/14/25	—	—	—	—
	(9)	—	—	—	—	—	10,874	$156,586	—	—
	(10)	—	—	—	—	—	—	—	38,000	$547,203
	(11)	—	—	—	—	—	40,177	$578,545	—	—
	(12)	—	—	—	—	—	—	—	51,081	$735,566
	(13)	—	88,697	—	$21.41	3/26/26	—	—	—	—
	(14)	—	—	—	—	—	30,922	$445,274	—	—

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COMPENSATION TABLES AND RELATED INFORMATION

(1)

All stock awards include dividend equivalents. The market value was determined by multiplying the closing market price for AEO common stock on January 31, 2020 ($14.40) by the number of shares underlying the award.

(2)	Amount represents an award of time-based stock options granted under our 2014 Plan which are exercisable at the fair market value on the grant date and vest ratably over three years.

(3)	Amount represents an award of time-based stock options granted under our 2014 Plan which are exercisable at the fair market value on the grant date and vest ratably over three years.

(4)

Amount represents a grant on March 8, 2017 under our 2014 Plan. The Compensation Committee established performance goals based on Net Income Growth by the end of Fiscal 2019. Vesting of the PSU ranges from 0% of the shares if threshold performance is not attained, to 25% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at the maximum goal achievement. On March 3, 2020, the Compensation Committee certified a payout of 50% of target.

(5)	Amount represents an award of time-based stock options granted under our 2014 Plan which are exercisable at the fair market value on the grant date and vest ratably over three years.

(6)

Amount represents a grant on June 1, 2017 of time-based RSUs under our 2017 Plan with a three-year vesting period. On June 1, 2019, the second third of the RSUs plus respective dividends vested. The remaining one third will vest in accordance with its terms on the third anniversary of the grant date.

(7)

Amount represents a grant on March 14, 2018 under our 2017 Plan. The Compensation Committee established performance goals based on EBT by the end of Fiscal 2020. Vesting of the PSU ranges from 0% of the shares if threshold performance is not attained, to 25% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at the maximum goal achievement.

(8)	Amount represents an award of time-based stock options granted under our 2017 Plan which are exercisable at the fair market value on the grant date and vest ratably over three years.

(9)

Amount represents a grant on June 6, 2018 of time-based RSUs under our 2017 Plan with a three-year vesting period. On June 6, 2019, one third of the RSUs plus respective dividends vested. The remaining two-thirds will vest in accordance with its terms on the second and third anniversaries of the grant date.

(10)

Amount represents a grant on August 6, 2018 under our 2017 Plan. The Compensation Committee established performance goals based on AEOs TSR relative to the average TSR of the members of the S&P 1500 Specialty Retail (Industry) Index by July 1, 2021. Vesting of the PSU ranges from 0% of the shares if threshold performance is not attained, to 75% of the shares at threshold performance, to 100% of the shares at target performance and 125% of the shares at the maximum goal achievement.

(11)

Amount represents a grant on August 6, 2018 of time-based RSUs under our 2017 Plan with a three-year vesting period. The RSUs plus respective dividends will vest in accordance with its terms on the third anniversary of the grant date.

(12)

Amount represents a grant on March 26, 2019 under our 2017 Plan. The Compensation Committee established performance goals based on EBT by the end of Fiscal 2021. Vesting of the PSU ranges from 0% of the shares if threshold performance is not attained, to 25% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at the maximum goal achievement.

(13)	Amount represents an award of time-based stock options granted under our 2017 Plan which are exercisable at the fair market value on the grant date and vest ratably over three years.

(14)

Amount represents a grant on June 6, 2019 of time-based RSUs under our 2017 Plan with a three-year vesting period. The RSUs plus respective dividends will vest in accordance with its terms on the first, second and third anniversaries of the grant date.

2020 Proxy Statement	|	65

COMPENSATION TABLES AND RELATED INFORMATION

The following table sets forth the actual value received by the NEOs upon exercise of stock options or vesting of stock awards in 2019.

Option Exercises and Stock Vested – Fiscal 2019
	Option Awards (1)		Stock Awards (2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jay L. Schottenstein	—	—	114,111	$2,405,426
Robert L. Madore	—	—	9,543	$174,427
Charles F. Kessler	—	—	77,673	$1,628,426
Jennifer M. Foyle	90,786	$629,099	77,673	$1,628,426
Michael R. Rempell	—	—	35,518	$682,668

(1)

Amounts represent the number of shares acquired upon exercise of stock options. The amounts shown in the Value Realized on Exercise column are calculated based on the difference between the market price of the stock underlying the options at the time of exercise and the option exercise price. For Ms. Foyle, the amount represents stock option exercises from 2017 and 2018 awards.

(2)

Amounts represent the number of shares and related value for Stock Awards that vested on applicable vesting dates, prior to the withholding of shares to satisfy taxes. The amounts shown in the Value Realized on Vesting column are calculated based on the closing market price of the stock on the date the RSUs vested. Values include the vesting of RSU awards granted in 2016, 2017, and 2018, as well as PSU awards granted in 2016.

Nonqualified Deferred Compensation

We have a nonqualified deferred compensation program that allows eligible participants to defer a portion of their salary and/or bonus on an annual basis into the plan. Participants can defer up to 90% of their annual salary (with a minimum annual deferral of $2,000) and up to 100% of their annual performance-based bonus into the plan. Distributions from the plan automatically occur upon retirement, termination of employment, disability, or death during employment. Participants may also choose to receive a scheduled distribution payment while they are still employed. In 2019, there were no NEOs participating in the nonqualified deferred compensation plan.

Post-Employment Compensation

Except as described below, the following tables set forth the expected benefit to be received by each of the respective NEOs in the event of his or her termination resulting from various scenarios, assuming a termination date of February 1, 2020, the last business day of Fiscal 2019, and a closing stock price per share of $14.40 on that date.

For each NEO, the payments and benefits detailed in the tables below are in addition to any payments and benefits under our plans and arrangements that are offered or provided generally to all salaried employees on a non-discriminatory basis and any accumulated vested benefits for each NEO, including any stock options vested as of February 1, 2020 (which are set forth in the “Outstanding Equity Awards at Fiscal 2019 Year-End” table). The tables assume that each executive will take all action necessary or appropriate for such person to receive the maximum available benefit, such as execution of a release of claims.

In the event of a CIC, if an acquiring entity does not assume or issue substitute awards for outstanding equity awards, the vesting of all outstanding equity awards will be accelerated on the CIC date and performance-based awards will be paid, either based on performance to the CIC date or based on the target level value, depending on the portion of the performance period completed prior to the CIC.

For a description of our change in control benefits and the restrictive covenants and other obligations of the NEOs, please refer to the section above titled “Compensation Discussion and Analysis – Change in Control and Other Agreements.”

66	|

COMPENSATION TABLES AND RELATED INFORMATION

Jay L. Schottenstein

	Death or Disability	Retirement	Termination without Cause	Termination for Cause	Change in Control (Double- Trigger)(3)
Cash Payments
Base	—	—	—	—	—
Bonus	—	—	—	—	—
Stock Option Vesting	—	—	—	—	—
RSU Vesting (1)	$741,471	$741,471	$741,471	—	$2,292,656
PSU Vesting (2)	$5,247,314	$5,247,314	$5,247,314	—	$5,247,314
Total	$5,988,785	$5,988,785	$5,988,785	—	$7,539,969

(1)	Amount reflects a prorated RSU vesting for death or disability, retirement or termination without cause and a full vesting in the event of a double-trigger change in control.

(2)

Amount based upon 50% vesting of the 2017 PSUs, reflecting the extent that the performance goals were met. Any remaining PSUs outstanding are assumed at target. If the performance goal is not achieved, the PSUs will forfeit.

(3)	Although Mr. Schottenstein does not have a change in control agreement, the amounts shown represent what he would be entitled to pursuant to the terms of our 2014 Plan and 2017 Plan.

Robert L. Madore

	Death or Disability	Voluntary Separation	Termination without Cause	Termination for Cause	Change in Control (Double- Trigger)
Cash Payments
Base (1)	—	—	$910,000	—	$2,593,500
Bonus (2)	—	—	—	—	$819,000
Stock Option Vesting	—	—	—	—	—
RSU Vesting (3)	$442,137	—	—	—	$578,545
PSU Vesting (4)	$1,590,730	—	—	—	$1,590,730
Health-Care Coverage (5)	—	—	$20,918	—	$20,918
Total	$2,032,867	—	$930,918	—	$5,602,693

(1)

Amount represents one year of base salary in the event of termination without cause. In the event of a termination following a change in control (i.e., double-trigger), amount represents one and one-half times the sum of base salary and annual incentive bonus at target.

(2)	In the event of termination following a change in control (i.e., double-trigger), the amount represents Mr. Madore’s annual incentive bonus at target.

(3)

Amount reflects the vesting of the June 1, 2017, June 6, 2018, August 6, 2018, and June 6, 2019 RSU awards, prorated based on service in the event of death or disability. In the event of a termination following a change in control (i.e., double-trigger), the Company is obligated to fully vest any outstanding RSUs.

(4)

In the event of death, disability or change in control, amount based upon 50% vesting of the 2017 PSUs, reflecting the extent that the performance goals were met and any remaining PSUs outstanding are assumed at target. If the performance goal is not achieved, the PSUs will forfeit. In the event of voluntary termination or termination without cause, awards will forfeit.

(5)

The amounts shown in this row represent 12 months of health-care coverage determined on the basis of the coverage elections made by the executive officer, assuming such elections were made at the maximum rate.

2020 Proxy Statement	|	67

COMPENSATION TABLES AND RELATED INFORMATION

Charles F. Kessler

	Death or Disability	Voluntary Separation	Termination without Cause	Termination for Cause	Change in Control (Double- Trigger)
Cash Payments
Base (1)	—	—	$940,000	—	$3,243,000
Bonus (2)	—	—	—	—	$1,222,000
Stock Option Vesting	—	—	—	—	—
RSU Vesting (3)	$701,870	—	—	—	$1,760,571
PSU Vesting (4)	$3,253,091	$1,567,311	$1,567,311	—	$3,253,091
Health-Care Coverage (5)	—		$20,918	—	$20,918
Total	$3,954,961	$1,567,311	$2,528,229	—	$9,499,580

(1)

Amount represents one year of base salary in the event of termination without cause. In the event of a termination following a change in control (i.e., double-trigger), amount represents one and one-half times the sum of base salary and annual incentive bonus at target.

(2)	In the event of termination following a change in control (i.e., double-trigger), amount represents Mr. Kessler’s annual incentive bonus at target.

(3)

Amount reflects the vesting of the June 1, 2017, June 6, 2018, August 6, 2018, and June 6, 2019 RSU awards, prorated based on service in the event of death or disability. In the event of a termination following a change in control (i.e., double-trigger), the Company is obligated to fully vest any outstanding RSUs.

(4)

In the event of death, disability or change in control, amount based upon 50% vesting of the 2017 PSUs, reflecting the extent that the performance goals were met and any remaining PSUs outstanding are assumed at target. If the performance goal is not achieved, the PSUs will forfeit. In the event of voluntary termination or termination without cause, annual awards will be prorated based on service in the performance period, with the exception of the August 6, 2018 award, which will forfeit.

(5)

The amounts shown in this row represent 12 months of health-care coverage determined on the basis of the coverage elections made by the executive officer, assuming such elections were made at the maximum rate.

Jennifer M. Foyle

	Death or Disability	Voluntary Separation	Termination without Cause	Termination for Cause	Change in Control (Double- Trigger)
Cash Payments
Base (1)	—	—	$895,000	—	$3,087,750
Bonus (2)	—	—	—	—	$1,163,500
Stock Option Vesting	—	—	—	—	—
RSU Vesting (3)	$701,870	—	—	—	$1,760,571
PSU Vesting (4)	$3,253,091	$1,567,311	$1,567,311	—	$3,253,091
Health-Care Coverage (5)		—	$20,918	—	$20,918
Total	$3,954,961	$1,567,311	$2,483,229	—	$9,285,830

(1)

Amount represents one year of base salary in the event of termination without cause. In the event of a termination following a change in control (i.e., double-trigger), amount represents one and one-half times the sum of base salary and annual incentive bonus at target.

(2)	In the event of termination following a change in control (i.e., double-trigger), amount represents Ms. Foyle’s annual incentive bonus at target.

(3)

Amount reflects the vesting of the June 1, 2017, June 6, 2018, August 6, 2018, and June 6, 2019 RSU awards, prorated based on service in the event of death or disability. In the event of a termination following a change in control (i.e., double-trigger), the Company is obligated to fully vest any outstanding RSUs.

(4)

In the event of death, disability or change in control, amount based upon 50% vesting of the 2017 PSUs, reflecting the extent that the performance goals were met and any remaining PSUs outstanding are assumed at target. If the performance goal is not achieved, the PSUs will forfeit. In the event of voluntary termination or termination without cause, annual awards will be prorated based on service in the performance period, with the exception of the August 6, 2018 award, which will forfeit.

(5)

The amounts shown in this row represent 12 months of health-care coverage determined on the basis of the coverage elections made by the executive officer, assuming such elections were made at the maximum rate.

68	|

COMPENSATION TABLES AND RELATED INFORMATION

Michael R. Rempell

	Death or Disability	Voluntary Separation	Termination without Cause	Termination for Cause	Change in Control (Double- Trigger)
Cash Payments
Base (1)	—	—	$835,000	—	$2,379,750
Bonus (2)	—	—	—	—	$751,500
Stock Option Vesting	—	—	—	—	—
RSU Vesting (3)	$511,805	—	—	—	$1,292,600
PSU Vesting (4)	$2,136,151	$838,181	$838,181	—	$2,136,151
Health-Care Coverage (5)	—	—	$20,918	—	$20,918
Total	$2,647,956	$838,181	$1,694,099	—	$6,580,919

(1)

Amount represents one year of base salary in the event of termination without cause. In the event of a termination following a change in control (i.e., double-trigger), amount represents one and one-half times the sum of base salary and annual incentive bonus at target.

(2)	In the event of termination following a change in control (i.e., double-trigger), amount represents Mr. Rempell’s annual incentive bonus at target.

(3)

Amount reflects the vesting of the June 1, 2017, June 6, 2018, August 6, 2018, and June 6, 2019 RSU awards, prorated based on service in the event of death or disability. In the event of a termination following a change in control (i.e., double-trigger), the Company is obligated to fully vest any outstanding RSUs.

(4)

In the event of death, disability or change in control, amount based upon 50% vesting of the 2017 PSUs, reflecting the extent that the performance goals were met and any remaining PSUs outstanding are assumed at target. If the performance goal is not achieved, the PSUs will forfeit. In the event of voluntary termination or termination without cause, annual awards will be prorated based on service in the performance period, with the exception of the August 6, 2018 award, which will forfeit.

(5)

The amounts shown in this row represent 12 months of health-care coverage determined on the basis of the coverage elections made by the executive officer, assuming such elections were made at the maximum rate.

CEO Pay Ratio

American Eagle Outfitters, Inc. is a multi-national apparel company with associates in the Americas and Asia. We conduct business globally and focus on ensuring the delivery of market-based compensation and benefit offerings for our associates. We also create a work environment that allows flexibility to ensure that our teams can balance their work and life.

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the ratio of the annual total compensation of our CEO, Mr. Schottenstein, to that of our median employee. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

SEC rules provide that we may use the same median employee for three years before identifying a new median employee, provided that during our last completed fiscal year there has been no change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our pay ratio disclosure. We believe that there have been no changes in our employee population or our compensation arrangements in Fiscal 2019 that would result in a material change in our pay ratio disclosure or our median employee. In Fiscal 2019, we used the same median employee that we used in Fiscal 2018. However, we did not use the same median employee for Fiscal 2018 as we did in Fiscal 2017, because the Fiscal 2017 median employee received a significant increase to their hourly rate to recognize expanded responsibilities. In Fiscal 2017, we used a statistical sampling approach to calculate our median employee. As such, in Fiscal 2018 we were able to select a similarly situated employee from our original Fiscal 2017 sample.

The Fiscal 2019 median employee is a part-time retail associate located in a store in the United States. The median employee works an average of less than 15 hours per week and is able to take advantage of scheduling flexibility. We calculated all of the elements of the median employee’s compensation for Fiscal 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

2020 Proxy Statement	|	69

COMPENSATION TABLES AND RELATED INFORMATION

The estimated values are as follows for Fiscal 2019:

•	Mr. Schottenstein’s annual total compensation: $8,086,131.

•	Our median employee’s annual total compensation: $8,058.

•	Ratio of Mr. Schottenstein’s annual total compensation to our median employee’s annual total compensation: 1,003:1.

•	This pay ratio may not be comparable to our peer companies’ reported pay ratios due to differences in organizational structure and the assumptions and methodologies in calculating the ratio.

70	|

OWNERSHIP OF OUR SHARES

The following table shows, as of April 1, 2020, unless otherwise noted, certain information with regard to the beneficial ownership of our common stock by: (i) each person known by us to own beneficially more than 5% of the outstanding shares of common stock; (ii) each of our directors; (iii) each named executive officer listed in the Summary Compensation Table; and (iv) all directors and current executive officers as a group.

	Shares Beneficially Owned
	Common Stock(1)	Right to Acquire(2)	Total		Percent(3)
5% Beneficial Owners
BlackRock, Inc.(4)	18,730,639	—	18,730,639		11.3%
The Vanguard Group(5)	14,954,848	—	14,954,848		9.0%
Cooke & Bieler LP(6)	12,158,859	—	12,158,859		7.3%
Jay L. Schottenstein(7)	11,029,407	473,860	11,503,267		6.9%
Directors and Executive Officers(8)
Sujatha Chandrasekaran	21,443	—	21,443	*
Jennifer M. Foyle	111,095	273,750	384,845	*
Deborah A. Henretta	—	15,351	15,351	*
Charles F. Kessler	180,015	364,536	544,551	*
Thomas R. Ketteler	9,014	56,264	51,318	*
Robert L. Madore	20,172	101,652	121,824	*
Cary D. McMillan	—	122,821	122,821	*
Janice E. Page	59,946	3,178	63,124	*
Michael R. Rempell	155,338	277,184	432,522	*
David M. Sable	26,013	34,917	60,930	*
Noel J. Spiegel	10,000	94,754	104,754	*
All current directors and current executive officers as a group (15 persons in group)	11,672,657	1,904,136	13,576,793		8.1%

*	Represents less than 1% of our shares of common stock.

(1)	Unless otherwise indicated, each of the stockholders has sole voting power and power to sell with respect to the shares of common stock beneficially owned.

(2)	Includes (a) shares for options exercisable within 60 days of April 1, 2020 and (b) total deferred share units as well as the respective dividend equivalents.

(3)

Percent is based upon the 165,489,745 shares outstanding at April 1, 2020 and the shares that such director or executive officer has the right to acquire upon options exercisable within 60 days of April 1, 2020, share units and dividend equivalents, if applicable.

(4)

In a Schedule 13G/A filed with the SEC on February 3, 2020, BlackRock, Inc. reported beneficial ownership and sole dispositive power of an aggregate amount of 18,730,639 shares. BlackRock, Inc. has sole voting power with respect to 18,340,726 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 18,730,639 shares, and shared dispositive power with respect to 0 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(5)

In a Schedule 13G/A filed with the SEC on February 10, 2020, The Vanguard Group reported beneficial ownership of an aggregate amount of 14,954,848 shares. The Vanguard Group has sole voting power with respect to 319,494 shares, shared voting power with respect to 24,756 shares, sole dispositive power with respect to 14,632,050 shares, and shared dispositive power with respect to 322,798 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(6)

In a Schedule 13G filed with the SEC on February 14, 2020, Cooke & Bieler LP reported beneficial ownership and sole dispositive power of an aggregate amount of 12,158,859 shares. Cooke & Bieler LP has sole voting power with respect to 0 shares, shared voting power with respect to 10,462,949 shares, sole dispositive power with respect to 0 shares, and shared dispositive power with respect to 12,158,859 shares. The address for Cooke & Bieler LP is 1700 Market Street, Suite 3222, Philadelphia, PA 19103.

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OWNERSHIP OF OUR SHARES

(7)

For Mr. Schottenstein, the 11,503,268 shares disclosed in the table above consist of the following for which he has voting power: (1) sole power to vote and dispose as trustee of a trust that owns 6,300 shares and a revocable trust that owns 1,129,698 shares; (2) shared power to vote and dispose for trusts that own 3,348,497 shares; (3) sole power to vote 473,861 shares for options exercisable within 60 days of April 1, 2020; (4) 2,971,202 shares held by SEI, Inc. Mr. Schottenstein serves as Chairman of SEI, Inc. and has or shares voting power for 60.6% of SEI, Inc.; (5) 2,611,235 shares held by Schottenstein SEI, LLC. Mr. Schottenstein has or shares the voting power for 60.6% of Schottenstein SEI, LLC and serves as Chairman of SEI, Inc., its sole member; and (6) sole power to vote 717,069 shares held by family members pursuant to the terms of a share exchange agreement that are included under his name in the table. Excluded from the table are an aggregate of 4,433,727 shares held by various family trusts and a limited liability company of which Mr. Schottenstein’s wife, Jean R. Schottenstein, has or shares voting power and of which Mr. Schottenstein is not deemed the beneficial owner. Together, Mr. and Mrs. Schottenstein are deemed the beneficial owners of 16,338,638 shares or 9.9% of the Company’s common stock as of April 1, 2020.

(8)

The address of each director and executive officer shown in the table above is c/o American Eagle Outfitters, Inc., 77 Hot Metal Street, Pittsburgh, PA 15203. Executive officers and directors are subject to stock ownership requirements. Please see the “Stock Ownership Requirements” section for a discussion of executive officer and director stock ownership requirements.

Stock Ownership Requirements

Board of Directors

Our Board has determined that each director should own common stock of the Company and has established the following ownership guidelines. Within five years of joining the Board, each director must hold stock of the Company worth at least five times the current annual cash base retainer amount of $65,000, or $325,000. The following forms of equity interests in the Company count toward the stock ownership requirement: shares purchased on the open market; shares obtained through stock option exercise; shares held as deferred stock units; shares held in benefit plans; shares held in trust for the economic benefit of the director or spouse or dependent children of the director; and shares owned jointly or separately by the spouse or dependent children of the director. Stock options do not count toward the stock ownership requirement.

Management

We have adopted stock ownership requirements to establish commonality of interest between management and stockholders, as well as to encourage executives to think and act like owners. By encouraging executives to accumulate and hold a minimum level of ownership, our compensation program ensures that pay remains at risk not only with regard to outstanding awards but also with regard to appreciation of vested awards. Eligible executives are required to own the equivalent value of a multiple of their salary. For Mr. Schottenstein, this multiple is six times and for the other NEOs, three times. This requirement can be met through various forms of equity, including personal holdings and equity incentive awards such as restricted stock units.

Executives not meeting their requirement must retain 50% of their after-tax shares acquired through stock sales until the requirement is reached. The CEO considers compliance with the ownership requirements when recommending annual long-term incentive awards for the executives, including the NEOs, to the Compensation Committee. If an executive does not hold half of after-tax gains in our stock, he or she jeopardizes eligibility for future stock grants or awards. The CEO and NEOs are in compliance with their requirement, with the exception of Mr. Madore. Mr. Madore is on track to meet the requirement within a reasonable timeline and is subject to trading restrictions until the requirement has been met.

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INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

Who is entitled to vote?

Stockholders of record at the close of business on April 8, 2020, the record date for the 2020 Annual Meeting, are entitled to vote at the 2020 Annual Meeting. As of the record date, there were 165,500,429 shares of common stock, par value $0.01 per share, outstanding and entitled to vote. Each share that you own entitles you to one vote.

How does the Board recommend I vote on these proposals?

The Board recommends a vote:

•	FOR the nominees for Class I director listed in this Proxy Statement;

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2021;

•	FOR the approval of the 2020 Stock Award and Incentive Plan; and

•	FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers.

Why did I receive a Notice of Internet Availability of Proxy Materials?

In order to both save money and protect the environment, we have elected to provide access to our proxy materials and Fiscal 2019 Annual Report on Form 10-K (“Annual Report”) on the Internet, instead of mailing the full set of printed proxy materials, in accordance with the rules of the SEC for the electronic distribution of proxy materials. On April 22, 2020, we mailed to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to gain access to our Proxy Statement and Annual Report and how to vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request it. Instead, the Notice instructs you on how to obtain and review all of the important information contained in the Proxy Statement and Annual Report. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

How do I vote my shares?

We encourage stockholders to vote before the 2020 Annual Meeting. If your shares are registered directly in your name (i.e., you are a “registered stockholder”), you received a Notice. You should follow the instructions on the Notice in order to ensure that your vote is counted. Alternatively, you may attend and vote at the virtual annual meeting.

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent (i.e., your shares are held in “street name”), you should receive either a Notice or a voting instruction form (“VIF”) along with a Proxy Statement. You should follow the instructions on the Notice or the VIF in order to ensure that your vote is counted. You may vote online during the virtual annual meeting by following the instructions provided at http://www.viewproxy.com/ae/2020/VM. Have your Notice, proxy card or voting instruction form available when you access the virtual meeting website.

Can I change or revoke my proxy?

Yes. If you are a registered stockholder, you may revoke your proxy at any time before it is voted by delivering written notice of revocation to the Company (Attention: Jennifer B. Stoecklein, Corporate Secretary). Such written notice should be received by the Company prior to the 2020 Annual Meeting. You may also change or revoke your proxy by submitting a properly executed proxy bearing a later date or by attending the meeting and voting in person.

If your shares are held in street name, you may revoke your proxy by submitting new voting instructions to your broker or, if you have obtained a legal proxy from your broker, by attending the 2020 Annual Meeting and voting in person.

2020 Proxy Statement	|	73

INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

What constitutes a quorum?

A quorum of stockholders is necessary to transact business at the 2020 Annual Meeting. A quorum will be present if a majority of the outstanding shares of the Company’s common stock, as of the close of business on the record date, are represented by stockholders present at the meeting or by proxy. At the close of business on the record date, there were 165,500,429 shares of common stock outstanding and entitled to vote.

Abstentions and broker non-votes will count as present in determining whether there is a quorum. Broker non-votes occur when brokers, who hold their customers’ shares in street name, sign and submit proxies for such shares and vote such shares on some matters but not others. This would occur when brokers have not received any instructions from their customers, in which case the brokers, as the holders of record, are permitted to vote on “routine” matters, which include the ratification of the appointment of an independent registered public accounting firm, but not on “non-routine” matters, such as the election of directors, the approval of the Company’s 2020 Stock Award and Incentive Plan or the non-binding, advisory approval of the compensation of our named executive officers. Therefore, if you do not instruct your broker how to vote on Proposals 1, 3, and 4, your shares will not be counted for those proposals. We urge you to give voting instructions to your broker on all voting items.

What vote is required to approve each proposal?

The Company is incorporated in the State of Delaware. As a result, the Delaware General Corporation Law and the NYSE listing standards govern the voting standards applicable to actions taken by our stockholders. The following discussion outlines the voting requirements applicable to each proposal being submitted for stockholder approval at the 2020 Annual Meeting, as well as the impact of abstentions and broker non-votes. Once a quorum is established, the following voting requirements and related effect of abstentions and broker non-votes on each item for stockholder proposal apply.

	Voting Options	Board Recommendation	Vote Required to Adopt the Proposal	Effect of Abstentions and Broker Non-Votes
Item 1 – Election of Class I Directors	“For,” “Against,” or “Abstain” for each nominee	FOR each nominee	Majority of the votes cast	None
Item 2 – Ratify the appointment of EY as independent registered public accounting firm for Fiscal 2020	“For,” “Against,” or “Abstain”	FOR	Majority of shares present at the meeting, in person or by proxy, and entitled to vote	Abstentions are treated as votes “against.” Brokers have discretion to vote on this item.
Item 3 – Approval of the 2020 Stock Award and Incentive Plan	“For,” “Against,” or “Abstain”	FOR	Majority of votes cast, under NYSE rules	Abstentions are treated as votes “against” under NYSE rules. Broker non-votes have no effect.
Item 4 – Advisory Approval of Named Executive Officer Compensation for Fiscal 2019	“For,” “Against,” or “Abstain”	FOR	Majority of shares present at the meeting, in person or by proxy, and entitled to vote	Abstentions are treated as votes “against.” Broker non-votes have no effect.

How can I participate in the virtual Annual Meeting?

Due to concerns relating to the coronavirus outbreak (COVID-19), the 2020 Annual Meeting will be virtual-only. To participate in the virtual meeting, please visit http://www.viewproxy.com/ae/2020/VM and enter the 16-digit control number included in your Notice, on your proxy card, or on the instructions that accompanied your proxy materials. You may begin to log into the meeting platform beginning at 10:45 a.m. Eastern Daylight Savings Time on Thursday, June 4, 2020. The meeting will begin promptly at 11:00 a.m. Eastern Daylight Savings Time on June 4, 2020.

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INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

If you wish to submit a question during the meeting, you may log into http://www.viewproxy.com/ae/2020/VM and enter your 16-digit control number and enter a question at the applicable place and click “submit.” We will answer questions relevant to meeting matters that comply with the meeting rules of conduct during the 2020 Annual Meeting, subject to time constraints. Questions relevant to meeting matters that we do not have time to answer during the meeting will be posted to our website following the meeting.

Who bears the costs of this solicitation?

The Company bears the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. Our representatives may solicit proxies by mail, telephone, or personal interview. To solicit proxies, we request the assistance of banks, brokerage houses, and other custodians, and, upon request, reimburse such organizations for their reasonable expenses in forwarding soliciting materials to beneficial owners and in obtaining authorization for the execution of proxies.

2020 Proxy Statement	|	75

SUBMISSION OF DIRECTOR NOMINATIONS AND STOCKHOLDER PROPOSALS

Can I nominate someone for election to the Board?

Yes, for election at the 2021 Annual Meeting. You may do so by delivering to the Corporate Secretary, no earlier than March 6, 2021 and no later than April 5, 2021, a notice stating: (i) the name and address of the stockholder who intends to make the nomination; (ii) the name, age, business address and, if known, residence address of each nominee; (iii) the principal occupation or employment of each nominee; (iv) the number of shares of stock of the Company that are beneficially owned by each nominee and the nominating stockholder; and (v) the other information specified in Article Tenth (b) of our Certificate of Incorporation. Our Certificate of Incorporation is available on our Investor website at investors.ae.com.

Additionally, you may recommend a nominee for consideration by our Nominating Committee. Recommendations should be submitted to our Nominating Committee in accordance with the procedures described below.

In order for stockholder recommendations regarding possible candidates for director to be considered by the Nominating Committee:

•

Such recommendations must be submitted to the Nominating Committee in care of: Corporate Secretary at our principal executive offices at American Eagle Outfitters, Inc., 77 Hot Metal Street, Pittsburgh, PA 15203;

•

To be timely, a stockholder’s notice generally must be delivered not earlier than the close of business on the 90th day, and not later than the close of business on the 60th day, prior to the first anniversary of the preceding year’s annual meeting (i.e., with respect to the 2020 Annual Meeting, no earlier than March 6, 2021 and no later than April 5, 2021);

•	The nominating stockholder must meet the eligibility requirements to submit a valid stockholder proposal under Rule 14a-8 of the Exchange Act of 1934, as amended; and

•	The stockholder must describe the qualifications, attributes, skills or other qualities of the recommended director candidate.

May I submit a stockholder proposal for next year’s Annual Meeting?

Yes. Stockholder proposals to be included in the proxy statement for the 2021 Annual Meeting of Stockholders must be received by the Company (addressed to the attention of the Corporate Secretary) by December 23, 2020 at our principal executive offices at American Eagle Outfitters, Inc., 77 Hot Metal Street, Pittsburgh, PA 15203. We may omit from the proxy statement and form of proxy any proposals that are not received by the Corporate Secretary by December 23, 2020 at our principal executive offices as specified herein. Any stockholder proposal submitted outside the processes of Rule 14a-8 under the Exchange Act for presentation at our 2021 Annual Meeting will be considered untimely under our Bylaws if notice thereof is received before March 6, 2021 or after April 5, 2021. To be submitted at the meeting, any such proposal must be a proper subject for stockholder action under the laws of the State of Delaware, and must otherwise conform to applicable requirements of the proxy rules of the SEC and our Certificate of Incorporation and Bylaws.

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OTHER MATTERS

The only business that management intends to present at the meeting consists of the matters set forth in this statement. Management knows of no other matters to be brought before the meeting by any other person or group. If any other matter should properly come before the meeting, the proxy enclosed confers upon the persons designated herein authority to vote thereon in their discretion.

HOUSEHOLDING

In order to reduce expenses, we are taking advantage of certain SEC rules, commonly known as “householding,” that permit us to deliver, in certain cases, only one Notice, Annual Report or Proxy Statement, as applicable, to multiple stockholders sharing the same address, unless we have received contrary instructions from one or more of the stockholders. If you received a householded mailing this year and would like to have additional copies of the Notice, Annual Report, Proxy Statement or other proxy materials sent to you, please submit your request directed to our Corporate Secretary, at our principal executive offices located at 77 Hot Metal Street, Pittsburgh, Pennsylvania 15203, (412) 432-3300 and we will deliver the requested materials promptly. If you hold your stock in street name, you may revoke your consent to householding at any time by notifying your broker.

If you are currently a stockholder sharing an address with another of our stockholders and wish to have your future proxy statements and annual reports householded, or your materials are currently householded and you would prefer to receive separate materials in the future, please contact our Corporate Secretary at the above address or telephone number.

ADDITIONAL INFORMATION

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the Company’s Annual Report on Form 10-K for Fiscal 2019, as filed with the SEC, including the financial statements and schedules thereto. In addition, such report is available, free of charge, under “Financials & Filings – SEC Filings” on our investors website at investors.ae.com. A request for a copy of such report should be directed to Judy Meehan, our Vice President of Corporate Communications and Investor Relations, at our principal executive offices located at 77 Hot Metal Street, Pittsburgh, Pennsylvania 15203, (412) 432-3300.

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APPENDIX A

AMERICAN EAGLE OUTFITTERS, INC.

2020 STOCK AWARD AND INCENTIVE PLAN

1.    Purpose. The purpose of this 2020 Stock Award and Incentive Plan (as amended from time to time, the “Plan”) is to aid American Eagle Outfitters, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), in attracting, retaining, motivating, and rewarding Employees, Consultants, and Non-Employee Directors of the Company or its Affiliates, provide for equitable and competitive compensation opportunities, recognize individual contributions and reward achievement of Company goals, and promote the creation of long-term value for stockholders by closely aligning the interests of these individuals with those of stockholders.

2.    Definitions. In addition to the terms defined in Section 1 above and elsewhere in the Plan, the following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)    “Affiliate” means (i) any Subsidiary or Parent or (ii) an entity that directly or through one or more intermediaries controls, is controlled by or is under common control with, the Company, as determined by the Committee.

(b)    “Award” means any Option, SAR, Restricted Stock, Restricted Stock Unit, Stock granted as a bonus or in lieu of another award, Dividend Equivalent, Other Stock-Based Award, or any combination of the foregoing, together with any related right or interest, granted to a Participant under the Plan.

(c)    “Beneficiary” means the legal representative of the Participant’s estate entitled by will or the laws of descent and distribution to receive the benefits under a Participant’s Award upon a Participant’s death, provided that, if and to the extent authorized by the Committee, a Participant may be permitted to designate a Beneficiary, in which case the “Beneficiary” instead will be the person, persons, trust or trusts (if any are then surviving) that have been designated by the Participant in the Participant’s most recent written and duly filed beneficiary designation to receive the benefits specified under the Participant’s Award upon such Participant’s death.

(d)    “Board” means the Company’s Board of Directors.

(e)    “Cause” means, unless otherwise determined by the Committee, or otherwise provided in an Award document, as defined in any employment agreement or severance agreement, plan or policy with respect to the Participant and the Company or an Affiliate of the Company then in effect:

(i)	the Participant’s willful and continued failure to substantially perform Participant’s duties;

(ii)	any fraudulent conduct by the Participant in connection with the Participant’s duties;

(iii)	an act that constitutes misconduct resulting in a restatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement);

(iv)	conviction of, or entrance of a plea of guilty or no contest to a felony under federal or state law; or

(v)

the willful violation by the Participant of the Company’s written policies that could reasonably be expected to result in material harm to the business condition or reputation of the Company or any of its Affiliates;

provided, however, that for purposes of this definition, no act or failure to act shall be deemed “willful” unless effected by the Participant not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the Company’s best interests, and no act or failure to act shall be deemed “willful” if it results from any incapacity of the Participant due to physical or mental illness. As to the grounds stated in the above mentioned clauses (i) and (v), such grounds will only constitute Cause once the Company has provided Participant with written notice and Participant has failed to cure such issue within 30 days.

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APPENDIX A

(f)    A “Change in Control” shall be deemed to have occurred if, after the Effective Date, there shall have occurred any of the following:

(i)

The acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, or successor provisions (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or successor provisions (“beneficial ownership”)) of more than 50% or more of either (1) the then-outstanding shares (the “Outstanding Shares”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Shares”); provided, however, that for purposes of this definition, the following acquisitions will not constitute a Change in Control: (A) any acquisition directly from the Company; (B) any acquisition by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate of the Company or a successor; or (D) any acquisition by any entity pursuant to a transaction that complies with subsections (v)(A), (B), and (C) below;

(ii)

During the twelve (12) month period ending on the date of the most recent acquisition, the acquisition by a Person of beneficial ownership of 30% or more of the Outstanding Voting Shares; provided, however, that for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate of the Company or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with subsections (v)(A), (B), and (C) below;

(iii)

During the twelve (12) month period ending on the date of the most recent acquisition, the acquisition by a Person of assets of the Company having a total gross fair market value equal to or more than 40% of the total gross fair market value of the Company’s assets immediately before such acquisition; provided, however, that for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate of the Company or a successor, or (B) any acquisition by any entity pursuant to a transaction that complies with subsections (v)(A), (B), and (C) below;

(iv)

A majority of individuals who serve on the Board as of the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director after the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(v)

Consummation of a reorganization, merger, recapitalization, reverse stock split, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Shares and the Outstanding Voting Shares immediately before such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries (a “CIC Parent”)) in substantially the same proportions as their ownership immediately before such Business Combination of the Outstanding Shares and the Outstanding Voting Shares, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or a CIC Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or CIC Parent) beneficially owns, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock of the ultimate parent entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of more than 50% existed before the Business Combination, and (C) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a CIC Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the board providing for such Business Combination; or

(vi)	Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, solely with respect to an Award the Committee determines is subject to the provisions of Section 409A (and not exempted therefrom), and a Change in Control is a distribution event for purposes of an Award, the

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APPENDIX A

foregoing definition of Change in Control shall be interpreted, administered, limited and construed in a manner necessary to ensure that the occurrence of any such event shall result in a Change in Control only if such event qualifies as a “change in control event,” within the meaning of Treasury Regulation Section 1.409A-3(i)(5).

(g)    “Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation thereunder shall include any successor provisions and regulations, and reference to regulations includes any applicable guidance or pronouncement of the Department of the Treasury and Internal Revenue Service.

(h)    “Committee” means the Compensation Committee of the Board or such other committee of directors as may be designated by the Board from time to time, which shall consist of two or more members who are not current or former officers or employees of the Company, who are “Non-Employee Directors” to the extent required by and within the meaning of Rule 16b-3 and who are independent directors pursuant to the listing requirements of the New York Stock Exchange (“NYSE”). The members shall be appointed by the Board, and any vacancy on the Committee shall be filled by the Board. The inadvertent failure of any member of the Committee to meet the qualification requirements of a “Non-Employee Director” under Rule 16b-3 or an independent director under NYSE rules shall not invalidate or otherwise impair any actions taken or awards granted by the Committee. The full Board may perform any function of the Committee hereunder except to the extent limited under NYSE rules, in which case as used in this Plan the term “Committee” shall refer to the Board.

(i)    “Consultant” means any consultant or advisor who is a natural person and who provides services to the Company or any Subsidiary, so long as such person (i) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction, (ii) does not directly or indirectly promote or maintain a market for the Company’s securities and (iii) otherwise qualifies as a de facto employee or consultant under the applicable rules of the Securities and Exchange Commission for registration of shares of stock on a Form S-8 registration statement.

(j)    “Disability” means, except as otherwise defined in an Award document, that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer; provided, however, to the extent necessary to avoid tax penalties under Section 409A of the Code, “Disability” means “disability” as defined in Section 409(a)(2)(C) of the Code. If the determination of Disability relates to an Incentive Stock Option, Disability means Permanent and Total Disability as defined in Section 22(e)(3) of the Code.

(k)    “Dividend Equivalent” means a right, granted under this Plan, to receive cash, Stock, other Awards or other property equal in value to all or a specified portion of the dividends paid with respect to a specified number of shares of Stock. Dividend Equivalents shall not be permitted on Options and SARs. An adjustment referenced in Section 11(c) shall not be considered a “Dividend Equivalent.”

(l)    “Effective Date” means the effective date specified in Section 11(o).

(m)    “Eligible Person” has the meaning specified in Section 5.

(n)    “Employee” means any person treated as an employee (including an officer of the Company or member of the Board who also is treated as an employee) in the records of the Company or any Affiliate of the Company, and with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Code Section 422; provided, however, that neither Service as a member of the Board nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Plan. The term “Employee” shall not include a person hired as an independent contractor, leased employee, consultant, or such other person not on the payroll of the Company or any Affiliate of the Company. The Company will determine in good faith and in its sole discretion whether a person has become or ceased to be an Employee, and the effective dates of such person’s employment and termination of employment.

(o)    “Exchange Act” means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or rule (including a proposed rule) thereunder shall include any successor provisions and rules.

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APPENDIX A

(p)    “Fair Market Value” means the fair market value of Stock, Awards or other property as determined in good faith by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock shall be the closing sale price per share of Stock reported on a consolidated basis for securities listed on the principal stock exchange or market on which Stock is traded on the day as of which such value is being determined or, if there is no sale on that day, then on the last previous day on which a sale was reported; provided however, that Fair Market Value relating to the exercise price or base price of any Non-409A Option or SAR shall conform to requirements so as to exempt them from Code Section 409A.

(q)    “409A Awards” means Awards that constitute a deferral of compensation under Code Section 409A and regulations thereunder.

(r)    “Incentive Stock Option” or “ISO” means any Option designated as an incentive stock option within the meaning of Code Section 422 and qualifying thereunder.

(s)    “Option” means a right, granted under this Plan, to purchase Stock.

(t)    “Other Stock-Based Awards” means Awards granted to a Participant under Section 6(h).

(u)    “Outstanding Prior Plan Awards” mean Awards that were granted under a Prior Plan that remain outstanding as of the Effective Date.

(v)    “Non-409A Awards” means Awards other than 409A Awards. Although the Committee retains authority under the Plan to grant Options, SARs and Restricted Stock on terms that will qualify those Awards as 409A Awards, Options, SARs, and Restricted Stock are intended to be Non-409A Awards unless otherwise expressly specified by the Committee.

(w)    “Non-Employee Director” means a member of the Board who is not a common law employee of the Company or any of its Subsidiaries or Affiliates.

(x)    “Parent” means a corporation, limited liability company, partnership or other entity that owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company. Notwithstanding the foregoing, with respect to an Incentive Stock Option, Parent shall have the meaning set forth in Section 424(e) of the Code.

(y)    “Participant” means a person who has been granted an Award under the Plan, which Award remains outstanding.

(z)    “Prior Plans” means the 2014 Stock Award and Incentive Plan, as amended, and the 2017 Stock Award and Incentive Plan, as amended.

(aa)    “Restricted Stock” means Stock granted under this Plan which is subject to certain restrictions and to a risk of forfeiture.

(bb)    “Restricted Stock Unit” or “RSU” means a right, granted under this Plan, to receive Stock or other Awards or a combination thereof at the end of a specified restricted period.

(cc)    “Retirement” means, in the case of an Employee, a termination of Service (other than by death, Disability or for Cause) at or after having achieved a combination of years of age and years of employment by the Company or any Affiliate which equal or exceed 70 years, or such other combination of age and years of Service as may be fixed from time to time by the Committee. With respect to a Non-Employee Director, “Retirement” means termination of Service on the Board with the consent of the remaining Directors. Consultants are not eligible for Retirement under the Plan.

(dd)    “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(ee)    “Service” means a Participant’s work with the Company or an Affiliate of the Company as an Employee or Consultant or as a Non-Employee Director. For purposes of determining when payment of a 409A Award should be made, a Participant will be considered to have terminated or separated from Service in accordance with Code Section 409A and the guidance promulgated thereunder.

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APPENDIX A

(ff)    “Stock” means the Company’s Common Stock, par value $0.01 per share, and any other equity securities of the Company that may be substituted or resubstituted for Stock pursuant to Section 11(c).

(gg)    “Stock Appreciation Rights” or “SAR” means a right granted to a Participant under Section 6(c).

(hh)    “Subsidiary” means any corporation, limited liability company, partnership or other entity in an unbroken chain of entities beginning with the Company, if each of the entities other than the last entity in the chain owns stock or other ownership interests possessing at least fifty percent (50%) of the total combined voting power in one (1) of the other entities in the chain. Notwithstanding the foregoing, with respect to an Incentive Stock Option, Subsidiary shall have the meaning set forth in Section 424(f) of the Code.

3.    Administration.

(a)    Authority of the Committee. The Plan shall be administered by and under the direction of the Committee, which shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants; to grant Awards; to determine the type and number of Awards, the dates on which Awards may be exercised and on which the risk of forfeiture or deferral or restricted period relating to Awards shall lapse or terminate, the acceleration of any such dates, the expiration date of any Award, whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Stock, other Awards, or other property, and other terms and conditions of, and all other matters relating to, Awards; to prescribe documents evidencing or setting terms of Awards (such Award documents need not be identical for each Participant), amendments thereto, and rules and regulations for the administration of the Plan and amendments thereto; to construe and interpret the Plan and Award documents and correct defects, supply omissions or reconcile inconsistencies therein; and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Decisions of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive, and binding upon all persons interested in the Plan, including Participants, Beneficiaries, transferees under Section 11(b) and other persons claiming rights from or through a Participant, and stockholders. The foregoing notwithstanding, the Board may perform the functions of the Committee for purposes of granting Awards under the Plan to Non-Employee Directors.

(b)    Manner of Exercise of Committee Authority. Except as provided below, the Committee may, to the extent that any such action will not prevent the Plan or any award under the Plan from complying with Rule 16b-3, the rules of the NYSE applicable to companies listed for trading thereon or any other law, delegate any of its authority hereunder to such persons as it deems appropriate. The Committee shall not delegate its authority to amend, suspend or terminate the Plan.

(c)    Limitation of Liability. The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any executive officer, other officer or Employee, the Company’s independent registered public accounting firm, consultants or any other agents assisting in the administration of the Plan. Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or Employee acting at the direction or on behalf of the Committee or a delegatee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4.    Stock Subject to Plan

(a)    Shares Authorized. The maximum number of shares of Stock that may be issued in respect of Awards granted under this Plan shall be (i) 10,200,000 shares, plus (ii) any shares that are available for issuance under the 2017 Plan as of the Effective Date, plus (iii) any Returning Shares (as defined below), subject to adjustment as provided in Section 11(c) (collectively, the “Share Reserve”). The Share Reserve may be used for all forms of Awards hereunder and may also be used to settle Outstanding Prior Plan Awards to the extent shares are not available under the applicable Prior Plan. Each share issued under this Plan pursuant to an Award, or to settle an Outstanding Prior Plan Award, shall reduce the Share Reserve by one share. From and after the Effective Date, no further awards shall be granted under the Prior Plans and the Prior Plans shall remain in effect only so long as Outstanding Prior Plan Awards shall remain outstanding.

(b)    Share Counting.

(i)

For purposes of Section 4(a), the number of shares to which an Award relates shall be counted against the Share Reserve at the grant date of the Award, unless such number of shares cannot be determined at that time, in which case

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APPENDIX A

the number of shares actually distributed pursuant to the Award shall be counted against the Share Reserve at the time of distribution; provided, however, that Awards related to or retroactively added to, or granted in tandem with, substituted for or converted into, other Awards shall be counted or not counted against the Share Reserve in accordance with procedures adopted by the Committee or its designee so as to ensure appropriate counting, but to avoid double counting.

(ii)

If any shares to which an Award relates or, on or after the Effective Date, shares subject to any Outstanding Prior Plan Awards are (A) forfeited, cancelled or payment is made to the Participant in the form of cash, cash equivalents or other property other than shares; (B) tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award other than an Option or SAR or an Outstanding Prior Plan Award other than an Option or SAR; or (C) otherwise terminate without payment being made to the Participant in the form of shares, such shares shall be added back to the Share Reserve (such shares, the “Returning Shares”).

(iii)

Notwithstanding the foregoing, the following shares shall not be added back to the Share Reserve: (A) shares previously owned or acquired by the Participant that are delivered to the Company, or withheld from an Award, to pay the exercise price of an Award, (B) shares that are delivered or withheld for purposes of satisfying a tax withholding obligation relating to an Option or SAR, (C) Shares not issued or delivered as a result of the net settlement of an outstanding Option or SAR, or (D) Shares repurchased on the open market with the proceeds of the exercise price of an Option.

(iv)

Subject to applicable stock exchange requirements, substitute awards shall not count against the Share Reserve, nor shall shares subject to a substitute award again be available for Awards under the Plan to the extent of any forfeiture, expiration or cash settlement as provided in Section 4(b)(ii).

(v)	Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously-issued Stock acquired by the Company.

5.    Eligibility.

(a)    Eligibility. Awards may be granted under the Plan only to Eligible Persons. For purposes of the Plan, an “Eligible Person” means an Employee, a Consultant, a Non-Employee Director of the Company or any Affiliate of the Company, and potential Employees who have been extended an offer of employment by the Company or an Affiliate of the Company, provided that such prospective Employee may not receive any payment or exercise any right relating to an Award until such person has commenced employment with the Company or an Affiliate of the Company. Eligible Persons who are service providers to an Affiliate may be granted Options or Stock Appreciation Rights under this Plan only if the Affiliate qualifies as an “eligible issuer of service recipient stock” within the meaning of §1.409A-1(b)(5)(iii)(E) of the final regulations under Section 409A of the Code. An Employee on leave of absence may be considered as still in the employ of the Company or an Affiliate of the Company for purposes of eligibility for participation in the Plan. Holders of awards granted by a company or business (i) acquired by the Company or an Affiliate of the Company, or (ii) with which the Company or an Affiliate combines, are eligible for grants of substitute awards as provided in Section 8(a) granted in assumption of or in substitution for such outstanding awards previously granted under such other plans in connection with such acquisition or combination transaction.

(b)    Limit on Awards to Non-Employee Directors. Notwithstanding any other provision of the Plan to the contrary, the maximum number of Shares subject to Awards granted during a single fiscal year to any Non-Employee Director, taken together with any cash fees paid to such Non-Employee Director during the fiscal year in respect of such director’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board), shall not exceed $750,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes). The Committee may make exceptions to this limit for a non-executive chair of the Board or, in extraordinary circumstances, for other individual non-employee directors, as the Committee may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.

6.    Specific Terms of Awards.

(a)    General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Sections 11(e) and 11(j)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of Service by the Participant and terms permitting a Participant to make elections relating to their Award. The Committee shall retain full power and discretion with respect to any term or condition of an Award that is not mandatory under the Plan. The Committee shall require the payment of lawful consideration for an Award to the extent necessary to satisfy the requirements of the Delaware General Corporation Law, and may otherwise require payment of consideration for an Award except as limited by the Plan.

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APPENDIX A

(b)    Options. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(i)

Exercise Price. The exercise price per share of Stock purchasable under an Option (including both ISOs and nonstatutory Options) shall be determined by the Committee, provided that such exercise price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such Option. Notwithstanding the foregoing, any substitute award granted in assumption of or in substitution for an outstanding award granted by a company or business (x) acquired by the Company or an Affiliate of the Company, or (y) with which the Company or an Affiliate of the Company combines may be granted with an exercise price per share of Stock other than as required above, provided that such substitute award is granted in a manner consistent with Code Section 409A or, in the case of Incentive Stock Options, Code Section 422.

(ii)

Option Term; Time and Method of Exercise. The Committee shall determine the term of each Option, provided that in no event shall the term of any Option exceed a period of ten years from the date of grant. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future Service requirements), the methods by which such exercise price may be paid or deemed to be paid and the form of such payment (subject to Sections 11(j) and 11(k)), including, without limitation, cash, Stock (including by withholding Stock deliverable upon exercise), other Awards or awards granted under other plans of the Company or any Affiliate of the Company, or other property (including through broker-assisted “cashless exercise” arrangements, to the extent permitted by applicable law), and the methods by or forms in which Stock will be delivered or deemed to be delivered in satisfaction of Options to Participants (including, in the case of 409A Awards, deferred delivery of shares subject to the Option, as mandated by the Committee, with such deferred shares subject to any vesting, forfeiture or other terms as the Committee may specify). Notwithstanding the foregoing, the Committee may provide that if on the last day of the Option term, the Fair Market Value of a share of Common Stock exceeds the exercise price by a specified amount, the Participant has not exercised the Option and the Option has not expired, the Option shall be deemed to have been exercised by the Participant on such day with payment made by withholding shares otherwise issuable in connection with the exercise of the Option. In such event, the Company shall deliver to the Participant the number of shares for which the Option was deemed exercised, less the number of shares required to be withheld for the payment of the total purchase price and required withholding taxes. Notwithstanding the foregoing, in the event that on the last business day of the term of an Option (other than an ISO) (i) the exercise of the Option is prohibited by applicable law or (ii) shares of Stock may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement, provided that no extension will be made if the Fair Market Value of a share of Stock relating to such Option at the date the initial term would otherwise expire is below the exercise price of the Option.

(iii)

ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Code Section 422. As such, ISOs may be granted only to Employees. ISOs may not be granted to any Employee that would permit the aggregate Fair Market Value (determined on the date of grant) of the Stock with respect to which ISOs are exercisable for the first time by such Employee during any calendar year to exceed $100,000. Any excess shall be deemed to be a non-statutory Option. if Stock acquired upon exercise of an ISO is disposed of by an Employee before the expiration of either two (2) years from the date of grant of such ISO or one year from the transfer of Stock to such Employee pursuant to the exercise of such ISO, or in any other disqualifying disposition within the meaning of Code Section 422, such Employee shall notify the Committee in writing of the date and terms of such disposition and shall cooperate with the Committee with respect to any tax withholding required or resulting from such disqualifying dispositions.

(c)    Stock Appreciation Rights. The Committee is authorized to grant SARs to Participants on the following terms and conditions:

(i)

Right to Payment. A SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee. The grant price of a SAR shall not be less than the Fair Market Value of a share of Stock on the grant date of such SAR; provided, however, that the grant price of a SAR that is granted subsequent to the related Option may be less than Fair Market Value on the grant date if it is equal to the exercise price of the related Option so long as such subsequently granted SAR does not cause a Non-409A Award to become subject to Code Section 409A or cause a 409A Award to violate Code Section 409A. Notwithstanding the foregoing, any substitute award granted in assumption of or in substitution for an outstanding award granted by a company or business (x) acquired by the Company or an Affiliate of the Company, or (y) with which the Company or an Affiliate of the

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Company combines may be granted with a grant price per share of Stock other than as required above, provided that such substitute award is granted in a manner consistent with Code Section 409A.

(ii)

Other Terms. The Committee shall determine the term of each SAR, provided that in no event shall the term of a SAR exceed a period of ten years from the date of grant. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future Service requirements), the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, whether or not a SAR shall be free-standing or in tandem or combination with any other Award, and whether or not the SAR will be a 409A Award or Non-409A Award. The Committee may require that an outstanding Option be exchanged for a SAR exercisable for Stock having vesting, expiration, and other terms substantially the same as the Option, so long as such exchange will not result in additional accounting expense to the Company. Notwithstanding the foregoing, the Committee may provide that if on the last day of the term of a SAR the Fair Market Value of one Share exceeds the grant price per Share of the SAR, the Participant has not exercised the SAR or the tandem Option (if applicable), and neither the SAR nor the Option has expired, the SAR shall be deemed to have been exercised by the Participant on such day. In such event, the Company shall make payment to the Participant in accordance with this Section, reduced by the number of shares (or cash) required for withholding taxes. Notwithstanding the foregoing, in the event that on the last business day of the term of a SAR (i) the exercise of the SAR is prohibited by applicable law or (ii) shares of Stock may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the SAR shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement, provided that no extension will be made if the Fair Market Value of a share of Stock relating to such SAR at the date the initial term would otherwise expire is below the grant price of the SAR.

(d)    Restricted Stock. The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i)

Grant and Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future Service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award document relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon.

(ii)

Forfeiture. Except as otherwise determined by the Committee, upon termination of Service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes.

(iii)

Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv)

Dividends and Splits. Subject to Section 8(e), as a condition to the grant of an Award of Restricted Stock, the Committee may require that any dividends paid on a share of Restricted Stock shall be either (A) paid with respect to such Restricted Stock in cash, which shall be subject to the same vesting terms as applied to the original Restricted Stock to which it relates, or (B) automatically reinvested in additional Restricted Stock or held in kind, which shall be subject to the same vesting terms as applied to the original Restricted Stock to which it relates, or (C) deferred as to payment, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in RSUs, other Awards or other investment vehicles, subject to the same vesting terms as applied to the original Restricted Stock to which it relates and to such other terms as the Committee shall determine or permit a Participant to elect.

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(e)    Restricted Stock Units. The Committee is authorized to grant RSUs to Participants, subject to the following terms and conditions:

(i)

Award and Restrictions. Unless otherwise specified by the Committee, issuance of Stock will occur upon expiration of the restricted period specified for an Award of RSUs by the Committee (or, if permitted by the Committee, as elected by the Participant in accordance with a valid election pursuant to the terms set forth in Section 8(c)). In addition, RSUs shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse at the expiration of the restricted period or at earlier specified times (including based on achievement of performance goals and/or future Service requirements), separately or in combination, in installments or otherwise, and under such other circumstances as the Committee may determine at the date of grant or thereafter. RSUs may be satisfied by delivery of Stock, other Awards, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

(ii)

Forfeiture. Except as otherwise determined by the Committee, upon termination of Service during the applicable restricted period or portion thereof to which forfeiture conditions apply (as provided in the Award document evidencing the RSU), all RSUs that are at that time subject to such forfeiture conditions shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to RSUs will lapse in whole or in part, including in the event of terminations resulting from specified causes.

(f)    Awards in Lieu of Obligations. The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of obligations of the Company or an Affiliate of the Company to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee.

(g)    Dividend Equivalents. Subject to Section 8(e), the Committee is authorized to grant Dividend Equivalents to a Participant in connection with the grant of an Award (other than Options or SARs). Such dividend equivalents shall be subject to the same vesting terms as applied to the original Award to which it relates.

(h)    Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock or factors that may influence the value of Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified Affiliates or other business units of the Company. The Committee shall determine the terms and conditions of such Awards. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, notes, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 6(h).

7.    Performance-Based Awards.

(a)    Performance-Based Awards Generally. Any form of Award permitted under this Plan may be granted as a performance-based Award. Performance-based Awards may be denominated as a cash amount, number of shares of Stock, or specified number of other Awards (or a combination) that may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a performance-based Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such performance criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions. Subject to Section 8(e), Dividend Equivalents distributed in connection with performance-based Awards shall be subject to restrictions and a risk of forfeiture to the same extent as the underlying Award with respect to which Stock or other property has been distributed.

(b)    Performance Goals and Criteria.

(i)

Performance Goals. The performance goal(s) for performance-based Awards may be based on a targeted level or levels of performance with respect to one or more objective or subjective performance criteria, as specified by the

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APPENDIX A

Committee. The Committee may determine that a performance-based Award shall be granted, exercised and/or settled upon achievement of one or more performance goals as a condition to the grant, exercise and/or settlement of such performance-based Award. Performance goals may differ for performance-based Awards granted to any one Participant or to different Participants.

(ii)

Performance Criteria. The performance criteria used by the Committee in establishing goals for performance-based Awards may consist of one or more criteria as determined by the Committee, including, without limitation:

(A)

Earnings or profitability measures (which include (i) net income, (ii) operating income, (iii) income (loss) per common share from continuing operations, either basic or fully diluted; (iv) net income (loss) per common share, either basic or fully diluted; (v) earnings before interest, taxes, depreciation, and amortization; (vi) earnings before interest and taxes, (vii) any pre-established derivative of revenue (gross, operating, or net), (viii) pre-tax operating income, (ix) inventory turnover or inventory shrinkage, (x) sales growth and volumes, (xi) percentage increase in total net revenue or comparable sales, and (xii) economic profit or value created);

(B)

Expense and efficiency measures (which include (i) gross margins, cost of goods sold, mark-ups or mark-downs; (ii) operating margins; (iii) selling, general and administrative (SG&A) expense; and (iv) other pre-established operating expenses);

(C)	Return measures (which include (i) total stockholder return, (ii) stock price, (iii) return on assets, (iv) return on investment, (v) return on capital, and (vi) return on equity);

(D)	Cash flow measures (which include (i) cash flow, (ii) free cash flow, (iii) cash flow return on investment, and (iv) net cash provided by operations);

(E)	Achievement of balance sheet, income statement, or cash-flow statement objectives;

(F)

Strategic or operational business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic expansion or new concept development goals; cost targets; customer satisfaction; employee satisfaction; human resources goals, including staffing, training and development and succession planning; supervision of litigation and information technology; and goals relating to acquisitions or divestitures of Affiliates; and

(G)	Other financial, operational, strategic or individual performance criteria.

Performance criteria may be established on a Company-wide basis or with respect to one or more business units, divisions, or Affiliates and may be expressed in absolute terms, or relative to (i) current internal targets or budgets, (ii) the past performance of the Company (including the performance of one or more business units, divisions, or Affiliates), (iii) the performance of one or more peer companies, (iv) the performance of a broad market index or an index covering a peer group of companies, or (v) other internal or external measures of the selected performance criteria, including on an individual basis, as appropriate.

Performance criteria that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or financial metrics that are based on, or able to be derived from GAAP, and may be adjusted when established or at any time thereafter to include or exclude any items otherwise includable or excludable under GAAP. Without limiting the generality of the immediately preceding sentence, the determination of performance with respect to a performance criteria may include or exclude (i) items that are unusual in nature and items that are infrequently occurring, (ii) changes in applicable laws, regulations, or accounting principles, (iii) other events such as restructurings; discontinued operations; asset write-downs; significant litigation or claims, judgments or settlements; acquisitions or divestitures; reorganizations or changes in the corporate structure or capital structure of the Company; foreign exchange gains and losses; change in the fiscal year of the Company; business interruption events; unbudgeted capital expenditures; unrealized investment gains and losses; and impairments; or (iv) such other factors as the Committee may determine.

(iii)	Performance Period. Achievement of performance goals in respect of performance-based Awards shall be measured over a performance period, as specified by the Committee.

(iv)

Settlement of Performance Awards; Other Terms. Settlement of performance-based Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with such performance-based Awards. The Committee shall specify the circumstances in which such performance-based Awards shall be paid or forfeited in the event of termination of employment by the Participant or other event (including a Change in Control) prior to the end of a performance period or settlement of such performance-based Awards.

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APPENDIX A

(c)    Written Determinations. Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of performance-based Awards, the level of actual achievement of the specified goals relating to performance-based Awards, and the amount of any final performance-based Award shall be recorded in writing.

8.    Certain Provisions Applicable to Awards.

(a)    Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Affiliate of the Company, or any business entity to be acquired by the Company or an Affiliate of the Company or with which the Company or an Affiliate of the Company combines, or any other right of a Participant to receive payment from the Company or any Affiliate of the Company; provided, however, that (i) a 409A Award may not be granted in tandem with a Non-409A Award and (ii) such Awards are subject to the prohibitions in the second and third sentences of Section 11(e) with respect to Options and SARs. Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards.

(b)    Term of Awards. The term of each Award shall be for such period as may be determined by the Committee, subject to the express limitations set forth in Sections 6(b)(ii), 6(c)(ii) and 8 or elsewhere in the Plan.

(c)    Form and Timing of Payment Under Awards; Deferrals. Subject to the terms of the Plan (including Sections 11(j) and (k)) and any applicable Award document, payments to be made by the Company or an Affiliate of the Company upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events, subject to Sections 11(j) and (k) and so long as such an acceleration does not cause a Non-409A Award to become subject to Code Section 409A. Subject to Section 11(k), installment or deferred payments may be required by the Committee (subject to Section 11(e)) or permitted at the election of the Participant on terms and conditions established by the Committee and consistent with the requirements of Code Section 409A. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock. In the case of any 409A Award that is vested and no longer subject to a risk of forfeiture (within the meaning of Code Section 83), such Award will be distributed to the Participant, upon application of the Participant, if the Participant has had an unforeseeable emergency within the meaning of Code Sections 409A(a)(2)(A)(vi) and 409A(a)(2)(B)(ii), in accordance with Section 409A(a)(2)(B)(ii).

(d)    Minimum Vesting Requirement. Notwithstanding any other provision of the Plan to the contrary, Awards granted under the Plan (other than cash-based Awards) shall vest no earlier than the first anniversary of the date on which the Award is granted; provided, that the following Awards shall not be subject to the foregoing minimum vesting requirement: any (i) substitute awards granted in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by the Company or any of its Subsidiaries, (ii) Shares delivered in lieu of fully vested cash obligations, (iii) Awards to Non-Employee Directors that vest on earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting, and (iv) any additional Awards the Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 4 (subject to adjustment under Section 11(c)); and, provided, further, that the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of termination of Service, death, Disability or a Change in Control, in the terms of the Award document or otherwise.

(e)    Treatment of Dividends and Dividend Equivalents on Unvested Awards. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that an equity Award is unvested, such dividends (or dividend equivalents) shall either (i) not be paid or credited with respect to such Award or (ii) be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable Award and shall only be paid at the time or times such vesting requirement(s) are satisfied. In no event shall dividends or dividend equivalents be paid with respect to Options or Stock Appreciation Rights.

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9.    Change in Control.

(a)    Effect of “Change in Control.” The provisions of this Section 9 shall apply in the case of a Change in Control, unless otherwise provided in the Award document or another written agreement, plan or policy with a Participant governing an Award.

(i)

Awards Assumed or Substituted by Surviving Entity. With respect to Awards assumed by the surviving entity of the Change in Control (the “Surviving Entity”) or otherwise equitably converted or substituted in connection with a Change in Control, if within 18 months after the effective date of the Change of Control, a Participant’s employment or service is terminated by the Company without Cause (excluding voluntary resignation, death, Disability, or Retirement), then:

(A)

all of the Participant’s outstanding Options, SARs and other outstanding Awards (including Awards equitably converted or substituted in connection with a Change in Control) pursuant to which the Participant may have exercise rights shall become fully exercisable as of the date of such termination, and shall thereafter remain exercisable until the earlier of (1) the expiration of the original term of the Award and (2) the later of (i) ninety (90) days from the termination of employment or service and (ii) such longer period provided by the applicable Award document;

(B)

all time-based vesting restrictions on the Participant’s outstanding Awards (other than Options, SARs and other Awards pursuant to which the Participant may have exercise rights) shall lapse as of the date of the Participant’s termination, and such Awards shall be settled or paid within thirty (30) days after the date of the Participant’s termination; and

(C)

in the case of a performance-based Award, then the value of such Award will be converted into Restricted Stock and will vest at the end of the performance period, subject to the provisions set forth in Section 9(a)(i)(B) in the event of Participant’s termination, with the value of the Award measured as follows: (i) if 50% or more of the applicable performance period has been completed as of the date of the Change in Control, then the value of such Award will be converted into Restricted Stock based on performance as of the time of the Change in Control (if reasonably determinable); or (ii) if (x) less than 50% of the performance period has been completed as of the date of the Change in Control or (y) performance is not reasonably determinable as of the date of the Change in Control, then the value of such Award will be converted into Restricted Stock based on the Award’s target level value;

provided, however, that if such Awards constitute deferred compensation under Section 409A of the Code, the Awards shall vest on the basis described above but shall be settled or paid on the date(s) provided in the underlying Award documents to the extent required by Section 409A of the Code.

To the extent that this provision causes Incentive Stock Options to cease to qualify as Incentive Stock Options, such Options shall be deemed to be nonstatutory Options.

(ii)

Awards not Assumed or Substituted by Surviving Entity. Upon the occurrence of a Change in Control, and except with respect to any Awards assumed by the Surviving Entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board:

(A)

all outstanding Options, Stock Appreciation Rights and other outstanding Awards pursuant to which Participants may have exercise rights shall become fully exercisable as of the time of the Change in Control, and shall thereafter remain exercisable for a period of ninety (90) days or until the earlier expiration of the original term of the Award; provided, however, that any Option or SAR whose exercise price is greater than the current Fair Market Value of the underlying shares of Stock may be cancelled without payment of any consideration;

(B)	all time-based vesting restrictions on outstanding Awards shall lapse as of the time of the Change in Control, and such Awards shall be settled or paid at the time of the Change in Control; and

(C)

all performance criteria and other conditions to payment of outstanding performance-based Awards shall be deemed to be achieved or fulfilled, measured as follows: (i) if 50% or more of the applicable performance period has been completed as of the date of the Change in Control, then the value of such Award will be based on performance as of the time of the Change in Control (if reasonably determinable); or (ii) if (x) less than 50% of the performance period has been completed as of the date of the Change in Control or (y) performance is not reasonably determinable as of the date of the Change in Control, then the value of such Award will be based on the Award’s target level value, and payment of such Awards on the applicable basis shall be made or otherwise settled at the time of the Change in Control;

provided, however, that if such Awards constitute deferred compensation under Section 409A of the Code, the Awards shall vest on the basis described above but shall be settled or paid on the date(s) provided in the underlying Award documents to the extent required by Section 409A of the Code.

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To the extent that this provision causes Incentive Stock Options to cease to qualify as Incentive Stock Options, such Options shall be deemed to be nonstatutory Options.

(iii)

For the purposes of this Plan, an Award shall be considered assumed by the surviving entity or otherwise equitably converted or substituted if following the applicable transaction the Award confers the right to purchase or receive, for each share of Stock subject to the Award immediately prior to the applicable transaction, on substantially the same vesting and other terms and conditions as were applicable to the Award immediately prior to the applicable transaction, the consideration (whether Stock, cash or other securities or property) received in the applicable transaction by holders of shares of Stock for each share of Stock held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the applicable transaction is not solely common stock of the successor company or its parent or subsidiary, the Committee may, with the consent of the successor company or its parent or subsidiary, provide that the consideration to be received upon the exercise or vesting of an Award, for each share subject thereto, will be solely common stock of the successor company or its parent or subsidiary substantially equal in fair market value to the per share consideration received by holders of shares in the applicable transaction. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.

10.    Additional Award Forfeiture Provisions. The Committee may condition an Eligible Person’s right to receive a grant of an Award, or a Participant’s right to exercise an Award, to retain Stock, cash or other property acquired in connection with an Award, or to retain the profit or gain realized by a Participant in connection with an Award, including cash or other property received upon sale of Stock acquired in connection with an Award, upon the Participant’s compliance with specified conditions relating to non-competition, confidentiality of information relating to the Company, non-solicitation of customers, suppliers, and employees of the Company, cooperation in litigation, non-disparagement of the Company and its officers, Directors and Affiliates, or other requirements applicable to the Participant, as determined by the Committee, at the time of grant or otherwise, including during specified periods following termination of Service.

In the event that the Participant engages in misconduct that causes or partially causes the need for restatement of financial statements that would have resulted in a lower Award where the payment was predicated upon the achievement of certain financial results that were the subject of the restatement, to the extent of the reduction in amount of such Award as determined by the Committee (i) the Award will be cancelled and (ii) the Participant will forfeit (A) the shares of Stock received or payable on the vesting or exercise of the Award and (B) the amount of the proceeds of the sale or gain realized on the vesting or exercise of the Award (and the Participant may be required to return or pay such shares of Stock or amount to the Company). The determination of the lower Award must be made by the Committee no later than the end of the third fiscal year following the year for which the inaccurate financial results were measured; provided, that if steps have been taken within such period to restate the Company’s financial or operating results, the time period shall be extended until such restatement is completed. The provisions of this Section 10 shall be amended to the extent necessary to comply with final rules issued under the Dodd-Frank Wall Street Reform and Consumer Protection Act by the Securities and Exchange Commission and the principal stock exchange or market on which the Stock is traded.

Without limiting the generality of the foregoing, Awards granted under the Plan are subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any other policy of the Company that applies to Awards, such as anti-hedging or pledging policies, as they may be in effect from time to time.

By accepting Awards under the Plan, Participants agree and acknowledge that they are obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover or recoup any Award or amounts paid under the Plan subject to clawback pursuant to such law, government regulation, stock exchange listing requirement or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup any Award or amounts paid under the Plan from a Participant’s accounts, or pending or future compensation or Awards.

11.    General Provisions.

(a)    Compliance with Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee and subject to Section 11(j), postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which

2020 Proxy Statement	|	A-13

APPENDIX A

the Stock or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, regulations, listing requirements, or other obligations. The foregoing notwithstanding, in connection with a Change in Control, the Company shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Stock or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the 90th day preceding the Change in Control.

(b)    Limits on Transferability; Beneficiaries. No Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Company or an Affiliate thereof), or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or their guardian or legal representative, except that Awards and other rights (other than ISOs) may be transferred to one or more transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee, subject to any terms and conditions which the Committee may impose thereon (which may include limitations the Committee may deem appropriate in order that offers and sales under the Plan will meet applicable requirements of registration forms under the Securities Act of 1933 specified by the Securities and Exchange Commission), and provided further, that no transfer for value or consideration will be permitted. A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award document applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c)    Adjustments. In the event that any large, special and non-recurring dividend or other distribution (whether in the form of cash or property other than Stock), recapitalization, forward or reverse split, Stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock such that an adjustment is determined by the Committee to be appropriate and, in the case of any outstanding Award, necessary in order to prevent dilution or enlargement of the rights of the Participant, then the Committee shall, in an equitable manner as determined by the Committee, adjust any or all of (i) the number and kind of shares of Stock which (1) are authorized for grant under Section 4(a), (2) the number and kind of shares of Stock subject to or deliverable in respect of outstanding Awards, and (3) the exercise price, grant price or purchase price relating to any Award or, if deemed appropriate, the Committee may make provision for a payment of cash or property to the holder of an outstanding Option. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including performance-based Awards and performance goals and any hypothetical funding pool relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any Affiliate of the Company or other business unit of the Company, or the financial statements of the Company or any Affiliate, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any Affiliate or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant.

(d)    Tax Provisions.

(i)

Withholding. The Company and any Affiliate of the Company is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s withholding obligations, either on a mandatory or elective basis in the discretion of the Committee, or in satisfaction of other tax obligations. Other provisions of the Plan notwithstanding, only the minimum amount of Stock deliverable in connection with an Award necessary to satisfy statutory withholding requirements will be withheld, unless (x) withholding of any additional amount of Stock will not result in additional accounting expense to, or adverse tax compliance implications for, the Company and (y) is otherwise permitted by the Company.

A-14	|

APPENDIX A

(ii)

Required Consent to and Notification of Code Section 83(b) Election. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the laws of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award document or by action of the Committee in writing prior to the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.

(iii)

Requirement of Notification Upon Disqualifying Disposition Under Code Section 421(b). If any Participant shall make any disposition of shares of Stock delivered pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (i.e., a disqualifying disposition), such Participant shall notify the Company of such disposition within ten days thereof.

(e)    Changes to the Plan. The Board may amend, suspend or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of stockholders or Participants; provided, however, that any amendment to the Plan shall be submitted to the Company’s stockholders for approval not later than the earliest annual meeting for which the record date is at or after the date of such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of the NYSE or any other stock exchange or automated quotation system on which the Stock may then be listed or quoted, or if such amendment would materially increase the number of shares reserved for issuance and delivery under the Plan (other than in connection with an equitable adjustment pursuant to Section 11(c) above) or amend any other provision of the Plan that expressly requires stockholder approval, and the Board may otherwise, in its discretion, determine to submit other amendments to the Plan to stockholders for approval; and provided further, that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any outstanding Award unless the Committee determines that such amendment, alteration, suspension, discontinuance or termination either is required or advisable in order for the Company, the Plan or the Award to satisfy any applicable law or regulation. Notwithstanding any provision in this Plan to the contrary except in connection with an equitable adjustment under Section 11(c) or a Change in Control, without the prior approval of the Company’s stockholders, no Option or Stock Appreciation Right may be amended to reduce the exercise price per share of the shares of Stock subject to such Option or the grant price of such Stock Appreciation Right, as applicable, below the exercise price or grant price as of the date the Option or Stock Appreciation Right is granted. In addition, and except in connection with an equitable adjustment under Section 11(c) or a Change in Control, without the prior approval of the Company’s stockholders, no Option or Stock Appreciation Rights may be cancelled or surrendered in exchange for another Award or cash when the exercise or grant price per share of Stock exceeds the Fair Market Value of one share of Stock and no Option or Stock Appreciation Right may be granted in exchange for, or in connection with, the cancellation or surrender of an Option or Stock Appreciation Right having a higher exercise or grant price.

(f)    Right of Setoff. The Company or any Affiliate of the Company may, to the extent permitted by applicable law and Section 409A, deduct from and set off against any amounts the Company or an Affiliate of the Company may owe to the Participant from time to time, including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant, such amounts as may be owed by the Participant to the Company, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, the Participant agrees to any deduction or setoff under this Section 11(f).

(g)    Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

(h)    Non-Exclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, and such other arrangements may be either applicable generally or only in specific cases.

2020 Proxy Statement	|	A-15

APPENDIX A

(i)    Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash consideration, the Participant shall be repaid the amount of such cash consideration. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j)    Certain Limitations on Awards to Ensure Compliance with Section 409A. For purposes of this Plan, references to an Award term or event (including any authority or right of the Company or a Participant) being “permitted” under Section 409A mean, for a 409A Award, that the term or event will not cause the Participant to be liable for payment of interest or a tax penalty under Section 409A and, for a Non-409A Award, that the term or event will not cause the Award to be treated as subject to Section 409A. Other provisions of the Plan notwithstanding, the terms of any 409A Award and any Non-409A Award, including any authority of the Company and rights of the Participant with respect to the Award, shall be limited to those terms permitted under Section 409A or an applicable exception, and any terms not permitted under Section 409A shall be automatically modified and limited to the extent necessary to conform with Section 409A. For this purpose, other provisions of the Plan notwithstanding, the Company shall have no authority to accelerate distributions relating to 409A Awards in excess of the authority permitted under Section 409A, any distribution subject to Section 409A(a)(2)(A)(i) (separation from Service) to a “key employee” as defined under Section 409A(a)(2)(B)(i), shall not occur earlier than the earliest time permitted under Section 409A(a)(2)(B)(i), and any authorization of payment of cash to settle a Non-409A Award shall apply only to the extent permitted under Section 409A for such Award. Notwithstanding anything in the Plan or any Award document to the contrary, each Participant shall be solely responsible for the tax consequences of Awards, and in no event shall the Company have any responsibility or liability if an Award does not meet any applicable requirements of Section 409A. Although the Company intends to administer the Plan to prevent taxation under Section 409A, the Company does not represent or warrant that the Plan or any Award complies with Section 409A or any other provision of federal, state, local or other tax law.

(k)    Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan and any Award document shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.

(l)    Awards to Participants Outside the United States. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States. An Award may be modified under this Section 11(l) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) of the Exchange Act for the Participant whose Award is modified.

(m)    Limitation on Rights Conferred under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or Service of the Company or an Affiliate of the Company, (ii) interfering in any way with the right of the Company or an Affiliate of the Company to terminate any Eligible Person’s or Participant’s Service at any time (subject to the terms and provisions of any separate written agreements), (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and Employees, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award or an Option is duly exercised. Except as expressly provided in the Plan and an Award document, neither the Plan nor any Award document shall confer on any person other than the Company and the Participant any rights or remedies thereunder.

(n)    Severability; Entire Agreement. If any of the provisions of this Plan or any Award document is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award documents contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

A-16	|

APPENDIX A

(o)    Plan Effective Date and Termination. The Plan shall become effective on June 4, 2020, provided that the Plan is approved by the stockholders of the Company at a stockholders’ meeting held on such date (or, if the meeting or vote is postponed, such later date that a stockholder vote is taken to approve the Plan) (the “Effective Date”). If the Plan is not so approved at such meeting, then the Prior Plan as in effect immediately prior to the Effective Date shall remain in effect. Upon effectiveness, no further awards shall be granted under the Prior Plans, but any outstanding awards under the Prior Plans shall continue in accordance with their terms. Unless earlier terminated by action of the Board of Directors, the authority of the Committee to make grants under the Plan shall terminate on June 4, 2030 (unless the Plan is re-approved by the Company’s stockholders prior to such date), and the Plan will remain in effect until such time as no Stock remains available for delivery under the Plan and the Company has no further rights or obligations under the Plan with respect to outstanding Awards under the Plan.

(p)    Establishment of Sub-plans. The Committee shall have the discretionary authority to adopt and implement from time to time such addenda or sub-plans to the Plan as it may deem necessary in order to bring the Plan into compliance with applicable laws and regulations of any foreign jurisdictions in which Awards are to be made under the Plan and/or to obtain favorable tax treatment in those foreign jurisdictions for the individuals to whom the Awards are made. For the avoidance of doubt, no such addenda or sub-plans as described in this Section 10(p) shall include any provisions that are inconsistent with the terms of the Plan as then in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval by the Company’s stockholders.

2020 Proxy Statement	|	A-17

APPENDIX B

Description and Reconciliation of Non-GAAP Measures

This Proxy Statement and stockholder letter include information on non-GAAP financial measures (“non-GAAP” or “adjusted”), including comparable sales, free cash flow and earnings per share information and the consolidated results of operations excluding non-GAAP items. These financial measures are not based on any standardized methodology prescribed by U.S. generally accepted accounting principles (“GAAP”) and are not necessarily comparable to similar measures presented by other companies. The Company believes that this non-GAAP information is useful as an additional means for investors to evaluate the Company’s operating performance, when reviewed in conjunction with the Company’s GAAP financial statements. These amounts are not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company’s business and operations.

Comparable sales (i) excludes (a) stores that have a gross square footage increase of 25% or greater due to a remodel and (b) sales from licensed stores; and (ii) includes (x) sales from company-owned stores and (y) sales from AEO Direct, our e-commerce platform.

ADJUSTED OPERATING INCOME

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands)

(unaudited)

	Operating Income
	GAAP	Adjustment(1)	NON-GAAP
2015	$319,878	(9,422)	$310,455
2016	$331,447	21,166	$352,643
2017	$302,788	22,281	$325,069
2018	$337,129	1,568	$338,698
2019	$233,345	80,494	$313,839

(1) •	For Fiscal 2015, $9.4 million pre-tax gain on sale of previously closed distribution center

•	For Fiscal 2016, $21.2 million of pre-tax asset impairment and restructuring charges relating to our wholly owned businesses in the United Kingdom & Asia

•	For Fiscal 2017, $22.3 million pre-tax restructuring charges for our wholly owned businesses in the United Kingdom, Hong Kong, and China

•	For Fiscal 2018, $1.6 million pre-tax corporate charges, primarily corporate severance

•	For Fiscal 2019, $80.5 million pre-tax impairment and restructuring charges

2020 Proxy Statement	|	B-1

APPENDIX B

2019 NET INCOME PER DILUTED SHARE

GAAP TO NON-GAAP RECONCILIATION

(unaudited)

Diluted Earnings per Common Share
GAAP Basis	$1.12
Add: Asset Impairment & Restructuring Charges(1):	0.36
Non-GAAP Basis	$1.48

(1)	$80.5 million pre-tax impairment and restructuring charges.

- $64.5 million of leasehold improvements, store fixtures, and operating lease right of use assets and a $1.7M goodwill impairment charge

- $14.2 million of restructuring charges, including $6.7M of corporate and field severance, $4.2M of joint business venture exit charges, $1.8M of market transition costs in Japan and $1.5M of China severance and closure costs for company-owned and operated stores

- GAAP tax rate of 22.0% included the impact of valuation allowances on impairment and restructuring charges. Excluding the 0.5% impact of those items resulted in an adjusted 22.5% tax rate for the year.

2018 NET INCOME PER DILUTED SHARE

GAAP TO NON-GAAP RECONCILIATION

(unaudited)

Diluted Earnings per Common Share
GAAP Basis	$1.47
Add: Restructuring Related Charges(1):	0.01
Non-GAAP Basis	$1.48

(1)	- $1.6 million for pre-tax corporate charges, primarily consisting of corporate severance charges

FREE CASH FLOW

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands)

(unaudited)

	2015	2016	2017	2018	2019
Net Cash provided by operating activities from continuing operations	$341,918	$365,596	$394,426	$456,645	$415,416
Capital Expenditures	(153,256)	(161,494)	(169,469)	(189,021)	(210,360)
Acquisitions and purchase of long-lived assets in business combination	(10,442)	—	—	—	—
Proceeds from sale of assets	12,579	—	—	—	—
Acquisition of Intangible Assets	(2,382)	(1,528)	(2,681)	(672)	(1,669)
	(153,501)	(163,022)	(172,150)	(189,693)	(212,029)
Free Cash Flow	$188,417	$202,574	$222,276	$266,952	$203,387

B-2	|

APPENDIX B

Earnings Before Interest and Taxes

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands)

(unaudited)

	2019
	GAAP	Adjustment(1)	NON-GAAP
Income before taxes	$245,278	$80,495	$325,773
Add back: Interest income, net	$(6,202)	—	$(6,202)
Earnings Before Interest and Taxes	$239,076	$80,495	$319,571

(1)	$80.5 million pre-tax impairment and restructuring charges.

-	$64.5 million of leasehold improvements, store fixtures, and operating lease right of use assets and a $1.7M goodwill impairment charge

-

$14.2 million of restructuring charges including $6.7M of corporate and field severance, $4.2M of joint business venture exit charges, $1.8M of market transition costs in Japan and $1.5M of China severance and closure costs for company-owned and operated stores

-

GAAP tax rate of 22.0% included the impact of valuation allowances on impairment and restructuring charges. Excluding the 0.5% impact of those items resulted in an adjusted 22.5% tax rate for the year.

2020 Proxy Statement	|	B-3

CORPORATE & STOCK INFORMATION

Website

INFORMATION REGARDING AMERICAN EAGLE OUTFITTERS, INC. AND OUR PRODUCTS IS AVAILABLE ON OUR WEBSITES: WWW.AEO-INC.COM, WWW.AE.COM AND WWW.AERIE.COM

Stock Data

SHARES OF AMERICAN EAGLE OUTFITTERS, INC. COMMON STOCK ARE TRADED ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "AEO"

Investor Inquiries

IF YOU WOULD LIKE GENERAL INFORMATION ON AMERICAN EAGLE OUTFITTERS, INC. AS A PUBLICLY TRADED COMPANY, PLEASE VISIT OUR INVESTOR RELATIONS SECTION LOCATED AT WWW.AEO-INC.COM

Transfer Agent

COMPUTERSHARE TRUST COMPANY, N.A.
PO BOX 43078
PROVIDENCE, RI 02940
1-877-581-5548

Independent Auditors

ERNST & YOUNG LLP
2100 ONE PPG PLACE
PITTSBURGH, PA 15222

Corporate Headquarters

BOARD OF DIRECTORS

Jay L. Schottenstein

EXECUTIVE CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER

Sujatha Chandrasekaran

DIRECTOR

Deborah A. Henretta

DIRECTOR

Thomas R. Ketteler

DIRECTOR

Cary D. McMillan

DIRECTOR

Janice E. Page

DIRECTOR

David M. Sable

DIRECTOR

Noel J. Spiegel

DIRECTOR

C ORPORAT E & S T O C K I N F O R M AT I O N
Website
I N F O R M AT I O N R E G A R D I N G A M E R I CA N E AG L E O U T F I T T E R S , I N C . A N D O U R P R O D U C T S I S AVA I L A B L E O N O U R W E B S I T E S : W W W. A E O - I N C . CO M , W W W. A E . CO M A N D W W W. A E R I E . CO M
Stock Data
S H A R E S O F A M E R I CA N E AG L E O U T F I T T E R S , I N C . CO M M O N STO C K A R E T R A D E D O N T H E N E W YO R K STO C K E XC H A N G E U N D E R T H E SY M B O L “A E O ”
Investor Inquiries
I F YO U WO U L D L I K E G E N E R A L I N F O R M AT I O N O N A M E R I CA N E AG L E O U T F I T T E R S , I N C . A S A P U B L I C LY T R A D E D CO M PA N Y, P L E A S E V I S I T O U R I N V E STO R R E L AT I O N S S E C T I O N LO CAT E D AT W W W. A E O - I N C . CO M
BO A R D O F D I R E C T O R S
Jay L. Schottenstein
E X E C U T I V E C H A I R M A N O F T H E B OA R D,
C H I E F E X E C U T I V E O F F I C E R
Sujatha Chandrasekaran
D I R E C TO R
Deborah A. Henretta
D I R E C TO R
Thomas R. Ketteler
D I R E C TO R
Cary D. McMillan
DIREC TO R
Janice E. Page
DIREC TO R
David M. Sable
DIREC TO R
Noel J. Spiegel
DIREC TO R
Transfer Agent
CO M P U T E R S H A R E T R U ST CO M PA N Y, N . A . P O B OX 4 3 0 7 8 P R OV I D E N C E , R I 0 2 9 4 0
1 - 8 7 7 - 5 8 1 - 5 5 4 8
Independent Auditors
E R N ST & YO U N G L L P
2 1 0 0 O N E P P G P L AC E
P I T T S B U R G H , PA 1 5 2 2 2
Corporate Headquarters
AMERICA N E AG L E O U T F I T T E R S , I N C .
7 7 H OT M E TA L ST R E E T
P I T T S B U R G H , PA 1 5 2 0 3
4 1 2 - 4 3 2 - 3 3 0 0

AEO INC. Proxy Report 2020

AMERICAN EAGLE OUTFITTERS, INC. The undersigned Stockholder of American Eagle Outfitters, Inc. hereby appoints Michael A. Mathias, Stacy B. Siegal, and Jennifer B. Stoecklein, or any of them individually, as attorneys and proxies with full power of substitution to vote all of the shares of Common Stock of American Eagle Outfitters, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of American Eagle Outfitters, Inc. to be held via virtual meeting on Thursday, June 4, 2020 at 11:00 a.m., Eastern Daylight Savings Time, and at any adjournment or adjournments thereof as follows: This proxy is solicited on behalf of the Board of Directors. (Continued, and to be dated and signed, on the other side) pp    PLEASE DETACH PROXY CARD HERE                           Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held June 4, 2020. The Proxy Statement and our Fiscal 2019 Annual Report are available at: http://viewproxy.com/ae/2020/ AMERICAN EAGLE OUTFITTERS, INC. The undersigned Stockholder of American Eagle Outfitters, Inc. hereby appoints Michael A. Mathias, Stacy B. Siegal, and Jennifer B. Stoecklein, or any of them individually, as attorneys and proxies with full power of substitution to vote all of the shares of Common Stock of American Eagle Outfitters, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of American Eagle Outfitters, Inc. to be held via virtual meeting on Thursday, June 4, 2020 at 11:00 a.m., Eastern Daylight Savings Time, and at any adjournment or adjournments thereof as follows: This proxy is solicited on behalf of the Board of Directors. (Continued, and to be dated and signed, on the other side) pp PLEASE DETACH PROXY CARD HERE Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held June 4, 2020. The Proxy Statement and our Fiscal 2019 Annual Report are available at: http://viewproxy.com/ae/2020/

1. Proposal One. Election of Directors.

	FOR	AGAINST	ABSTAIN
01 Sujatha Chandrasekaran	☐	☐	☐
02 Jay L. Schottenstein	☐	☐	☐

VIRTUAL CONTROL NUMBER

→ ____________

I plan on attending the meeting ☐

Date ______________________________ , 2020

____
(Signature)

____
(Signature of joint owner)

▲ PLEASE DETACH PROXY CARD HERE ▲

SCAN TO
VIEW MATERIALS & VOTE ▷

VIRTUAL CONTROL NUMBER

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PROXY VOTING INSTRUCTIONS

INTERNET
Vote Your Proxy on the Internet:
Go to www.AALvote.com/AEO
Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE
Vote Your Proxy by Phone:
Call 1 (866) 804-9616
Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL
Vote Your Proxy by Mail:
Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. Proposal One. Election of Directors. 2. Proposal Two. Ratify the appointment o o o of Ernst & Young LLP as the FOR AGAINST ABSTAIN Company’s independent registered 01 Sujatha Chandrasekaran o o o public accounting firm for the fiscal year ending January 30, 2021. 02 Jay L. Schottenstein o o o 3. Proposal Three. Approve the o o o Company's 2020 Stock Award and Incentive Plan. 4. Proposal Four. Hold an advisory vote o o o on the compensation of our named executive officers. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, 3, AND 4. Please sign and date this Proxy below and return in the enclosed envelope. DO NOT PRINT IN THIS AREA (Shareholder Name & Address Data) I plan on attending the meeting o Signature(s) must agree with the name(s) printed on this proxy. If signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. Date , 2020 VIRTUAL CONTROL NUMBER (Signature) (Signature of joint owner) p  PLEASE DETACH PROXY CARD HERE p              VIRTUAL CONTROL NUMBER SCAN TO VIEW MATERIALS & VOTE w PROXY VOTING INSTRUCTIONS Please have your 11 digit control number ready when voting by Internet or Telephone ( TELEPHONE INTERNET MAIL Vote Your Proxy by Phone: Vote Your Proxy on the Internet: Vote Your Proxy by Mail: Call 1 (866) 804-9616 Go to www.AALvote.com/AEO Use any touch-tone telephone to Mark, sign, and date your proxy Have your proxy card available vote your proxy. Have your proxy card, then detach it, and return when you access the above card available when you call. it in the postage-paid envelope website. Follow the prompts to Follow the voting instructions to provided. vote your shares. vote your shares. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. Proposal One. Election of Directors. 2. Proposal Two. Ratify the appointment o o o of Ernst & Young LLP as the FOR AGAINST ABSTAIN Company’s independent registered 01 Sujatha Chandrasekaran o o o public accounting firm for the fiscal year ending January 30, 2021. 02 Jay L. Schottenstein o o o 3. Proposal Three. Approve the o o o Company's 2020 Stock Award and Incentive Plan. 4. Proposal Four. Hold an advisory vote o o o on the compensation of our named executive officers. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, 3, AND 4. Please sign and date this Proxy below and return in the enclosed envelope. DO NOT PRINT IN THIS AREA (Shareholder Name & Address Data) I plan on attending the meeting o Signature(s) must agree with the name(s) printed on this proxy. If signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. Date , 2020 VIRTUAL CONTROL NUMBER (Signature) (Signature of joint owner) p PLEASE DETACH PROXY CARD HERE p VIRTUAL CONTROL NUMBER SCAN TO VIEW MATERIALS & VOTE w PROXY VOTING INSTRUCTIONS Please have your 11 digit control number ready when voting by Internet or Telephone ( TELEPHONE INTERNET MAIL Vote Your Proxy by Phone: Vote Your Proxy on the Internet: Vote Your Proxy by Mail: Call 1 (866) 804-9616 Go to www.AALvote.com/AEO Use any touch-tone telephone to Mark, sign, and date your proxy Have your proxy card available vote your proxy. Have your proxy card, then detach it, and return when you access the above card available when you call. it in the postage-paid envelope website. Follow the prompts to Follow the voting instructions to provided. vote your shares. vote your shares.